As filed with the Securities and Exchange Commission on March 28, 2006

Registration No. 333-130889

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN MOLD GUARD, INC.
(Exact name of Registrant as specified in its charter)

California	1799	74-3077656
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

30200 Rancho Viejo Road
Suite G
San Juan Capistrano, California 92675
(949) 240-5144
(949) 240-6144 Facsimile

(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Thomas Blakeley
Chief Executive Officer
American Mold Guard, Inc.
30200 Rancho Viejo Road
Suite G
San Juan Capistrano, California 92675
(949) 240-5144
(949) 240-6144 Facsimile

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joel J. Goldschmidt, Esq. Morse, Zelnick, Rose & Lander LLP 405 Park Avenue Suite 1401 New York, New York 10022 (212) 838-8269 (212) 838-9190 Facsimile	Debra K. Weiner, Esq. Wickersham & Murphy, P.C. 430 Cambridge Avenue Suite 100 Palo Alto, California 94306 (650) 323-6400 (650) 323-1108 Facsimile

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated March 28, 2006

1,100,000 Units

each consisting of

two shares of common stock, two Class A Warrants and one Class B Warrant

          This is our initial public offering. We are offering 1,100,000 units, each unit consisting of two shares of common stock, two Class A warrants and one Class B warrant. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to 75% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to 100% of the initial unit offering price. The Class A and Class B warrants are exercisable at any time after they become separately tradable until their expiration date, five years after the date of this prospectus. We may redeem some or all of the Class A warrants at a price of $0.25 per warrant at any time beginning six months after the date of this prospectus by giving the holders not less than 30 days’ notice, which we may do at any time after the closing price for our common stock on the Nasdaq Capital Market has equaled or exceeded 100% of the initial unit offering price for any five consecutive trading days. We may redeem some or all of the Class B warrants, at a price of $0.25 per warrant at any time beginning six months after the date of this prospectus by giving the holders not less than 30 days’ notice, which we may do at any time after our gross revenues, as confirmed by an independent audit, for any 12-month period preceding the notice, are equal to or greater than $20 million.

          We anticipate that the initial public offering price of the units will be in the range of $12.00 - $14.00 per unit.

          Initially, only the units will trade. The common stock and the warrants will begin trading separately on the 30th calendar day following the date of this prospectus. Once separate trading in the common stock and warrants begins, trading in the units will cease, and the units will be delisted.

          We have applied to list the units, common stock, the Class A warrants and the Class B warrants on the Nasdaq Capital Market under the symbols “AMGIU,” “AMGI,” “AMGIW” and “AMGIZ,” respectively and on the Boston Stock Exchange under the symbols “AML.U,” “AML,” “AML.WS.A” and “AML.WS.B,” respectively.

          Investing in these units involves significant risks. See “Risk Factors” beginning on page 7.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

          We have also agreed to pay Paulson Investment Company, Inc., the representative of the underwriters of this offering, a nonaccountable expense allowance equal to 3% of the total public offering price for the 1,100,000 units offered by this prospectus and to issue to Paulson a warrant covering 110,000 units, identical to the units offered by this prospectus, having an exercise price per unit equal to 120% of the initial unit public offering price.

          We have also granted Paulson a 45-day option to purchase up to an additional 165,000 units to cover over-allotments.

Paulson Investment Company, Inc.
Capital Growth Financial, LLC
Chicago Investment Group, LLC

The date of this prospectus is          , 2006

          Unless specified to the contrary or the context indicates otherwise, the use of the pronouns “we,” “us,” “our,” and the like shall be deemed to refer to American Mold Guard, Inc., its predecessors, its subsidiaries and their respective predecessors.

PROSPECTUS SUMMARY

          This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements. Unless indicated to the contrary, all information in this prospectus has been retroactively adjusted to reflect the conversion of all of the outstanding shares of our Series A and Series B Preferred Stock into shares of common stock on the date of this prospectus and a one-for-.340124209 reverse stock split effective on March 27, 2006.

          American Mold Guard provides mold prevention services to the residential home building industry. Mold prevention services is a growing service application that is currently being used by many builders throughout the United States. We believe that the low cost of prevention compared to the high costs of litigation and remediation provides a compelling value proposition to the builder. Additionally, we believe our value proposition extends to the homeowner by providing a level of health and property liability protection.

          Mold contamination is a major contributor to odor, premature aging and spoilage in homes. In addition, mold can cause health problems in humans. Due to the increasing frequency of mold contamination in residential real estate and the heightened public awareness of health problems associated with mold contamination, mold has become a prevalent issue in real estate litigation. Insurance companies are challenging mold coverage under existing policies and writing new policies that specifically exclude mold coverage. We believe that, as mold coverage litigation matures and new exemptions are incorporated into insurance policies, those who claim injury from mold have and will be forced to seek compensation for their alleged damages from other parties such as lenders, builders, building owners, designers, engineers and architects. We believe that this shift in mold responsibility focus will further drive the growth of the mold prevention services industry.

          Our solution to the problem of mold contamination involves removing all visible mold contamination from wood, concrete and other construction materials and applying a surface coating solution that prevents microbes from growing on treated surfaces. The materials we use are non-toxic, environmentally safe and provide long-term efficacy against microbial growth. We back our service with a warranty that extends for the entire “statute of repose,” the period during which, under state law, builders have continuing liability for construction defects. This warranty covers both property damage and personal injury arising from mold contamination on any surface that we treat. The personal injury aspect of this warranty is backed by a $2 million pollution liability mold giveback provision under our general liability policy with Evanston Insurance Company, rated A (excellent) by A.M. Best Company.

          Our initial business development efforts have focused on single and multi-family residential new construction because we believe this market segment provides our greatest growth opportunity. We currently operate 11 service centers in four regions - California, Florida, Texas and Louisiana. We have provided our services to over 350 national and regional single- and multi-family home builders. Our clients include national single-family builders such as Lennar Corporation, DR Horton, Inc. and Centex Corporation, regional single-family home builders such as Issa Homes, Inc., The McCaffrey Group and Lenox Homes, and multi-family home builders, such as Global Construction Company, L.L.C., Hanover R.S. Limited Partnership, Bosa Development and Opus West Construction, Inc. For the year ended December 31, 2005, national single-family home builders accounted for approximately 35% of our revenue, regional single-family home builders accounted for approximately 35% of our revenue and multi-family home builders, accounted for approximately 28% of our revenue.

          We believe that our revenue growth has validated our business strategy even though we continue to lose money. Our revenue in 2004 and 2005 was $1.55 million and $5.83 million, respectively. During these periods we incurred losses of $3.3 million and $5.9 million, respectively.

          Our objective is to be the dominate provider of mold prevention services in the building industry through the accumulation of market share and through the use of the “Mold Guard” brand. Our primary objective is to continue to build market share. The key elements of our growth strategy include:

•	maximizing our first mover advantage in the regions we currently serve by aggressively pursuing direct sales to large national and regional builders;

•

expanding into new regions by capitalizing on our existing relationships with builders and by aggressively responding to new opportunities, such as the rebuilding of New Orleans and other Gulf Coast communities;

•	continuing to build our “Mold Guard” brand identity;

•

creating industry demand by educating lenders, builders, contractors, architects, insurance companies and the general public on the health risks and the legal ramifications associated with mold exposure, as well as on the value of our service;

•	expanding our service offerings; and

•	expanding into new market segments.

Corporate Information

          Our principal executive office is temporarily located at 30200 Rancho Viejo Road, Suite G, San Juan Capistrano, California 92675 and our telephone number is (949) 240-5144. Our web address is www.americanmoldguard.com. None of the information on our website is part of this prospectus.

The Offering

Securities offered

1,100,000 units, each unit consisting of two shares of common stock, two Class A redeemable common stock purchase warrants and one Class B redeemable common stock purchase warrant. Initially, only the units will trade. The common stock and the warrants included in the units will not trade separately until the 30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and warrants commences, the units will cease trading and will be delisted.

Shares of common stock to be outstanding after this offering	3,763,895

Warrants:

Number of Class A warrants to be outstanding after this offering	2,430,770

Number of Class B warrants to be outstanding after this offering	1,215,385

Exercise terms

Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price equal to 75% of the initial unit offering price. Each Class B warrant entitles its holder to purchase one share of common stock at an exercise price equal to 100% of the initial unit offering price. The Class A and Class B warrants are exercisable at any time after they become separately tradable.

Expiration date	, 2011

Redemption

We may redeem some or all of the warrants at any time beginning six months after the date of this prospectus, at a price of $0.25 per warrant, on 30 days’ notice to the holders. However, we may redeem the Class A warrants only if the closing price for our common stock, as reported on the Nasdaq Capital Market, has equaled or exceeded 100% of the initial unit offering price for any five consecutive trading days. We may redeem the Class B warrants only if our gross revenue, as confirmed by an independent audit, for any 12-month period preceding the notice, is equal to or greater than $20 million.

Proposed symbols

	Nasdaq Capital Market	Boston Stock Exchange

Units	AMGIU	AML.U
Common stock	AMGI	AML
Class A Warrants	AMGIW	AML.WS.A
Class B Warrants	AMGIZ	AML.WS.B

Risk factors

Investing in our securities involves a high degree of risk. As an investor, you should be able to bear the loss of your entire investment. You should carefully consider the information set forth in the Risk Factor section beginning on page 7 of this prospectus in evaluating an investment in our securities. In particular, you should consider the following:

	•	We have a history of losses and cash flow deficits and we expect to continue to operate at a loss and to have negative cash flow for the foreseeable future.

	•	The independent registered accounting firm that audited our financial statements has substantial doubt about our ability to continue as a going concern.

•

We have breached various covenants under the loan agreement with our senior secured lender. If the lender demands immediate repayment, we would not be able to repay the debt and may have to declare bankruptcy.

•

The holder of our 10% Convertible Notes has the right to convert those notes at any time into shares of Series C Preferred Stock representing approximately 18% of the voting power of all classes of stock entitled to vote.

	•	Unless we achieve profitability fairly quickly, we are likely to require additional capital in the not too distant future.

•

The industry in which we operate – mold prevention services for residential real estate construction – is relatively new, and our services have yet to be accepted as standard practice in the real estate construction industry.

	•	We do not own any proprietary products or systems making us susceptible to increasing competition.

          The number of shares of common stock and the number of Class A and Class B warrants to be outstanding after this offering includes:

•

230,770 shares, 230,770 Class A warrants and 115,385 Class B warrants included in the units to be issued to the holders of $1.5 million aggregate principal amount of our 10% unsecured promissory notes due August 31, 2006 (the “Unsecured Notes”), assuming an initial public offering price of $13.00 per unit. The actual number of units that will be issued to the holders of the Unsecured Notes will depend on the actual initial public offering price of the units; and

•	66,176 shares of common stock that we will issue on the date of this prospectus for legal services under an agreement that we entered into in December 2005.

          Unless otherwise stated, the information contained in this prospectus assumes no exercise of:

•	any of the Class A and Class B warrants (including the Class A and Class B warrants that will be issued to the holders of the Unsecured Notes);

•	the over-allotment option granted to the representative to purchase up to an additional 165,000 units;

•	warrants to purchase 110,000 units granted to the representative in connection with this offering; and

•	any other warrants and options outstanding on the date of this prospectus.
          In addition, except where indicated otherwise, none of the information in this prospectus assumes voluntary conversion of our 10% secured convertible notes in the aggregate principal amount of $1,950,000 and the accrued interest (the “Convertible Notes”) into shares of our Series C Preferred Stock or the conversion of those shares into an equal number of shares of our common stock. Based on the accrued interest through February 28, 2006, we estimate that the Convertible Notes are convertible into approximately 637,643 shares of Series C Preferred Stock, which would be further convertible into an equal number of shares of common stock.

Summary Financial Information

	Years ended December 31,

	2004	2005

	(in thousands, except share and per share data)
Consolidated statement of operations data:
Revenue	$1,553		$5,829
Gross profit	$333		$1,073
Selling, general and administrative expenses	$3,303		$5,576
Loss from operations	$(2,970)	$	(4,503)
Net loss	$(3,290)		$(5,932)
Dividends on cumulative preferred stock	114		245
Net loss applicable to common shareholders	$(3,4 04)		$(6,177)
Net loss per share—basic and diluted	$(4.26)		$(6.54)
Cumulative preferred stock dividends per share	$(015)		$(0.27)
Net loss per share attributable to common stock	$(44 1)		$(6.81)
Weighted average number of shares outstanding—basic and diluted	772,189		907,617

          The table below summarizes our consolidated balance sheet data at December 31, 2005 on an actual basis, on a pro forma basis and pro forma as adjusted for this offering. The pro forma data takes into account:

•	an additional $650,000 of indebtedness that we have incurred since December 31, 2005, but before the date of this prospectus;

•

230,770 shares, 230,770 Class A warrants and 115,385 Class B warrants included in the units to be issued to the holders of the Unsecured Notes, assuming an initial public offering price of $13.00 per unit. The actual number of units that will be issued to the holders of the Unsecured Notes will depend on the actual initial public offering price of the units;

•	conversion of all of the Series A and Series B Preferred Stock into 324,307 shares of common stock; and

•	66,176 shares of common stock that we will issue on the date of this prospectus for legal services under an agreement that we entered into in December 2005.

The pro forma as adjusted data also takes into account our receipt of approximately $12 million of estimated net proceeds from this offering and the use of approximately $5.8 million of proceeds to repay our outstanding indebtedness, including the Convertible Notes.

Consolidated balance sheet data:

	December 31, 2005

	Actual	Pro forma	Pro forma as adjusted

	(in thousands)
		(unaudited)

Current assets	$2,180	$3,261	$8,725
Working capital (deficit)	$(4,918)	$(3,870)	$6,180
Total assets	$2,492	$3,573	$9,037
Total liabilities	$7,934	$8,215	$2,795
Shareholders’ equity (deficiency)	$(5,442)	$(4,643)	$6,242

RISK FACTORS

          This offering and an investment in our securities involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase any units. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our business, results of operations or financial condition in the future. If any of the following risks and uncertainties develops into actual events, our business, results of operations or financial condition could be adversely affected. In those cases, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of losses and cash flow deficits, and we expect to continue to operate at a loss and to have negative cash flow for the foreseeable future. This could cause the price of our stock to decline.

          Since our inception, we have incurred net losses in every quarter through December 31, 2005. At December 31, 2005, we had cumulative net losses of $10.4 million and a working capital deficit of $4.9 million. We also have negative cash flows from operations. Historically, we have funded our operations from internally generated funds, proceeds from the sale of debt and equity securities, payment of obligations with common stock and negative working capital. From inception through December 31, 2005, we raised approximately $5.2 million from the issuance of debt and $1.5 million from the issuance of preferred equity securities. Our growth strategy is to increase our market share by opening more service centers. This is likely to result in additional losses and negative cash flow for the foreseeable future. We cannot assure you that we will ever become profitable. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our independent registered public accounting firm has substantial doubt about our ability to continue as a going concern. If we cannot continue as a going concern, you will lose your entire investment.

          In their report in connection with our 2004 and 2005 financial statements, our independent registered public accounting firm included an explanatory paragraph stating that because we have incurred net losses and have a net capital deficiency, because we require additional funds to meet our obligations and fund the costs of our operation and because we have violated debt covenants, there is substantial doubt as to our ability to continue as a going concern. If we cannot continue as a going concern, it is likely that your entire investment will be lost. Our ability to continue as a going concern will depend, in large part, on our ability to obtain additional financing —preferably from the sale of equity securities — to fund future operations and to significantly increase our sales. This offering is a principal element of our plan to move towards profitable operations. Even if this offering is completed, if, in the future, we are unable to achieve positive cash flow from operations or secure additional financing as needed, we may again experience the risk that we will not be able to continue as a going concern. See our Consolidated Financial Statements.

We have breached various covenants related to the Convertible Notes. If the holder of this debt calls the notes, we may be forced into bankruptcy.

          The Convertible Notes are in default because we have breached various covenants that we agreed to when we issued them. The holder has not yet sent us a default notice although it is aware of the breaches. If the holder were to call the notes, demand immediate payment and obtain a final judgment before this offering is completed, we may have to declare bankruptcy because we do not have the ability to repay the notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Our future success depends on broad market acceptance of mold prevention services, which may not happen. In that case, we may never achieve profitability.

          The market for mold prevention services is relatively new and small. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, mold prevention services is highly uncertain. Currently, mold prevention services are not required by local building codes or the insurance industry, making it even more difficult for us to market our services. In order to be successful, we must educate property owners, builders and the public of the importance of mold prevention. We believe that one of the major obstacles we face is the lack of knowledge of the importance of maintaining indoor environments mold-free. We spend a considerable amount of time educating property owners, builders, contractors and the general public on the health risks associated with mold exposure and the value of our services. We can provide no assurances that these efforts will be successful or result in increased revenue. Our success also depends on builders allocating a portion of their construction budget for problem avoidance. In the event that builders do not have funds available for such purpose, the sales of our services will be adversely affected. We cannot assure you that the demand for mold prevention service will become widespread. If the market for mold prevention services fails to develop or develops more slowly than we anticipate, our business could be adversely affected.

Our limited operating history makes it difficult for us to accurately forecast our revenues and appropriately plan our expenses.

          We commenced operations in September 2002 and incorporated in January 2003. As a result of our limited operating history, it is difficult to accurately forecast our revenue and plan our operating expenses. Revenues and operating results are difficult to forecast because they generally depend on the volume and timing of the job orders we receive, which are uncertain. Some of our expenses are fixed and, as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenues. This inability could cause our net income in a given quarter to be lower than expected or our net loss to be higher than expected. In addition, our limited operating history makes it difficult to evaluate our business and prospects. An investor should consider our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early stage companies, including limited capital, marketing and sales obstacles and delays, inability to gain customer acceptance of our services, inability to attract and retain high-quality and talented executives and other personnel and significant competition. If we are unable to successfully address these risks, our business may not grow, our stock price may suffer and/or we may be unable to stay in business.

A significant portion of the proceeds of this offering will be used to repay debt. The balance may not be sufficient to fully execute on our growth strategy. As a result, we may need to raise additional capital in the future.

          Approximately 48% of the net proceeds of this offering will be used to repay existing indebtedness, including indebtedness owed to a number of our existing shareholders, and approximately 49% of the estimated net pro- ceeds of this offering, or $5.88 million, will be used for expansion, sales and marketing, capital expenditures and working capital. This amount will not be sufficient to execute our growth strategy in full. Since our growth strategy contemplates a national roll-out of service centers in targeted markets, we anticipate that we will need to raise additional capital in the future, particularly if the warrants included in the units offered under this prospectus are not exercised. We could also face unforeseen costs, such as an increase in the cost of raw materials and operating expenses, which would further strain our limited financial resources. Also, our revenues could fall short of our projections because builders could discontinue ordering our services or for reasons unrelated to our services, such as severe weather or natural disasters in a region of the country where we have projected significant sales or a decline in the new construction segment of the residential housing construction industry, which would further increase our operating losses and negative cash flow. See “Use of Proceeds.”

We have not been able to generate a sufficient amount of cash flow to fund operations and, as a result, have had to borrow a substantial amount of money. If that trend continues after the offering, our prospects for profitability would be severely diminished, and we could face bankruptcy.

          We are a highly-leveraged company. We have never been able to generate a sufficient amount of cash flow to fund operations. As a result, since inception through December 31, 2005, our total indebtedness, including accrued interest, was $5.1 million. Since January 1, 2006 through the date of this prospectus we have borrowed or anticipate borrowing an additional $650,000. While none of these debt obligations are in default for non-payment, in a number of instances we had to negotiate to extend the maturity date so as not to be in default. In the case of the Convertible Notes, as discussed above, we are in default for breach of covenants. If we are unable to fund our business with cash flows from operations after the offering and are required to incur substantial indebtedness in the future, the interest payments and charges on the debt would negatively impact our overall financial performance or force us into bankruptcy. This, in turn, could negatively impact the price of our stock causing you to lose all or a portion of your investment.

If we need to raise additional capital in the future, we may not be able to do so on terms that are reasonable, if at all. This could cause our operating and financial performance to decline from previous levels or to be lower than expected, which, in turn, could negatively impact the market price of our securities.

          Other than this offering, we have no arrangements or commitments for additional financings. We do not have any currently identified sources of additional capital on which we could rely. New sources of capital may not be available to us when we need it or may be available only on terms we would find unacceptable. If capital is not available on satisfactory terms, or is not available at all, we may be unable to continue to fully develop our business or take advantage of new business opportunities. In addition, our results of operations may decline from previous levels or may fail to meet expectations because of the higher cost of capital. As a result, the price of our publicly traded securities may decline, causing you to lose all or part of you investment. Finally, equity financing, if obtained, could result in additional dilution to our existing shareholders.

We may not succeed in establishing the “Mold Guard” brand, which could prevent us from acquiring customers and increasing our revenues.

          A significant element of our business strategy is to build market share by continuing to promote and establish the “Mold Guard” brand. If we cannot establish our brand identity, we may fail to build the critical mass of customers required to substantially increase our revenues. Promoting and positioning our brand will depend largely on the success of our sales and marketing efforts and our ability to provide a consistent, high quality customer experience. To promote our brand, we expect that we will incur substantial expenses related to advertising and other marketing efforts. If our brand promotion activities fail, our ability to attract new customers and maintain customer relationships will be adversely affected, and, as a result, our financial condition and results of operations will suffer.

There is very little, if anything, about our service that is proprietary. As such, we are likely to face increasing competition, making it more difficult for us to capture market share.

          We do not own any intellectual property or other proprietary rights. The raw materials that we use are not owned or produced by us and are available commercially. Although we believe that the methodology we use in delivering our services is proprietary, there is very little we can do to protect it. Except for our senior executive officers, none of our employees or contractors sign confidentiality, non-compete and non-disclosure agreements. With virtually no barriers to entry, any number of potential competitors could enter the market and provide the same services that we provide. Competitors may misappropriate our methodology or our methodology may otherwise become known or independently developed by competitors. This could materially and adversely affect our business and the value of your investment. See “Business — Intellectual Property.”

As public awareness of the health risks and economic costs of mold contamination grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

          We expect competition to increase as awareness of mold-related problems increases and as we demonstrate the success of mold prevention. A rapid increase in competition could negatively affect our ability to develop new and retain our existing clients and the prices that we can charge. Many of our competitors and potential competitors have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:

•	develop and expand their products and services more quickly;

•	adapt faster to new or emerging technologies and changing customer needs and preferences;

•	take advantage of acquisitions and other opportunities more readily;

•	negotiate more favorable agreements with vendors and customers;

•	devote greater resources to marketing and selling their products or services; and

•	address customer service issues more effectively.

          Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors. In addition, our competitors may form strategic relationships to better compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers. If our competitors are successful in entering our market, our ability to grow or even sustain our current business could be adversely impacted. See “Business—Competition.”

A significant portion of our sales is derived from a limited number of customers. If any of these customers decide they no longer will use our services, our financial performance will be severely and adversely impacted.

          For 2004, we derived approximately 30% of our revenue from Lennar Corporation or one of its divisions or subsidiaries. For 2005, the Lennar entities accounted for approximately 32% of our revenue. We cannot assure you that we can sustain this level of sales to this customer. If we do not diversify our customer base and this customer either stops using our services or reduces its reliance on us, our losses will increase.

If we fail to keep up with changes in our industry, we will become less competitive, limiting our ability to generate new business and increase our revenues.

          In order to remain competitive, serve our customers effectively and increase our revenue, we must respond on a timely and cost-efficient basis to changes in technology, industry standards and procedures and customer preferences. We need to continuously develop new procedures and technologies that address new developments in the construction industry in general, the market segments we serve and the regions in which we operate, as well as laws, regulations, rules, standards, guidelines, releases and other pronouncements that are periodically issued by legislatures, government agencies, courts, professional associations and others. In some cases these changes may be significant and the cost to comply with these changes may be substantial. We cannot assure you that we will be able to adapt to any changes in the future, that we will have the financial resources to keep up with changes in the marketplace or that we will be able to offset those costs with increases in the amounts we charge for our services. This would cause our net income to decline, which likely will lead to a decline in the price of our publicly traded securities, resulting in a loss of all or a part of your investment.

We rely on our suppliers to provide us with the raw materials we need to provide mold prevention services and these third parties may fail to deliver us the material we need in a timely fashion, which could adversely affect our reputation and our ability to generate revenues.

          We use two products for our mold prevention services: baking soda and an antimicrobial agent. Our ability to service our customers depends on us having a regular and reliable source for these materials. We rely on our suppliers to provide us with adequate quantities of these products in a timely manner. A failure by our suppliers to provide us with these key products in a timely manner or in sufficient quantities will have an adverse effect on our ability to satisfy customer demand and could damage our reputation and brand and substantially harm our financial condition and results of operations. Timely delivery of these products could be affected by a number of factors including, labor issues at the supplier and shipper, inclement weather and product availability. We only have a supply agreement covering the antimicrobial agent. Recently, our principal supplier of baking soda was unable to satisfy our demand because it underestimated our needs. As a result, we had to delay fulfilling some of our contracts. If these shortages occur on a regular basis, we will lose revenue opportunities, which would have an adverse impact on our financial condition and could negatively impact our reputation, which could have longer term adverse consequences on our ability to grow our business.

We do not have “exclusive” or long-term firm commitments from builders for our services, negating any competitive advantage we get from these relationships.

          Although we have ongoing relationships with a number of national and regional home builders, none of these relationships are “exclusive.” In addition, we do not have any long-term firm commitments from builders to use our services. Even “preferred provider” status, which we enjoy with two national home builders, does not guarantee that we will be hired for a particular job or any job with that customer. As a result, our revenues are unpredictable, and we are highly susceptible to competition. There is nothing preventing any of our customers from entering into identical or similar relationships with our competitors or from discontinuing their relationship with us at any time. If a number of builders were to terminate their relationship with us at the same time or direct business to our competitors, our business, operating and financial condition would suffer.

We have a limited amount of general liability insurance coverage. A large damage award for personal injury or property damage could render us financially insolvent.

          There is increasing litigation in the United States over personal injuries caused by mold contamination and jury awards relating to such litigation are significant. If our services fail to prevent mold growth on a surface we treated, a person suffering property damage or personal injury is likely to sue us. In such event, our insurance coverage — $2 million — may not be sufficient. We intend to seek additional liability insurance coverage in the future. However, we cannot assure you that additional insurance will be available to us at a reasonable cost, if at all. Litigation that is launched against us and that results in a large jury award could render us financially insolvent.

Our business may suffer from lack of diversification, which makes us much more susceptible to adverse economic trends. However, if we offer new services, we may harm our brand identity and experience a decline in our operating results.

          Currently, we provide a single service — mold prevention — primarily to a narrow segment of the building industry — new home construction. The risks associated with focusing on a limited line of business to a limited market segment are substantial. If the new home construction market declines, if builders and consumers do not accept our services or if there is a general decline in market demand for, or any significant decrease in, the perceived need for our services, we are not financially or operationally capable of introducing alternative services within a short time frame. As a result, lack of acceptance of our services or a significant decline in the demand for our services could cause us to curtail or even cease operations. Recently, we have started to provide pest control services on a limited basis. Expanding our service offerings may require us to incur significant marketing expenses and capital investments, develop sourcing arrangements with new vendors and comply with additional regulatory requirements. These requirements could strain our managerial, financial and operational resources. Also, if we offer a new service that is not well-received by consumers, either because it is not effective or for any other reason, the “Mold Guard” brand and reputation could be adversely affected, our revenues may fall short of expectations and we may incur substantial expenses that are not offset by increased revenues. See “Business.”

Our future success depends on retaining our existing senior executives and hiring and retaining additional management personnel as well as skilled managers and sales personnel for our service centers. Losing any of our key employees or failing to hire new management level personnel could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

          Our future success depends, in part, on the continued active participation of Tom Blakeley, our chief executive officer, and Mark Davidson, our chief financial and chief operating officer. We do not carry, nor do we anticipate obtaining, “key man” insurance on either of them. If, for any reason, Mr. Blakeley or Mr. Davidson decides to discontinue his active participation in our business, our financial condition or results of operations could be adversely affected. Also, our current management team is not sufficient for our projected needs. As our business grows, we will need to hire full-time chief financial officer, a vice president of operations, a marketing director and a director of human resources. Competition for such highly skilled executives in Orange County, California, where our executive offices are located, is intense, and we may find it difficult to hire the people we need. See “Management.”

          In addition, we must hire and retain at least one experienced and knowledgeable general manager and sales executive for each region in which we establish a service center. The competition for high-quality, skilled managers and sales personnel in the new home construction industry is intense, causing the search process to be time-consuming and expensive. Moreover, in certain parts of the country, it may also be difficult to find workers to staff the crews needed to perform our services at the construction sites. We may not be able to hire enough qualified personnel to meet our needs as our business grows or to retain the employees we currently have. Our inability to hire and retain the individuals we need could hinder our ability to sell our existing services. If we are not able to attract and retain qualified employees, we will not be able to successfully implement our business plan and our business will be harmed.

For a company our size, we have high administrative expenses, particularly because of the salaries paid to our senior executive officers. As a result, it will be more difficult for us to achieve profitability, which could cause our stock price to fall.

          Each of our two senior executives has an employment agreement under which his base salary is tied to our revenue. As our revenue increases, so do their salaries, despite our history of losses, cash flow deficits and risks of continuing as a going concern. Based on our revenue for the quarter ended December 31, 2005, their combined base salaries are $370,000. Their salaries will continue to increase until our revenue reaches $8.5 million per quarter. These salaries represent a significant portion of our overhead and make it more difficult for us to achieve profitability. If our profitability is delayed, our stock price could decline, causing you to lose a portion of your investment. See “Management — Executive Compensation.”

We may not be able to manage our growth effectively, create operating efficiencies or achieve or sustain profitability.

          The ability to manage and operate our business as we execute our growth strategy will require effective planning. Significant rapid growth could strain our internal resources, leading to a lower quality of customer service, reporting problems and delays in meeting important deadlines, resulting in loss of market share and other problems that could adversely affect our reputation and financial performance. Our efforts to grow have placed, and we expect will continue to place, a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively, we could be faced with slower growth and a failure to achieve or sustain profitability.

Risks Related to this Offering

          The holder of the Convertible Notes has the right to convert those notes into preferred stock that has rights and privileges that are superior to those of the common stock. This could make our common stock less attractive and depress its value.

          The holder of the Convertible Notes has the right to convert those notes into shares of Series C Preferred Stock at a price per share of $3.35. The Series C Preferred Stock is convertible into common stock on a one-for-one basis. This could impair the value of our common stock for the following reasons:

•	The Series C Preferred Stock accrues dividends at the rate of 8% per annum cumulatively from the date of issuance.

•	No dividends may be paid on any other class of stock unless and until all accumulated dividends on the Series C Preferred Stock have been paid in full.

•

In a liquidation, the holders of the Series C Preferred Stock are entitled to an amount equal to its liquidation preference, which includes the principal amount of and accrued interest on the Convertible Notes that were converted into Series C Preferred Stock and all accumulated but unpaid dividends on the Series C Preferred Stock, before payments are made to other shareholders. In addition, after payment of the liquidation preference, the holders of the Series C Preferred Stock are entitled to participate in the distribution of any remaining assets with all other holders of our capital stock on a pro rata basis.

•

The Series C Preferred Stock votes with the common stock on all matters on as converted basis. Assuming the holder of the Convertible Notes exercised its conversion right in full on April 1, 2006, it would own approximately 637,643 shares of Series C Preferred Stock, representing approximately 14.5% of our voting securities after this offering. If the holder of the Convertible Notes exercised its conversion rights in full on September 30, 2006 immediately before we exercised our right of prepayment, it would own approximately 667,050 shares of Series C Preferred Stock, representing approximately 15.1% of our voting securities immediately after this offering. In either case, it would be our largest single shareholder and it would have significant influence in any matter that is presented to shareholders for vote.

•

The conversion ratio will be adjusted on a “weighted average” basis if we issue any shares of common stock or any debt or equity security convertible into shares of common stock at a price per share that is less than $3.35, which would result in each share of Series C Preferred Stock being convertible into more than one share of common stock.

•

The consent of the holders of the Series C Preferred Stock is required for significant corporate transactions such as a sale of all or substantially all of our assets, a merger where we would not be the surviving entity and stock redemptions.

•

We could not issue any series or class of equity securities with rights and preferences that are equal to or superior to those of the Series C Preferred Stock without the consent of the holders of the Series C Preferred Stock. As a result, the holder of the Series C Preferred Stock could make it more difficult for us to raise additional capital or require us to pay a liquidated amount or give up other rights as a condition for obtaining its consent.

See the Notes to our Consolidated Financial Statements.

Our stock price may fluctuate after this offering, which could result in substantial losses for investors and significant costs related to litigation.

          The market price for the units, our common stock and the warrants will vary from the initial public offering price after trading commences. This could result in substantial losses for investors. The market price of our securities may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	quarterly and seasonal variations in operating results;

•	changes in financial estimates and ratings by securities analysts;

•	announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;

•	publicity about our company, our services, our competitors or business in general;

•	additions or departures of key personnel;

•	fluctuations in the costs of materials and supplies;

•	any future sales of our common stock or other securities; and

•	stock market price and volume fluctuations of publicly-traded companies in general and in the construction services sector in particular.

          The trading prices of companies like us with a limited history of operations, history of losses and operating in a new service industry, have been especially volatile. Investors may be unable to resell our securities that they own at or above the initial public offering price.

We are controlled by a limited number of shareholders, which will limit your ability to influence the outcome of key decisions.

          Immediately after this offering, our executive officers and directors will, in the aggregate, beneficially own 14.9% of the issued and outstanding shares of our common stock, or 13.7% if the over-allotment option is exercised in full. As a result, these shareholders will have the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing and removing directors, selling all or substantially all of our assets, merging with another entity or amending our articles of incorporation. This de facto control could be disadvantageous to our other shareholders with interests that differ from those of the control group, if these shareholders vote together. For example, the control group could delay, deter or prevent a change in control even if a transaction of that sort would benefit the other shareholders. In addition, concentration of ownership could adversely affect the price that investors might be willing to pay in the future for our securities. See “Principal Shareholders.”

As a public company, our administrative costs will be significantly higher than they are now, making it more difficult for us to be cash flow positive and profitable.

          The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and Nasdaq, where we plan to list our securities, have required changes in corporate governance practices of public companies. We expect that these new rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming. For example, in connection with becoming a public company, we will create several board committees, implement additional internal controls over financial reporting and disclosure controls and procedures, retain a transfer agent, adopt and administer an insider trading policy and incur costs to prepare, file and distribute periodic reports in compliance with our obligations under the securities laws. We estimate that the annual expenses relating to us being a public company will be approximately $850,000. These expenses include additional amounts for legal and accounting services, listing fees for Nasdaq and the Boston Stock Exchange, transfer agent fees, additional insurance costs, printing and filing fees, fees for investor and public relations and compensation payable to non-employee directors. These additional costs will make it more difficult for us to become cash flow positive and profitable. In addition, these new rules and regulations and the increased responsibilities they impose on directors and officers, could also make it more difficult for us to attract and retain qualified members for our board of directors, particularly to serve on our audit committee, and qualified executive officers.

If an active market does not develop for our securities, you may not be able to sell them when you want.

          Before this offering, there has been no public market for our securities, and we cannot assure you that an active trading market for the units, our stock or the warrants will develop or that the market price of the units will not decline below the initial public offering price. The initial public offering price of the units will be determined through negotiations between us and the representative. Numerous factors, many of which are beyond our control, may cause the market price of our securities to fluctuate significantly. These factors include announcements of technological innovations or geographic expansion and new customers or new projects for existing customers, our operating performance and that of similar companies, market conditions in the industry, speculation in the press or investment community and the general state of the securities markets. In addition, quarterly fluctuations of our results of operations may also affect the market price of our securities.

We do not anticipate paying dividends in the foreseeable future. This could make our stock less attractive to potential investors.

          We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business, and we do not intend to declare or pay any cash dividends in the foreseeable future. Future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not. See “Dividend Policy.”

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the warrants.

          In order for you to be able to exercise the warrants included in the units, the underlying shares must be covered by an effective registration statement and qualify for an exemption under the securities laws of the state in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the offer and sale of the Class A and Class B warrants included in the units and the common stock underlying these warrants, or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

The warrants may be redeemed on short notice. This may have an adverse impact on their price.

          We may redeem the Class A and Class B warrants for $0.25 per warrant on 30 days’ notice at any time after the specific redemption conditions in the respective warrants have been satisfied. If we give notice of redemption, you will be forced to sell or exercise your warrants or accept the redemption price. The notice of redemption could come at a time when it is not advisable or possible for you to exercise the warrants or a current prospectus or exemption from registration or qualification does not exist. As a result, you would be unable to benefit from owning the warrants being redeemed.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock and unit warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

          Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Once this offering is completed, we will have 3,763,895 shares of common stock issued and outstanding and will have reserved an additional 5.7 million shares of common stock for future issuance as follows:

•	3,646,155 shares underlying the Class A and Class B warrants (including the warrants held by the holders of the Unsecured Notes);

•	825,000 shares underlying the over-allotment option, including the shares underlying the Class A and Class B warrants included in the units underlying that option;

•	550,000 shares underlying the representative’s warrant, including the shares underlying the Class A and Class B warrants includable in the representative’s warrants;

•	255,093 shares underlying warrants outstanding on the date of this prospectus; and

•	425,155 shares reserved for issuance under our stock option plan.

          The common stock included in the units sold in this offering as well as the common stock underlying the warrants, other than those shares held by “affiliates,” as defined by the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), will be freely tradable without restriction. We have agreed to register one year from the date of this offering all of the securities included in the units that will be issued to the holders of the Unsecured Notes, which include 230,770 shares of common stock, 230,770 Class A warrants, 115,385 Class B Warrants and 346,155 shares of common stock underlying those warrants (assuming an initial public offering price of $13.00 per unit). Finally, upon the expiration of the one-year “lock-up” agreements to be signed by all of our existing shareholders (but not the holder of the Convertible Notes), approximately 594,122 unregistered shares will be saleable without restriction under Rule 144(k) promulgated under the Securities Act and another 969,773 unregistered shares will be saleable subject to the timing and volume limitations set forth in Rule 144(d) promulgated under the Securities Act. Included in this latter amount are 230,000 shares of common stock that we will issue to the holders of the Unsecured Notes on the date of this prospectus that we have agreed to register for resale one year after the date of this prospectus. See “Shares Eligible for Future Sale.”

The existence of outstanding options and warrants may impair our ability to obtain additional equity financing.

          The existence of outstanding options and warrants may adversely affect the terms at which we could obtain additional equity financing. The holders of these options and warrants have the opportunity to profit from a rise in the value or market price of our common stock and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in these securities. See “Description of Securities — Options and Warrants.”

Management has broad discretion over the use of proceeds from this offering. We may use the proceeds of this offering in ways that do not improve our operating results or the market value of our securities.

          We will have broad discretion in determining the specific uses of the proceeds from the sale of the units. While we have general expectations as to the allocation of the net proceeds of this offering, that allocation may change in response to a variety of unanticipated events, such as differences between our expected and actual revenues from operations or availability of commercial financing opportunities, unexpected expenses or expense overruns or unanticipated opportunities requiring cash expenditures. We will also have significant flexibility as to the timing and the use of the proceeds. As a result, investors will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. You will rely on the judgment of our management with only limited information about their specific intentions regarding the use of proceeds. We may spend most of the proceeds of this offering in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected. See “Use of Proceeds.”

We may issue shares of preferred stock in the future, which could depress the price of our stock.

          Our corporate charter authorizes us to issue shares of “blank check” preferred stock. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of our common stock could be impaired thereby, including, without limitation, with respect to liquidation. See “Description of Securities — Preferred Stock.”

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

          The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, investors purchasing our units in this offering will incur immediate dilution of $4.84 per share or 74.5%, based on an assumed initial public offering price of $6.50 per share. As a result of this dilution, investors purchasing units from us will have contributed 75.6% of the total amount invested in us but will own only 58.5% of our outstanding common stock. In addition, the exercise of outstanding options and warrants and future equity issuances may result in further dilution to investors and current shareholders. See “Dilution.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited, to statements concerning:

•	the anticipated benefits and risks associated with our business strategy;

•	our future operating results and the future value of our common stock;

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

•	our ability to attract customers in a cost-efficient manner;

•	our ability to attract and retain qualified management personnel;

•	potential government regulation;

•	our future capital requirements and our ability to satisfy our capital needs;

•	the anticipated use of the proceeds realized from this offering;

•	the potential for additional issuances of our securities;

•	the possibility of future acquisitions of businesses or assets; and

•	possible expansion into international markets.

          Furthermore, in some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

          The principal purposes of this offering are to repay debt and to provide us with the working capital we need to open new service centers. Assuming a public offering price of $13.00 per unit, after deducting the estimated expenses of this offering, including the underwriting discount of $1,144,000, the representative’s non-accountable expense allowance of $429,000 and other estimated offering expenses of $727,000, we estimate that the net proceeds to us from this offering will be approximately $12,000,000. (Non-accountable expenses are expenses incurred by the representative in connection with this offering that are payable out of the proceeds of the offering, but for which it is not required to produce evidence of payment because we have agreed to pay a fixed percentage of the gross proceeds for this purpose.) If the representative exercises the over-allotment option in full, we estimate that the net proceeds of the offering will be approximately $14,000,000.

          We expect to use the net proceeds as follows:

Use of Proceeds	Approximate Amount	Approximate Percentage

Repayment of debt	$5,760,000	48.0%
Region expansion and new service centers	1,800,000	15.0
Sales and marketing	700,000	5.8
Capital expenditures	680,000	5.7
Deferred compensation and severance	360,000	3.0
Working capital	2,700,000	22.5

Total	$12,000,000	100.0%

          Repayment of debt. All of our outstanding indebtedness, other than a $250,000 unsecured note that we issued in March 2006, including unpaid principal and accrued interest through the date of closing, will be repaid out of the proceeds of this offering. At December 31, 2005, our total indebtedness, including accrued interest was approximately $5.1 million, consisting of the following:

•

Convertible Notes having an aggregate principal amount of $1.95 million, bearing interest at 10%. As of December 31, 2005, the accrued interest on these notes was $192,000. These notes are due and payable in full on September 30, 2007. We have a right to prepay beginning September 30, 2006, at which time we expect the accrued interest will be $357,000. If these notes have not been converted into shares of our capital stock before we can prepay them, they will be repaid out of the proceeds. If the holder exercises its conversion right before we prepay, the proceeds of the offering that would have otherwise been used to prepay the Convertible Notes will be allocated to working capital.

•

Unsecured Notes in the aggregate principal amount of $1.5 million, bearing interest at 10%. These notes mature on August 31, 2006 but must be repaid out of the proceeds of this offering. As of December 31, 2005, the accrued interest on these notes was approximately $43,000.

•

Two unsecured notes, each in the original principal amount of $200,000, bearing interest at 10%. One note matures in July 2006 and the other matures in October 2006. They both must be repaid out of the proceeds of this offering. As of December 31, 2005 the accrued interest on these notes was approximately $17,000. These notes are held by the representative.

•

$100,000 unsecured note bearing interest at 10%. The note is due and payable on August 31, 2006 but must be repaid out of the proceeds of this offering. Accrued interest through December 31, 2005 was $3,300.

•	$200,000 unsecured note bearing interest at 10%. The note matures on January 1, 2007 but must be repaid out of the proceeds of this offering. Accrued interest through December 31, 2005 was $1,000.

•	$75,000 unsecured note bearing interest at 7%. The note matures on December 31, 2006. Accrued interest through December 31, 2005 was $12,000.

•	$40,000 unsecured note bearing interest at 10% that is payable out of the proceeds of this offering. Accrued interest as of December 31, 2005 was approximately $750.

•	$175,000 unsecured note bearing interest at 10% that is payable on out of the proceeds of this offering. Accrued interest as of December 31, 2005 was approximately $90,000.

•	$100,000 unsecured note bearing interest at 10% that is payable out of the proceeds of this offering. Accrued interest as of December 31, 2005 was approximately $9,500.

•

$170,000 note secured by our accounts receivable. The note bears interest at the rate of 3% per month and is payable as and when we collect receivables. To date, none of the principal amount has been repaid. Accrued interest as of December 31, 2005 was $5,200.

In addition, the amount included in the table above also includes the following:

•	Three separate demand notes, one issued in January and two issued in February 2006, each in the principal amount of $50,000 and which bear interest at 8%.

•	A $250,000 note, bearing interest at 10% per annum and payable out of the proceeds of this offering or 30 days following demand for repayment. This note is held by the representative.

•

Approximately $112,000 of accrued interest for the first calendar quarter of 2006 on all of the notes that will be repaid out of the proceeds of this offering other than the Convertible Notes. Included in this amount is approximately $11,300 of accrued interest on the notes held by the representative.

          Region expansion and new service centers. This is the amount we anticipate investing in new service centers over the next 12 months in regions we are currently serving and in new regions. Over the next 12 months we anticipate expanding into two to four new regions and opening eight to 12 new service centers. The exact number of new regions and new service centers that we open will ultimately depend on availability of capital, new business opportunities and strategic relationships. New regions are more expensive to start because of the investment in full regional infrastructure and time to initial revenue flow. We estimate the total cash investment to open a region and operate it until it becomes cash flow positive, including personnel, equipment and material costs and overhead, is approximately $400,000. We estimate the total cash investment necessary to open a new service center in a region we currently serve and operate it until it becomes cash flow positive is approximately $150,000.

          Sales and marketing. This includes the estimated cost of an additional eight sales and marketing personnel as well as the cost of an enhanced sales and marketing program that will target not only builders but insurance companies, lenders, architects and the general public. This program will include direct sales calls, telemarketing, targeted mailing, general advertising and appearances at trade shows and conventions.

          Capital expenditures. This amount consists primarily of property, plant and equipment, such as computer and communications equipment, needed to support an increase in business activity. It also includes the cost of upgrading our accounting software should we determine that an upgrade is necessary. It does not include any capital expenditures specifically associated with local service centers.

          Deferred compensation. This amount consists of $240,000 of accrued but unpaid compensation due to our chief executive officer and our chief operating officer, as well as a lump sum payment of $120,000 due when this offering is complete to our former president who resigned as of November 30, 2005. The accrued compensation will be paid over a period of six months beginning 30 days after the date of this prospectus.

          Working capital. This amount includes working capital required for our general corporate purposes including rent, utilities, and insurance, as well as the working capital required by our local service centers until they become cash flow positive. A portion of this amount includes the cost of searching for and hiring additional management personnel, including a chief financial officer, a vice president of operations, marketing director and a director of human resources. We may also use a portion of the proceeds allocated to working capital for reducing our accounts payable and accrued expenses and to increase our general liability insurance coverage. If the representative exercises the over-allotment option, the additional net proceeds of approximately $2.0 million will be added to working capital. Similarly, if the holder of the Convertible Notes exercises its rights to convert those notes into stock, the amount that would have been used to repay those notes, approximately $2.3 million, will be added to working capital.

          The above information represents our best estimate of our working capital requirements based upon the current status of our business. We will retain broad discretion in the allocation of the net proceeds within the categories listed above. The amounts actually expended for these purposes may vary significantly and will depend on a number of factors, including our rate of revenue growth, cash generated by operations, evolving business needs, changes in demand for our services, the cost to open new service centers, our marketing efforts, competitive developments, new strategic opportunities, general economic conditions and other factors that we cannot anticipate at this time.

          Pending their use, we intend to invest the net proceeds of this offering in interest-bearing, investment grade securities, or, if necessary to avoid being designated an investment company under the Investment Company Act of 1940, United States government securities.

          We expect that the net proceeds from this offering, when combined with cash flow from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. We may be required to raise additional capital through the sale of equity or other securities sooner if our operating assumptions change or prove to be inaccurate. We cannot assure you that any financing of this type would be available. In the event of a capital inadequacy, we would be required to limit our growth and the expenditures described above.

DIVIDEND POLICY

          We have never declared or paid any dividends and we do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations capital requirements and other factors our board of directors may deem relevant.

CAPITALIZATION

          The following table sets forth our capitalization as of December 31, 2005 on an actual basis, on a pro forma basis and pro forma as adjusted for this offering. The pro forma data takes into account:

•	an additional $650,000 of indebtedness that we have incurred since December 31, 2005 but before the date of this prospectus;

•	conversion of all of the Series A and Series B Preferred Stock into 324,648 shares of common stock;

•

230,770 shares, 230,770 Class A warrants and 115,385 Class B warrants included in the units that we will issue to holders of the Unsecured Notes on the date of this prospectus (based on an assumed initial public offering price of $13.00 per unit); and

•	66,176 shares of common stock that we will issue on the date of this prospectus for legal services under an agreement that we entered into in December 2005.

          The pro forma as adjusted data also take into account our receipt of $12 million of estimated net proceeds from this offering and our use of approximately $5.8 million of those proceeds to repay all of our outstanding indebtedness.

	December 31, 2005

	Actual	Pro forma	Pro forma as adjusted

	(in thousands)
		(unaudited)

Debt	$3,965 (1)	$4,247	$250	(2)
Shareholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized:

Series A Preferred Stock, 499,999 authorized, 499,999 issued and outstanding actual; no shares issued and outstanding pro forma and pro forma, as adjusted	625	—	—

Series B Preferred Stock, 1,210,000 authorized, 454,500 issued and outstanding actual; no shares issued and outstanding pro forma and pro forma, as adjusted	859	—	—

Series C Preferred Stock, 5,000,000 authorized, no shares issued and outstanding actual, pro forma and pro forma as adjusted	—	—	—

Common stock, no par value, 50,000,000 shares authorized; 942,301 shares issued and outstanding, actual; 1,563,895 shares issued and outstanding pro forma; and 3,763,895 shares issued and outstanding, pro forma as adjusted	1,475	4,494	13,330

Additional paid-in capital	2,005	2,401	5,565

Accumulated deficiency	(10,406)	(11,538)	(12,653)

Total shareholders’ equity (deficiency)	(5,442)	(4,643)	6,242

Total capitalization	$(1,477)	$(396)	$6,492

(1)	Includes short and long-term notes as reflected on our balance sheet as of December 31, 2005.

(2)	Assumes repayment of the Convertible Notes, which should take place on or about October 1, 2006.

DILUTION

          If you purchase units in this offering, your interest will be diluted to the extent of the excess of the public offering price per share of common stock over the as adjusted net tangible book value per share of common stock after this offering. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the shares of common stock included in the unit and none to the warrants.

          At December 31, 2005, we had a negative pro forma net tangible book value of approximately $4.65 million, or approximately negative $2.97 per share based on 1,563,895 shares issued and outstanding on a pro forma basis. After taking into account the estimated net proceeds from this offering of $12 million, our net tangible book value at December 31, 2005 would have been approximately $6.24 million, or $1.66 per share. This represents an immediate increase of $4.63 per share to existing shareholders and immediate dilution of $4.84 per share, or 74.5%, to the new investors who purchase units in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$6.50

Pro forma net tangible book value per share at December 31, 2005	$(2.97)

Increase in net tangible book value per share attributable to new investors	4.63

Net tangible book value per share after the offering		1.66

Dilution per share to new investors		$4.84

          The following table summarizes as of December 31, 2005 the differences between the existing shareholders and the new investors with respect to the number of shares purchased, the total consideration paid and the average price per share paid:

	Shares Purchased			Total Consideration			Average Price Per Share

	Number		Percent	Amount		Percent

Founders, executive officers and directors(1)	642,030		17.0%	$786,579	(2)	4.2%	$1.23
Other existing stockholders	921,865	(3)	24.5	3,821,421		20.2	$4.15
New investors	2,200,000		58.5	14,300,000		75.6	$6.50	(4)

Total	3,763,895	(5)	100.0%	$18,908,000		100.0%

(1)	Includes shares owned by Tom Blakely, Brad Barnes, KPC, LLC, Peter Wilson, John Martin and Mark Davidson.

(2)	Includes the value of services rendered for stock.

(3)

Includes (i) 230,770 shares of common stock underlying the units to be issued to the holders of the Unsecured Notes on the date of this prospectus, assuming an initial public offering price of $13.00 per unit; (ii) 66,176 shares to be issued on the date of this prospectus; and (iii) 324,648 shares of common stock to be issued to the holders of our Series A and Series B Preferred Stock on the date of this prospectus. The actual number of units that will be issued to the holders of the Unsecured Notes will depend on the actual initial public offering price of the units.

(4)	Based on an initial public offering price of $13.00 per unit.

(5)	Does not include any shares underlying unexercised warrants and options.

          If the representative exercises the over-allotment option in full, the new investors will purchase 2,530,000 shares of common stock. In that event, the gross proceeds from this offering will be $16,445,000, representing approximately 78.1% of the total consideration for 61.8% of the total number of shares of common stock out-standing, and the dilution to new investors would be $4.45 per share, or 68.5%.

          To the extent any options or warrants outstanding on the date of this prospectus that have an exercise price of less than $6.50 per share are exercised, you will experience further dilution.

SELECTED CONSOLIDATED FINANCIAL DATA

          The selected consolidated financial data set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated statement of operations data for each of the periods in the two-year period ended December 31, 2005 and the consolidated balance sheet data at December 31, 2005 are derived from our financial statements, which have been audited by Haskell & White LLP, independent registered public accounting firm, and are included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

Consolidated statement of operations data:

	Years ended December 31,

	2004	2005

	(in thousands, except share and per share data)

Revenue	$1,553	$5,829
Cost of revenue	1,220	4,756

Gross profit	333	1,073
Selling, general and administrative expenses	3,303	5,576

Loss from operations	(2,970)	(4,503)
Interest expense	(278)	(1,491)
Other income (loss)	(42)	64

Loss before provision for taxes	(3,290)	(5,930)
Provision for taxes	1	2

Net loss	$(3,290)	$(5,932)
Dividends on cumulative preferred stock	114	245

Net loss applicable to common shareholders	$(3,404)	$(6,177)

Net loss per share—basic and diluted	$(4.26)	$(6.54)

Cumulative preferred stock dividends per share	$(0.15)	$(0.27)

Net loss per share attributable to common stock	$(4.41)	$(6.81)

Weighted average number of shares outstanding—basic and diluted	772,189	907,617

Consolidated balance sheet data:

December 31,
2005

(in thousands)

Current assets	$2,180
Working capital deficit	$(4,918)
Total assets	$2,492
Total liabilities	$7,934
Shareholders’ deficiency	$(5,442)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

          We provide mold prevention services to builders of single and multi-family homes. To date, we have provided our service to over 350 national and regional single- and multi-family home builders through 11 service centers located in California, Florida, Texas and Louisiana. Our clients include national home builders such as Lennar Corporation, DR Horton, Inc. and Centex Corporation, regional home builders such as Issa Homes, Inc., The McCaffrey Group and Lenox Homes and multi-family home builders such as Global Construction Company, L.L.C., Hanover R.S. Limited Partnership, Bosa Development and Opus West Construction, Inc.

          Although our business continues to grow, we continue to lose money on an operating and cash flow basis. However, we believe that the primary reason that we have yet to be cash flow positive and profitable is because we continue to invest in our business by opening new service centers.

          Approximately 15% of the proceeds of this offering will be used to open new service centers in regions that we are currently serving and in new regions. Based on our experience, the total cost to open a service center in a new region is approximately $400,000 and the total cost to open a service center in an existing region is $150,000. To staff a region we typically hire a general manager, a sales manager, an operations manager and at least two three-person work crews. The equipment required for a region includes office computers, trucks, compressors, soda blasting equipment and ancillary peripheral equipment. In addition to these costs, there is also the cost for materials, including our antimicrobial agents and baking soda, fuel, rent and other operating expenses. To staff a service center we typically hire a sales representative, an operations manager and at least two three-person work crews. In some cases we may not add a dedicated sales representative to a new center because the area may be covered from another service center. The equipment required for a service center includes office computers, trucks, compressors, soda blasting equipment and ancillary peripheral equipment. In addition to these costs, there is also the cost for materials, including our antimicrobial agents and baking soda, fuel, rent and other operating expenses.

          Our future financial condition and operating performance may be affected by several industry trends. The major trends that we believe will have a positive impact on our business are the growth in residential housing construction and the backlog of homes to be built by our customer and prospective customer base. In addition, we believe public awareness of the health risks associated with mold contamination, particularly in the aftermath of Hurricanes Katrina, Rita and Wilma, the growth in mold-related insurance claims and litigation and the high cost of mold remediation will also contribute to our growth. On the other hand, higher interest rates, higher building costs, increasing levels of inventories in the housing construction industry and the general decline in the rate of growth of the new home construction industry could retard our growth. While we may be negatively impacted by these trends, we believe we will be able to manage these challenges through favorable pricing conditions in strategic markets and through continued efforts to control costs.

          To date, capital constraints have been the biggest obstacle to our growth. Lack of capital has prevented us from aggressively marketing our services. Marketing is an important part of our business plan because builders need to be persuaded to make our mold prevention services standard line items in their budgets. Additional capital will allow us to increase sales and marketing resources in our existing four regions as well as expanding into new regions. The lack of capital has also had negative margin impacts on our service operations in the areas of raw material cost, labor cost and labor productivity. Additional capital will allow us to implement operations improvement programs that we expect will lead to higher gross margins.

          Our strategy is to continue to establish new service centers throughout the country. Where we open new service centers and how many we will open will depend on a number of factors including existing customer demand, the strength of the new housing market in a particular region, the extent to which mold may or may not be a problem in a particular region, the availability of capital and other opportunities. In our experience, a new service center usually does not become cash flow positive until it has been operating for at least eight months and it does not become profitable until it has been operating for approximately one year. As a result, an aggressive expansion program would adversely affect our financial performance. On the other hand, we believe that an aggressive expansion policy would enable us to achieve our goal of capturing a larger market share relatively quickly in advance of our existing and potential competitors. One of the challenges we face is balancing our goals of achieving profitability as soon as possible and capturing market share.

          In addition, we intend to expand our service offerings to the residential segment of the construction industry to include similar or related services. For example, in February 2005 we acquired Trust One Termite, Inc., a provider of pest control services. As a result, we are now a licensed pesticide operator in California and can offer pest prevention treatments to our customers in the State of California. We issued 3,401 shares of common stock, valued at $12,500, for all of the stock of Trust One. At the time of acquisition, Trust One’s assets included $9,000 of cash.

          We measure our business using both financial and other operating metrics. The financial metrics include revenue, gross margin, operating expenses and income from continuing operations. The operating metrics include (i) new sales order activity, (ii) service schedule, (iii) material usage, and (iv) crew productivity.

New Sales Order Activity. With this metric we measure the level of new customer commitments in terms of new clients and dollar value of orders. We use this metric to gauge the effectiveness of our sales efforts. The data is gathered by sales representative, by region and by month. We monitor new order activity between project type: single-family versus multi-family. We also analyze new orders based on our customer segmentations of regional builders and national builders.

Service Schedule. We utilize this data to evaluate the demand for services in each service center or region. This measurement allows us to identify unused service capacity and to shift capacity, when necessary, to service centers with greater demand.

Material Usage. As material cost represents a key component of our total cost of service, we use this metric to gauge the relative usage of material in each service center and region. The material usage rate for soda can vary depending on the amount of mold contamination on the wood surfaces required to be removed, the relative humidity of the region and the proficiency of the crews. We monitor the material usage rate in order to help identify service centers that may need operational improvements or training to decrease their relative cost of service.

Crew Productivity. This measure focuses on our cost of service. We have planning standards for each region that we use to plan crew labor requirements. Measuring productivity, how many square feet of construction are treated in a day, allows us to analyze the effectiveness of our labor force and crew leaders. Anticipated productivity by project is also a determining factor in project pricing. Again, the productivity levels vary depending on the type of project (single-family versus multi-family), the climate conditions, the training level and experience of the crew and the amount of mold contamination to be removed from the project.

Our Business Growth

          Our revenue growth in 2004 and 2005 is a result of expansion within existing regions and into new regions. Since the beginning of 2004, we have established new operations in California (expanded to Northern California in February 2004), Florida (opened in May 2004), Texas (opened in October 2004) and Louisiana (opened in October 2005).

          Revenue growth by region for 2004 and 2005 is itemized in the table below:

	Quarterly Revenue by Region

Region	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05

	(in thousands)
California	$70.9	$283.8	$351.2	$442.4	$492.8	$714.9	$868.1	$786.7
Florida	—	1.6	151.5	236.1	348.6	304.6	484.8	374.7
Louisiana	—	—	—	—	—	—	—	241.5
Texas	—	—	—	15.1	117.7	101.8	174.5	163.6
Other	—	—	—	—	27.8	142.9	356.1	127.8

Total	$70.9	$285.4	$502.7	$693.7	$986.9	$1,264.2	$1,883.6	$1,694.3

•

The California region currently has six service centers serving the Bay Area, Sacramento, Fresno and Southern California. In this region, we had revenue of $1,148,300 for 2004 and $2,862,500 for 2005, a 149% increase.

•

The Florida region, which opened in May 2004, currently has three service centers serving Tampa, Orlando and south Florida. We had $389,200 in revenue for 2004 and $1,512,700 in revenue for 2005, a 288% increase.

•	The Texas region, which opened in October 2004, currently operates out of one service center in Houston. We had $15,100 in revenue for 2004 and $557,600 in revenue for 2005.

          We opened a service center in New Orleans in October 2005 in response to the demand for restoration services resulting from damage caused by Hurricane Katrina. As a result of Hurricane Katrina, many homes in the New Orleans suffered extensive water damage and mold contamination. Rather than demolish the homes entirely, restoration companies are removing all the sheetrock, wall board and other materials so that all that is left of the homes are the exterior walls and the wood frame. The restoration companies then hire companies like us to come in and remove the mold contamination.

          Revenues included under “other” include revenues for mold prevention services on large multi-family projects outside the four regions, from our Trust One termite control business and from other ancillary services that we may provide.

Customer Growth Focus

          We analyze our customer activity in categories of national builders and regional builders. An estimated 30% of the national home building market is controlled by the top 20 national builders, with the remaining 70% controlled by regional builders. According to a recent ranking of the top 100 U.S. home builders published by Builder Online magazine, we have serviced projects with three of the top four national builders: D.R. Horton, Inc., Lennar Corporation and Centex Corporation. To date, we have developed a solid working relationship with Lennar where we have serviced projects in nine of their regional divisions in California and Florida. Lennar projects accounted for approximately 32% of our revenue for 2005. We had several multi-family projects completed or in process in California for D.R. Horton.D.R. Horton projects accounted for 2.5% of our revenue for 2005. Our work for Centex Corporation includes projects in California and Texas.

          Many builders are involved in single-family and/or multi-family construction. We monitor each type of project separately for operational efficiency and scheduling purposes. We also monitor our sales activities with national builders to look for opportunities to leverage our business across multiple regions. This provides our sales force with the ability to reference completed projects for a national builder in that builder’s other regional divisions. For example, we routinely reference projects serviced in California and Florida for Lennar when we are selling to new prospective Lennar divisions. We believe that it is important to have sales efforts with national builders targeted at the regional level as well as the corporate level. These accounts are strategic to our business, both in terms of their potential revenue size and of their leadership position in the residential construction industry.

Critical Accounting Policies and Estimates

          The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements that have been prepared according to accounting principles generally accepted in the United States. In preparing these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. We evaluate these estimates on an ongoing basis. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We consider the following policies to be the most important to the portrayal of our financial condition.

     Revenue Recognition

          Revenue is based on contracts for agreed upon fees entered into with customers for the services to be completed and is recognized when the service is completed, the amount of the service and contract value is determinable and collection is reasonably assured. The resulting accounts receivable are reported at their principal amounts adjusted for an estimated allowance for uncollectible amounts, if appropriate.

     Product Warranties

          We provide a general warranty that extends for the entire “statute of repose,” the period during which, under the various state laws, builders have continuing liability for construction defects. In general, the period on continuing liability is between ten and fifteen years depending upon the state in which the service has been provided. The warranty covers both property damage and personal injury arising from mold contamination on any surface we treat. The personal injury portion of the warranty is supported by a $2 million pollution liability mold giveback provision under our general liability policy. We estimate our exposure to warranty claims based upon historical warranty claim costs. We review these estimates on a regular basis and adjust the warranty provisions as actual experience differs from historical estimates or other information becomes available. However, we do not have, at this time, sufficient experience to determine if a reserve is required and/or if the coverage under the general liability policy is sufficient should claims be filed against us. To date, we have not been required to perform under the terms of our warranty provisions, and we are not aware of any pending or threatened claims.

     Stock-Based Compensation

          We account for stock-based compensation using the fair value method under SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” We measure employee compensation cost under the intrinsic method provided by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) under which compensation expense is recognized for the excess, if any, of the fair value of our common stock over the option price on the date the option is granted. We estimate the fair value of stock options using the Black-Scholes method of valuation, which takes into account such factors as the current price of the stock, the volatility of the stock price, the option’s exercise price, the expected life of the option, a risk-free interest rate and the stock’s expected dividend yield. No such compensation expense was recognized during the period from inception, January 13, 2003, through December 31, 2005. We recognize compensation expense related to grants of options/warrants to non-employees in accordance with the fair value provisions of SFAS No. 123.

          In December 2004, the FASB issued Statement 123R, “Share-Based Payment,” a revision of Statement 123 that supersedes APB 25. Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant-date fair value of those instruments. The cost will be recognized as compensation expense over the service period, generally the vesting period. We are required to adopt Statement 123R beginning with the first quarter of 2006. We will utilize the Black-Scholes valuation model to estimate the fair value of stock options, and we expect the impact of our adoption of Statement 123R to be similar to the information disclosed in note 3 of our consolidated financial statements.The future results will be impacted by the number and value of additional stock option grants as well as the value of the existing unvested options. The adoption of Statement 123R will result in increased operating expenses beginning in the first quarter of 2006.

     Debt Discount

          Some of our financing transactions involved convertible debt or both debt and equity instruments. In those cases where the financing includes both debt and equity instruments, we are required to allocate the proceeds received in these transactions to the underlying debt and equity instruments based on their relative fair values. The amounts we allocate to the equity instrument are then amortized into interest expense over the expected life of the debt instrument. For debt instruments that are convertible into shares of our common stock, we are required to compute a beneficial conversion feature at the date of issuance if the conversion rate is lower than the estimated fair value of the stock into which the debt is convertible. The amount of the beneficial conversion feature is amortized into interest expense over the expected life of the debt. We determined the fair value of common stock based on recent sales of stock to independent third parties in similar transactions.

Results of Operations

Comparison of Years Ended December 31, 2004 and 2005

	Years ended December 31,
						Percent Increase/ (Decrease)
	2004		2005

	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Increase/ (Decrease)

	(all dollar amounts are in thousands)
Revenue	$1,553	100.0%	$5,829	100.0%	$4,277	275.6%
Cost of revenue	1,220	78.5	4,756	81.6	3,537	290.2%

Gross profit/margin	333	21.5	1,073	18.4	740	222.2%
Selling, general and administrative expenses	3,303	212.8	5,576	95.7	2,273	68.8%

Loss from operations	(2,970)	(191.4)	(4,503)	(77.3)	(1,533)	51.6%
Interest expense	278	17.9	1,491	25.6	1,213	436.3%
Other income (expense)	(42)	(2.7)	64	1.1	106	(352.4)%

Loss before provision for taxes	(3,290)	(212.0)	(5,930)	(101.7)	(2,640)	80.2%
Provision for taxes	1	0.1	2	0.1	1	100.0%

Net loss	$(3,291)	(212.0)%	$(5,932)	(101.8)%	$(2,641)	80.2%

     Revenue

          Revenue for the year ended December 31, 2005 increased 276% compared to revenue for the year ended December 31, 2004. The revenue growth was primarily a result of increased business volume. During 2005, we added seven new service center locations. Serviced volume during the periods increased from approximately 6.7 million square feet in 2004 to 23.2 million square feet in 2005. Pricing for services was generally the same in both periods. We anticipate that the future operations will experience a general increase in our pricing structure as the demand for our services increases.

          Revenue growth was achieved in all of our operating regions. In 2005, California revenue accounted for $2.9 million, or approximately 50% of revenue and Florida accounted for $1.5 million, or approximately 26% of revenue. California revenue increased by $1.7 million, of which approximately $0.7 million was attributable to existing service centers (representing a 58% revenue increase in those locations) and $1.1 million was attributable to new service centers established in Sacramento and Fresno. Revenue from all California service centers is expected to continue to grow in future periods due to continuing customer demand and public awareness of potential health issues related to mold. Florida revenue increased by $1.2 million, all as a result of increased demand in the areas served by our existing service centers. Texas revenue increased by $500,000 due to increased home builder demand. The Louisiana service center commenced operations in the fourth quarter of 2005 and generated $241,500 of revenue in that period. Of the remaining $655,000 increase in revenue, $261,000 was attributable to projects in regions where we do not have any service centers, $286,000 was attributable to Trust One and $108,000 constituted other service revenue. We expect to increase the number of our service centers as the demand for our services increases and as we determine that opening new centers is an economically feasible strategic option.

          In addition to regional tracking, we also track revenue by the type of customer. Currently, we view our customers as comprising three distinct categories - national builders, regional builders and multi-family project builders. Our revenue increased across all three categories from 2004 to 2005. Revenue for the national builder group totaled $1.8 million for 2005, an increase of 292% over 2004. Revenue for the regional builder group totaled $2.1 million for 2005, an increase of 448% over 2004. Revenue for the multi-family group totaled $1.9 million for 2005, an increase of 181% over 2004.

     Cost of Revenue

          Cost of revenue includes the material, labor, depreciation expense relating to equipment used to provide our services and other costs directly related to providing our services. Our cost of revenue increased significantly in 2005 as a result of our increase in revenue and because we added seven service centers. The additional costs associated with these new service centers included training cost for new field technicians, service center start-up costs and labor productivity inefficiencies. In addition, our lack of capital has had a negative margin impact on our service operations in the areas of raw material cost, labor cost and labor productivity. For example, until June 2005, we could not obtain our own workman’s compensation insurance policy and were therefore forced to hire workers from employee leasing firms or labor agencies, both of which are considerably more expensive than if we hired our workers directly. In the second quarter of 2005, we were approved for our own workman’s compensation policy through AIG, enabling us to hire our own workers directly, resulting in significant cost savings.

          Overall, cost of revenue for 2005 increased 290% over cost of revenue for 2004. Our gross margin for 2005 — 18.4% — was lower than our gross margin for 2004 — 21.5%. Direct labor costs were $585,000 and $2.2 million for 2004 and 2005, respectively, reflecting an increase of 276%. Direct labor cost as a percentage of revenue was consistent across both years at 38%. As the largest component of our cost of service, direct labor cost is a primary focus area for our operations. Direct labor cost as a percentage of cost of revenue decreased to 46% in 2005 from 48% in 2004, primarily as a result of savings from the workman’s compensation policy change described above. We are reviewing our operating process to determine if we can increase labor productivity. However, we do not, at this time, have sufficient experience to determine if productivity increases are possible.

          Material costs in 2004 and 2005 were $182,000 and $1,164,000, respectively, a 540% increase. As a percentage of revenue, material costs increased from 12% in 2004 to 20% for 2005. This increase is attributable to higher freight and shipping costs in 2005 compared to 2004 as fuel prices and overall shipping costs have increased. Also, the lack of working capital has forced us to order materials in smaller lot sizes to conserve cash. The smaller lot sizes limit our ability to receive volume discounts and also increase our shipping costs. The increase in the number of projects in Florida and Texas has also contributed to material cost increases as higher amounts of materials are used in these regions due to high levels of humidity. After this offering, we expect that we will be able to order materials in more economic quantities, reducing our per unit cost as well as the related freight costs to ship them to our service centers.

          Other direct costs of revenue include costs associated with fuel, service vehicle rental, equipment rental, equipment depreciation, direct supplies and other costs directly associated with the services we provide. In 2005, we expanded our number of service crews and service centers and, as a result, we increased the number of vehicles that we used. While some of our costs, such as equipment rentals and other direct costs, experienced decreases due to economies of scale, other costs, such as the cost of fuel and increased reliance on rental vehicles and equipment to service an increasing number of job sites, were primary contributors to higher costs. Other direct costs in 2004 and 2005 were $403,000 and $1,289,000, respectively, a 220% increase. Other direct costs decreased as a percentage of revenue from 26% in 2004 to 22% in 2005. Finally, depreciation expense for 2004 and 2005 was $50,000 and $107,000, respectively, reflecting 3.2% and 1.8% of revenue for the respective periods. Due to cash constraints, we rented rather than purchased equipment, reducing our depreciation expense as a percentage of revenue. As our cash position improves, we intend to lease equipment on a capital basis, which would increase depreciation expense and reduce rental costs. Workman’s compensation expense was $218,000 for 2005 compared to $43,000 for 2004. Other direct costs were $360,000 and $1,071,000 for 2004 and 2005, respectively, or 23% and 18% of revenue. The increases were largely in the areas of vehicle rentals and fuel expenses, as we increased the number of vehicles and equipment to service the increased number of customer projects. By purchasing new equipment, which we expect to be able to do after this offering, we will be able to reduce our reliance on rentals, which should improve our gross margins.

     Selling, General and Administrative Expenses

          Selling, general and administrative expenses include corporate and regional overhead such as compensation and benefits for sales, administrative and executive personnel, rent, insurance, professional fees, non-cost of revenue related travel, marketing and office related expenses. Selling, general and administrative costs were $5.6 million and $3.3 million for 2005 and 2004, respectively, or 96% and 213% of revenue. The increase in absolute terms is primarily attributable to increased headcount and other expenses related to our expansion in California. Once this offering is completed, we expect to experience a general increase in general and administrative expenses as a consequence of administrative and reporting requirements associated with being a public company. Specifically, we will have increases in professional services related to auditing expenses and legal costs, increases in various administrative costs due to record keeping and filing fees, and increases in insurance costs related to directors and officers liability and general liability insurance.

          Non-service employee payroll costs increased from $1.5 million in 2004 to $2.3 million in 2005, or 97% and 40% of revenue, respectively. The increases in payroll costs were directly related to the addition of, accounting and marketing personnel, regional management and sales personnel in California, Texas and Louisiana and other administrative staff. Also, as provided in their employment agreements, the base salaries of our senior executives increased in 2005 because our revenue increased. We expect that the trend of adding selling, general and administrative personnel will continue as our revenue grows and once we become a public company. We intend to add both direct sales personnel and commission representatives as we expand into new regions and as the demand for our services increase. Marketing personnel are expected to increase as we develop more marketing plans and advertising campaigns for our services. General and administrative personnel will increase, primarily in the financial functions, to meet the needs of being a public company.

          General insurance costs increased from $163,000 in 2004 to $358,000 in 2005, or 11% and 6% of revenue, respectively. The decrease as a percentage of revenue is a result of spreading the costs of insurance, which increased 120% from 2004 to 2005, over a 276% increase in revenue. While we expect that our insurance costs will increase in absolute dollar terms, we anticipate that they will not increase proportionally to our revenue growth, lowering the percentage relationship to revenue. Facility rental costs were $117,000 and $217,000 for 2004 and 2005, respectively, or 7.5% and 3.7% of revenue. Telecommunications increased from $52,000 in 2004 to $116,000 in 2005, or 3.4% and 2.0% of revenue, respectively. The increase in dollars spent was due to the addition of service centers in locations outside of Southern California. Travel costs increased from $117,000 in 2004 to $234,000 in 2005, or 7.5% and 4.0% of revenue, respectively. The 100% increase in dollars spent was due to the addition of service centers in locations outside of Southern California as well as having certain service crews traveling to job sites in areas in which service centers were not located.

          Approximately $135,000 of the cost increase in selling, general and administrative expenses, or 6.0%, is attributable to Trust One, which we acquired in February 2005. Marketing costs accounted for approximately $133,000, or 6.0% of the increase, accrued severance for a terminated officer of $444,500, or 20% of the increase and depreciation expense resulting from capital asset purchases resulting from the increase in staffing accounted for $18,000, or 1.0%, of the increase.

          Legal costs in 2005 were $408,000 compared to $183,000 in 2004, an increase of 123%. The costs were incurred in relation to general corporate and commercial law matters. For the year ended December 31, 2004 and 2005, we accrued a $150,000 and $310,000 respectively, for executive bonuses based on reaching specific revenue milestones. Also, the 2004 amount includes noncash compensation charges (common stock issuances) of approximately $656,000 for employees, directors and third party service providers. The 2005 amount includes noncash compensation charges of approximately $366,000 for third party service providers.

     Interest Expense

          Interest expense for 2005 totaled $1,491,000, a $1,213,000 increase over 2004 interest expense. The increase is directly attributable to the increase in debt financings in the fourth quarter of 2004 and in 2005. Of the amount incurred in 2005, $649,000 represented interest paid in cash or stock or accrued during the period, $368,000 represented amortization of debt discount on the Convertible Notes and $474,000 represented amortization of the beneficial conversion feature as the Convertible Notes have an effective conversion price below the deemed fair market value of our stock on the date of issuance.

     Other Income

          In 2004, we reported a loss of $42,000 as a result of a non-insured theft of capital assets. Other income of $64,000 reflects the profit from the sale of our 50% interest in Zero Plus, which was effective as of December 2005.

     Provision for Taxes

          This amount, $2,000, represents California franchise taxes. We have not recorded an income tax benefit in 2005 or 2004 because of our historical losses.

Liquidity and Capital Resources

          We have funded our business with internally generated funds, proceeds from the sale of equity and debt securities, payment of obligations with common stock and negative working capital. From inception through December 31, 2005, we raised approximately $5.2 million from the issuance of debt securities and approximately $1.5 million from the sale of preferred equity securities. We have also issued common stock in settlement of $1.3 million of obligations — $285,000 of interest, $748,000 of salaries, $83,000 of director fees and $182,000 of professional services — to reduce the need to further issue debt and/or equity cash infusions. At December 31, 2005, we had a working capital deficit of approximately $4.9 million. These funding strategies have enabled us to offset accumulated losses of $10.4 million.

          From October 2004 through April 2005, we issued $1.95 million aggregate principal amount of our 10% ConvertibleNotes. Based on the effective conversion rate of the Convertible Notes, we estimated the beneficial con- version feature to be $1.5 million, which is being amortized to interest expense over the life of the notes.Simultaneously with the issuance of a $500,000 principal amount convertible note in April 2005, we also issued warrants to purchase 170,062 shares of our common stock at an exercise price of $5.88 per share at any time up to April 15, 2008. We recorded $147,368of debt discount in connection with the issuance of these warrants. Currently, we have breached various covenants relating to the Convertible Notes. We do not have the ability repay these notes if the holder were to declare a default and obtain a judgment. In that case, we would probably have to file for bankruptcy. Once this offering is complete, we will have the ability to repay those notes, which we plan to do as soon as we are permitted to under their terms. At September 30, 2006, the date on which the Convertible Notes are first prepayable, we calculate that the total amount due, principal plus accrued interest will be $2.3 million.

          During 2005 we raised a total of $2 million through the sale of debt securities. Included among these debt securities are the Unsecured Notes, which have an aggregate principal amount of $1.5 million, bear interest at 10% and that mature on August 31, 2006. In connection with the issuance of the Unsecured Notes, we agreed to issue to the purchasers of those notes $1.5 million worth of securities identical to the securities we issue in the next financing in which we realize gross proceeds of at least $5 million. If such a financing is not completed by December 31, 2006, then we will issue to the holders of the Unsecured Notes 408,149 shares of common stock. Assuming an initial public offering price of $13.00 per unit, on the date of this prospectus we expect to issue to the holders of the Unsecured Notes 115,385 units, which include 230,770 shares of common stock, 230,770 Class A warrants and 115,385 Class B warrants. We have valued the right to receive these additional securities at $1.5 million, which has been reflected as deferred interest cost (debt discount) and which is being amortized over the life of the Unsecured Notes. For the year ended December 31, 2005, $439,130 of deferred interest cost was charged to interest expense and $1,060,870 remains as the unamortized balance. Any unamortized balance at the time the Unsecured Notes are repaid, which we expect will be immediately after we receive the proceeds of this offering, will be charged to income in the period in which such repayment occurs.

          The key components of our current assets are cash and accounts receivable and the key components of our current liabilities at December 31, 2005 are short-term debt, accounts payable and accrued payroll. The principal reasons for the working capital deficit at December 31, 2005 are as follows:

•

Accounts receivable. During 2005, revenue increased by approximately $4.3 million over 2004 and receivables increased by approximately $878,000. Approximately 8% of the accounts receivable balance at December 31, 2005, or $99,000, was due to retentions held back from payment by home builders until such time as the entire project was completed. Substantially all of the remaining 92% of receivables was collected in the first quarter of 2006, and we do not expect any difficulties in collecting the balance.

•

Accounts payable and accrued liabilities. Accounts payable and accrued liabilities increased by $1,378,000 during 2005. This increase was consistent with the increase in revenue, cost of revenue and operating expenses. To accommodate the additional need for operating funds during the period, payments to vendors were extended beyond credit terms. On occasion, we experienced periods in which we were placed on credit hold until payments were released. While we believe that those instances may have affected our revenue growth, we have not quantified that consequence.

•

Accrued salary, wages and commissions and other accrued payroll-related expenses. Accrued salary, wages and commissions and other accrued payroll-related expenses increased by $466,000 during 2005 as a result of increases in our work force to accommodate the increase in our business. Additionally, senior management elected to defer a portion of their wages to meet the needs of the working capital deficit. Commissions increased proportionally to the increase in sales and are payable 50% upon billing and 50% upon collection of the receivable.

•

Accrued bonuses. Accrued bonuses increased by $157,000 during 2005. Accrued bonuses are payable to the executive staff and the payments have been deferred to accommodate the needs of the working capital deficit. These bonuses are ultimately to be paid 70% in common stock and 30% in cash over a six month period beginning 30 days after the completion of this offering.

•	Accrued severance. Accrued severance of $491,000 represents unpaid salary, severance and other amounts owed to our former president who resigned in November 2005 and one other former employee.

•	Accrued interest. Accrued interest of $372,000 has been deferred until the completion of this offering, after which all outstanding debt and accrued interest will be repaid.

•

Deferred offering costs. Deferred offering costs of $299,000 associated with this offering, including legal fees, audit fees, filing fees, application fees and other costs and expense related to this offering will be paid when this offering is completed and will be offset against the gross proceeds. Deferred offering costs of $418,000 associated with the sale of the Unsecured Notes, including placement agent fees, legal and accounting fees and other costs and expenses, have been capitalized and are being amortized over the life of the notes. For the year ended December 31, 2005, $96,000 was expensed. The remaining $322,000 will be expensed in the period in which this offering is completed.

          Net cash used in operations during 2005 was approximately $2.8 million, which consisted of losses from operations of approximately $5.9 million offset by non-cash expenses, such as the use of stock to pay interest, salaries and other obligations, plus depreciation charges of $147,000 and net changes in working capital. In comparison, net cash used in operations during 2004 was approximately $1.8 million and consisted of losses from operations of $3.3 million offset by $1.5 million of non-cash expenses as noted above, depreciation charges of $52,000 and net changes in working capital.

          In 2005, we purchased capital assets, consisting primarily of vehicles and office furniture and fixtures, of $224,000. In 2004, capital expenditures totalled approximately $199,000. Most of the capital assets were purchased for the operations of our mold treatment crews. Each crew utilizes approximately $50,000 of equipment. Due to our operating loss and cash positions, equipment leasing facilities were not available.

          At the present time we are not aware of any trends, other than those discussed elsewhere in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

          We believe that the net proceeds from this offering together with cash flow from operations will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months. However, if we experi-

ence a significant deterioration in our receivable collections, or if we are not successful in growing our revenue and improving operating margins or if our operating expenses increase significantly, we may need to seek additional sources of liquidity to fund operations. Our future depends upon many factors, including but not limited to, increasing our revenue, improving operating margins, recruiting, hiring, training and retaining significant numbers of qualified personnel, forecasting revenues, controlling expenses and managing assets. Our ability to achieve these objectives could have a positive affect on our results of operations. If we need additional funds, there are no assurances that adequate financing will be available on acceptable terms, if at all. We may in the future seek additional financing from public or private debt or equity financing. There can be no assurance such financing will be available on terms favorable to us or at all. To the extent any such financing involves the issuance of equity securities, such issuances may be at or below existing market prices and existing shareholders could suffer dilution and losses in the value of their investment.

Commitment and Contingencies

          We intend to use the net proceeds of this offering to repay all of our outstanding indebtedness. We do not currently have any equipment leasing programs or bank facilities although once our financial position stabilizes we plan to investigate whether we would qualify for any of those types of financing opportunities.

          We have obligations under real property leases for our executive offices in San Juan Capistrano, California and our various service centers in California, Texas, Florida and Louisiana. The rent for executive offices is $2,500 per month, and the lease expires in August 2006. The commercial real estate rental market in Orange County, California is tight. According to the January 30, 2006 edition of the Orange County Business Journal, vacancy rates in the county are approximately 6.2% and rents for commercial space average from $1.83 to $2.28 per square foot per month, depending on location. Since we will be required to post a significant security deposit when we sign a new lease, we have decided to wait until this offering is completed before we start looking for new space in order to conserve cash. However, we believe that we will be able to locate adequate facilities in Orange County for our corporate headquarters. Our service center leases expire at various times between now and September 2008, and our gross monthly rental for these locations is currently $16,500. We do not anticipate that we would have difficulty renewing expiring leases or finding new locations, if necessary.

          We have employment agreements with our two senior executive officers, which expire in 2009. Based on our current revenue, for 2006 our chief executive officer has a base salary of $220,000 and our chief operating/chief financial officer has a base salary of $150,000. In addition, in November 2005, we entered into a Severance and General Release Agreement with our former president, under which we have a total commitment of $442,000, a portion of which will be paid out of the proceeds of this offering and the balance of which will be paid out of operating cash flow.

          We provide a general warranty that extends for the entire “statute of repose,” the period during which, under various state laws, builders have continuing liability for construction defects. In general, this period is between ten and fifteen years depending upon the state in which the service has been provided. The warranty covers both property damage and personal injury arising from mold contamination on any surface we treat. The personal injury portion is supported by a $2 million pollution liability mold giveback provision under our general liability policy. To date we have not been required to perform under the terms of our warranty provisions, and we are not aware of any pending or threatened claims. However, should we be confronted with claims that result in damages in excess of our insurance coverage, we may be liable for substantial funds that could significantly reduce our working capital.

          Our employees are covered under a workman’s compensation insurance policy issued by AIG that expires August 15, 2006. Since we first obtained this policy in August 2005, we have not been able to develop a claims history indicating that we are under insured or that we will be liable for back premiums due to existing claims.

Seasonality and Cyclicality

          We have not been in business long enough to have gone through multiple business cycles to assess what impact they would have on our business. We do know, however, that, in general, the construction industry slows down considerably after Thanksgiving and does not pick up again until after early in the new year. We believe this fact will have an adverse impact on our fourth quarter operating results. In addition, as is typical in the construction industry, our results of operations could be adversely impacted by weather conditions; this is true in our current southern locations, and we expect it to be more of a factor as we expand into cold-weather regions.

Effect of Recent Accounting Pronouncements

          In December 2004, the Financial Accounting Standards Board (“FASB”) determined that the effective date for adoption of SFAS No. 123R, Share-Based Payment would be the first interim or annual period after June 15,

2005. In April 2005, the Securities and Exchange Commission changed the effective date to the first fiscal year beginning after June 15, 2005. SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires us to measure compensation cost for all outstanding unvested share-based awards at fair value beginning on January 1, 2006. SFAS No. 123 defines the fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies had been encouraged, but were not required to adopt the fair value method of accounting for employee stock based transactions. Companies were also permitted to continue to account for such transactions under Accounting Principles Board Opinion (APB) No. 25, but were required to disclose in a note to the financial statements the pro forma effect as if the Company had applied SFAS No. 123. We apply APB Opinion No. 25 and related interpretations in accounting for stock-based transactions with employees and comply with the disclosure requirements of SFAS No. 123 and No. 148.

          We will begin accounting for share-based payments in accordance with SFAS No. 123R effective with the beginning of our 2006 calendar year. As of the required effective date, all public entities and those nonpublic entities that used the fair-value-based method for either recognition or disclosure under Statement 123 will apply this Statement using a modified version of prospective application. Under that transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, those entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. Nonpublic entities that used the minimum value method in Statement 123 for either recognition or pro forma disclosures are required to apply the prospective transition method as of the required effective date. The adoption of SFAS No. 123R and the corresponding recognition of compensation cost is expected to have a material impact on our financial statements, and we expect the impact to be similar to the information disclosed in note 3 of our consolidated financial statements. We may consider implementing modifications to our long-term compensation plans, including adopting alternative compensation arrangements. We are not presently aware of any other significant issues that might result from adoption of the standard.

BUSINESS

          We provide mold prevention services to home builders in the United States. We believe that the low cost of prevention compared to the high costs of litigation and remediation provides a compelling sales proposition. In addition, we believe that single and multi-family residential new construction represents the greatest market growth opportunity within this industry and that is where we currently are focusing our efforts. However, other markets, including commercial and industrial, not-for-profit (such as hospitals and schools) and government buildings, present future business expansion opportunities.

Industry Background

          Over the past few years, mold contamination in buildings has emerged as a serious problem both as a health issue and as an economic issue. Fungi commonly found in buildings with water intrusion problems include Stachybotrys, Aspergillus, Penicillium and Trichoderma. Several mold species can produce a wide variety of mycotoxins that can enter the body via inhalation or contact with the skin. Even in low concentrations, mycotoxins can cause adverse health effects, including skin irritation, respiratory disease, cancer and immune disorders. Mycotoxins elicit a toxic response in virtually all individuals who come in contact with them. Stachybotrys, a well-known mycotoxin-producing mold, has received much publicity from the media, especially regarding high-profile closings of public and private buildings, schools, courthouses and hospitals. Inhaling of mold spores may lead to or exacerbate allergic reactions or cause toxic effects or infections. Allergic reactions include asthma, Hypersensitivity Pneumonitis (HP) and allergic rhinitis. Skin contact with mold spores may cause dermatitis, noted by visible red itchy patches of skin. The most common symptoms associated with allergic reactions are runny nose, eye irritations, cough, congestion and aggravation of asthma. A wide variety of symptoms has been attributed to the toxic effects of mold. Symptoms such as fatigue, nausea, headaches, respiratory distress and eye irritation have been reported.

          The media has helped increase public awareness of the health risks posed by mold contamination. Many of the reports place the blame for mold contamination on builders, owners, building managers, designers, engineers, architects, or insurance companies and may be a contributing factor to the increase in single-party and class action lawsuits. Insurers have seen mold-related claims rise dramatically over the last several years. These claims have been driven in part by significant jury verdicts in cases like Ballard v. Farmers ($32 million verdict reduced to $4 million on appeal) and Anderson v. Allstate ($18 million verdict reduced to $2.4 million), involving mold damage to the insured’s homes, where the insurance companies were alleged to have breached their duty of good faith and fair dealing and were held liable for not properly responding to the insured’s claims for coverage. Insurance companies are countering by challenging mold coverage under existing policies and attempting to revise new policies to ensure mold coverage is not available. As this mold coverage litigation matures and the new exemptions from coverage are implemented, those who claim injury from mold will be forced to target other parties, like builders, owners, designers, engineers, architects and product manufacturers. In a recent California case, a couple who claimed their son suffered brain damage from toxic mold in their home reached a $22.6 million settlement with the lumberyard that supplied the wood and 16 other defendants.

          Mold prevention is a new service within the general construction industry. As a result, there is a shortage of data in terms of how much money is actually being spent on mold prevention services, but we do know that awareness of the problems caused by mold is increasing and the mold prevention industry is emerging. We measure the size of the industry in terms of potential business. For example, in Southern California new residential construction for 2005 was estimated to be 177.1 million square feet. Based on our average service pricing, the total potential market for mold prevention services in the Southern California region was approximately $62.0 million annually. We treated approximately 3.4 million square feet in Southern California in 2005, or approximately 1.9% of the total market. Applying this analysis to all the markets that we serve, we treated approximately 16.9 million square feet in 2005, representing approximately 3.3% of those markets. Based on our knowledge of the market and the industry and our relationship with home builders across the country, we believe that we are one of the largest mold prevention service companies in the United States.

We believe the mold prevention service industry will grow for the following reasons:

•

Mold contamination in residential real estate construction is unavoidable. Wood and wood byproducts are still, by far, the primary material used in residential real estate construction. Because the wood is exposed to the elements before and during the construction process, most buildings are contaminated even before the structure is sealed. Even after construction is completed, leaks, lack of proper ventilation, lack of light and other construction defects, even if they do not compromise the integrity of the structure, create an optimum environment for mold to grow.

•

Insurance against mold contamination is extremely expensive. The increase in the number of mold-related insurance claims has prompted many insurance companies to carve mold coverage out of general liability policies. Insurers who underwrite pollution legal liability policies do offer mold coverage as part of environmental insurance policies. However, this type of policy enhancement is expensive, involves high deductibles and is limited in scope. According to the Environmental Risk Resources Association, the cost of adding mold coverage to a pollution legal liability policy is typically 7% to 10% of the amount of coverage purchased, with a 10% to 15% deductible. So, for example, a $1 million liability policy would have an additional annual premium of $70,000 to $100,000 and a deductible ranging from $100,000 to $150,000 if mold coverage were added to the policy. Of course, insurance coverage is not a guarantee against being sued and may only provide limited coverage for the economic loss.

•	The cost of remediation is extremely high. We believe that the cost of remediation could be as high as $50 per square foot.

•

The economic impact of mold contamination is broad. Lenders are increasingly concerned over mold contamination as it affects the value of their collateral and, as a result, are requiring builders and developers to implement various prevention and management policies and practices that will minimize the risk. For example, the U.S. Department of Housing and Urban Development recently instituted a policy requiring buildings to be certified as “mold free” as a condition for financing.

•

Public awareness of the health risks related to mold is growing. There is a growing recognition of the total economic cost of indoor pollutants in general and mold in particular. In 2005, the California Air Resources Board estimated the annual cost to California’s economy attributable to mold hazards, due to premature deaths, medical costs, lost worker productivity and related impacts, was $220 million.

Our Business

          Our business is removing existing mold spores from wood and other building materials used in residential construction and preventing future mold growth on these materials by coating them with an antimicrobial solution. Mold growth requires mold spores, a food source (e.g. wood) and moisture. Mold is ubiquitous and present in every residential home. As a result, builders, engineers and architects have dedicated their mold prevention efforts to developing sealed structures to prevent water or moisture from seeping into areas where mold spores already exist. However, that approach does not work due to one or more of the following factors: design defects, engineering defects and living habits. From an engineering standpoint, it is impossible to design a building that is 100% waterproof. First, all structures are exposed to climatic elements including rain, sleet, snow and humidity. Second, all residential homes have water pipes that run behind walls that can leak or even rupture. Moisture is also created when warm air passes over pipes carrying cold water, resulting in condensation. Third, because of the trend towards energy conservation that began in the 1970’s, moisture that gets trapped behind walls typically has little or no opportunity to evaporate. Finally, it is difficult to regulate the living habits of the occupants.

          We take an entirely different approach to the problem. We have developed an environmentally-friendly three-step process that removes all visible mold growth from exposed building surfaces and applies an anti-microbial coating that prevents future mold growth. First, we use a soda blasting technique to remove all traces of mold contamination on all exposed building surfaces, whether wood, metal or concrete. Second, we clean the entire area to remove all residue of the soda, contaminants and debris. Finally, we apply our antimicrobial agent to all exposed surface areas contracted by the builder.

          We use two products in our process: baking soda for mold removal and an antimicrobial agent for mold growth prevention. Currently, we use an antimicrobial product manufactured in the United States exclusively for our use, which is a silicone-based product that is odorless and colorless. When applied, it bonds to the surface to prevent mold growth. A surface treated with this antimicrobial agent acts like a “bed of nails” to microbes, rupturing microbial membranes on contact. The chemistry underlying the antimicrobial agent we use, which has been in existence for over 30 years, is non-toxic, environmentally safe and provides long-term efficacy against microbial growth. It has been certified by BuildingGreen, Inc. as a “green” product.1

1

BuildingGreen, the publisher of Environmental Building News and which maintains a website at www.buildinggreen.com, is an independent company that provides information to building industry professionals and policymakers that is designed to improve the environmental performance and reduce the adverse impacts of buildings.

          We believe that our success depends on our ability to provide customers with “best of breed” technology for mold prevention. Under our agreement with the manufacturer of the antimicrobial agent we are currently using, the manufacturer cannot sell the product, under any name, to anyone else as long as we satisfy minimum use requirements. On the other hand, we are not precluded from using other antimicrobial agents or purchasing comparable products from another source.

          To date, our focus has been on the residential segment of the construction industry. This segment includes multi-family construction, single family construction and custom built homes. We have targeted this segment initially because of its size and growth, the high frequency of mold contamination in these structures and the high profile in the media of mold contamination in residential housing. We have provided our services to over 350 national and regional single- and multi-family home builders, including Lennar Corporation, DR Horton, Inc., Centex Corporation, Issa Homes, Inc., The McCaffrey Group, Lenox Homes, Global Construction Company, L.L.C., Hanover R.S. Limited Partnership, Bosa Development and Opus West Construction, Inc. The reaction among our clients has been positive, and we continue to generate repeat business from these builders. We currently operate 11 service centers in four regions — California, Florida, Texas and Louisiana — with plans to expand into strategically selected additional markets throughout the United States. We are not aware of any other company that has a plan, like we do, for a national roll-out of service centers to provide mold prevention services to the construction industry.

          Our fees vary from region to region and from project to project. The factors that we use to determine the prices we charge for our services include some or all of the following: (i) the size of the project; (ii) the region; (iii) proximity to a service center; (iv) the type of construction (e.g., single or multi-family); (v) the areas of the structure to be treated; (vi) the construction materials that are being treated; and (vii) the customer.

Our Strategy

          Our primary objective is to dominate the newly emerging mold prevention services industry. The key elements of our strategy include the following:

•	Maximize first mover advantage. We plan to aggressively pursue direct sales in the regions we currently serve by targeting additional national and regional builders in those areas.

•

Enhance our existing strategic relationships and develop new ones. Our strategy is to market our services directly to builders. We have established relationships with a number of major national and regional home builders in the United States, designating us a “preferred provider” of mold prevention services. These relationships are significant because we believe they create a barrier to entry, and we can leverage off these relationships when we establish new service centers.

•

Expand into new regions and markets. We have identified potential new regions for expansion based on factors such as the number of housing starts and the prevalence of mold. We will also expand into new markets in response to demand from existing customers. Finally, we will react quickly to new opportunities arising as a result of unforeseen events. For example, in October 2005, in response to the devastation caused by Hurricane Katrina, we expanded into New Orleans.

•	Build brand identity. We will continue to build the brand identity of “Mold Guard” through a comprehensive aggressive sales and marketing campaign.

•

Create industry demand. We plan to educate lenders, builders, contractors, insurance companies, engineers, architects and the general public on the health risks and the legal ramifications associated with mold exposure, as well as on the value of our services.

•

Expand our service offerings. As a result of our acquisition of Trust One in February 2005, we are a licensed pesticide operator in California. We also are licensed in the states of Texas and Louisiana. Through Trust One, we offer termite control services in California. We intend to offer additional environmental-related services such as concrete sealing and interior surface treatment.

•

Expand into new market segments. Other market segments of the construction industry include the not-for-profit, such as schools and hospitals, governmental, such as courthouses, prisons and military bases, hospitality and commercial markets.

Sales and Marketing

          Historically, our marketing efforts have targeted builders, primarily because they make the decision whether or not to use our services. We usually contact builders directly, either by calling them or by sending them written marketing materials. We intend to expand our marketing activities by targeting other decision influencers such as lenders, insurance companies, architects and engineers. Although mold prevention is generally not required by insurance companies, lenders or even legislatures, we believe that as the economic cost of mold contamination becomes more apparent, the decision making process will be taken out of the hands of the builders. HUD, the largest home lender in the country, now requires a certificate that the property is mold-free before it will lend against the property.

          Regional builders are an important segment for us as they comprise the majority of the market. We utilize a direct sales force in each region to call on regional builder contacts. Contacts are identified and approached through referral selling, direct mail and direct phone contact from our sales force. We utilize both internal and external sales representatives in our direct sales teams. Direct sales efforts are directly supervised by the regional general managers in California, Florida, Texas and Louisiana.

          Another marketing strategy is to enter into exclusive marketing agreements with local persons or firms under which they would develop marketing programs for specific markets, and we would pay them a fee based on the effectiveness of their marketing program. In December 2005, we entered into a “Joint Marketing Cooperative Endeavor Agreement” with an entity called Gulf Coast Mold Guard, LLC. Under this agreement, Gulf Coast Mold Guard agreed to provide us with $300,000 of capital to purchase and/or lease equipment and personnel so that we can provide mold prevention and restoration services in the coastal regions of Louisiana, Mississippi and Alabama, referred to as the Gulf Coast region, and, at its own cost and expense, to develop a marketing campaign for us in that region. Under the agreement, the minimum annual advertising expenditures for Gulf Coast Mold Guard are $180,000, provided that our gross receipts from the Gulf Coast region are at least $100,000 per month for the first year of the agreement and $150,000 per month after the first year. In exchange, we agreed to pay them a portion of all our revenue derived from providing our services in that region.

          Our sales and marketing staff includes our vice president of sales and three regional sales directors. With the proceeds of this offering, we intend to hire additional sales personnel at both the corporate and the regional levels. Our goal is to expand our existing relationships with builders and to develop new relationships with other national and regional builders and other trades and professions servicing the construction industry. We will continue to use our current strategies, which include direct selling and mailing, telemarketing and joint marketing arrangements like the one we have with Gulf Coast Mold Guard. In addition, we will participate in trade shows and conventions and develop a national public relations campaign that will be designed to increase the awareness of mold contamination and its adverse effects and promote our solution.

Competition

          The market for mold prevention services is relatively new. There is currently no dominant market leader in the mold prevention services industry, and, we believe, significant business opportunities exist. We believe we are in a first-to-market leadership position, and we plan to use this advantage to promote prevention compared with costly mold remediation and restoration. As the market for mold prevention services expands, we expect that competition will increase.

          Our principal competitors include companies currently manufacturing antimicrobial surface coatings that depend on third party applicators for distribution and sales. These types of companies include Fosters Inc., Envirocare and Nisus Corporation, all of which are chemical manufacturers. Other potential competitors include pest control companies and other construction industry trades. We believe that we have a strategic advantage over these competitors because (a) of our low cost structure and efficient operations; (b) of our ability to service customers out of our company-owned and operated service centers (as opposed to third party applicators) and (c) we are not tied to a specific mold prevention technology, enabling us to always provide the “best of breed” services to our customers.

          We believe that builders will opt to use our services for the following reasons:

•

Our services are performed by our specially-trained work crews. Most of our competitors tend to be chemical companies who are trying to sell one of their products. These companies usually hire third party applicators, which are likely to use unskilled labor for the task.

•

We offer a comprehensive service that includes removing existing mold from the wood structure, applying an antimicrobial solution to the structure and site cleanup. The chemical companies who are our chief competitors only offer the antimicrobial application.

•

We believe that our antimicrobial agent is more effective than any other antimicrobial product available on the market. First, ours is a silicone-based product that adheres to the surface to which it is applied. It does not wear off and cannot be removed except with caustic agents or by friction. Second, it results in a “physical” kill as opposed to a “chemical” kill, which means the microbes cannot develop immunity against the antimicrobial agent like bacteria can develop immunity against an antibiotic.

•

We offer our customers a warranty that extends for the entire period of the “statute of repose” — i.e., the period during which builders have continuing liability under state law for defects in the structure. In California and Texas, the statute of repose is 10 years; in Florida it is 15 years; and in Louisiana it is five years. Under our warranty, we will remediate, at our own expense, any mold contamination that develops on any surface that we treated. The warranty also covers personal injuries from mold contamination. This portion of the warranty is backed by our General Liability Policy with Evanston Insurance, rated A by A.M. Best, which has a pollution liability mold give back provision. This provision covers property damage and personal injury resulting from mold contamination on any surface we treated. The policy limits are $2 million per occurrence/$2 million aggregate.

Intellectual Property

          At the present time, we do not own any patents, trademarks or copyrights that are material to our business. We do believe that our methodology is proprietary but we have no means of protecting it other than through non-disclosure and non-compete agreements. While we try to have all our executive and management level employees sign such agreements, we are not always successful and none of our hourly employees have signed such agreements. Even in those cases where we are successful in obtaining non-compete and non-disclosure agreements, it may be difficult, if not impossible, for us to enforce our rights. We have the exclusive rights to the antimicrobial agent that we use, and we believe it is the most effective antimicrobial agent available today. However, even in that case, we do not own the patents on that agent, and even if we did, the patents have expired. As a result, there are virtually no barriers to entry in the mold prevention services industry, and we are susceptible to competition from any number of sources including chemical companies, pest control companies and other trades that provide services to the construction industry.

Government Regulation

          A number of states have enacted or are considering the adoption of legislation providing for the convening of task forces, usually comprised of health officers, health and medical experts, mold abatement experts, affected consumers and representatives of affected industries to conduct feasibility studies concerning permissible exposure limits to mold in indoor environments and to advise and, if appropriate, develop objective standards for the assessment and remediation of indoor mold.

          In addition, some states, including Florida, Illinois, Louisiana, Oklahoma, Texas and Wisconsin, have enacted laws requiring the registration, licensure or certification of mold remediation and abatement contractors. These laws generally provide for the appropriate state regulatory authority to establish training and eligibility requirements and application procedures for the registration, certification or licensure of applicants, provide guidelines for disciplinary action and penalties for violations of these guidelines, including modification, suspension or revocation of a registration, certification or license. In other instances, particularly California and Louisiana, the states require a pest control operator’s license or a contractor’s license for mold prevention service companies. We believe we have all the necessary qualifications, licenses, permits and certificates required by the states in which we are operating.

          At the federal level, Representative John Conyers of Michigan has introduced a bill entitled “The United States Toxic Mold Safety and Protection Act.” This bill, if enacted into law, would direct the U.S. Environmental Protection Agency (“EPA”) and the U.S. Department of Housing and Urban Development (“HUD”), respectively, to establish guidelines that identify conditions that facilitate indoor mold growth and measures that can be implemented to prevent such growth. The guidelines would also address mold inspection, testing and remediation. The bill also requests EPA and HUD to establish guidelines for certifying mold inspectors and remediators.

Employees

          As of March 1, 2006, we had 124 employees of which 34 were full-time and 90 were part-time. We have 10 employees based in our executive offices. Our employees are not covered by a labor union. We believe that our relationship with our employees is good.

Facilities

          Our executive offices are temporarily located at 30200 Rancho Viejo Road, Suite G, San Juan Capistrano, California 92675 under a lease that expires in August 2006. We will begin the search for permanent facilities after this offering. In addition, we lease office / service center space in the following locations:

State	Address

California	2125 Howell Street, Suite G, Anaheim
California	2038 E. Jensen Avenue, Fresno
California	3310 Monier Circle, Suite 8, Rancho Cordova
California	4200 Northgate Blvd, Unit #1404, Sacramento
California	157 Nardi Lane D, Martinez
California	6250 Sierra Lane, Dublin
Florida	9942 Currie Davis Drive, Suite A, Tampa
Florida	3714 Vineland Road, Orlando
Texas	751 Bradfield, Houston
Louisiana	5600 Jefferson Highway, Suite 274, New Orleans

Legal Proceedings

          We are not presently involved in any legal proceeding that we deem material.

Corporate History

          We commenced operations in September 2002 and subsequently incorporated in California in January 2003.

MANAGEMENT

Executive Officers and Directors

The names, ages and titles of our executive officers and directors, as of March 1, 2006, are as follows:

Name	Age	Position

Tom Blakeley	46	Chief executive officer and chairman of the board of directors

Mark Davidson	44	Chief operating officer and chief financial officer

Brad Barnes	45	Director

John W. Martin	47	Secretary and Director

Michael A. Katz	56	Director – Nominee (1)

Thomas C. Donnelly	52	Director – Nominee (1)

James Crofton	54	Director – Nominee (1)

Frank Brandenberg	59	Director – Nominee (1)

(1) The Director-Nominees will take office on the date of this prospectus.

          Tom Blakeley. Mr. Blakeley is our founder and has been our chief executive officer and chairman of the board since January 2003. Mr. Blakeley founded the company as a sole proprietorship in September 2002 and incorporated the business in January 2003. From July 2001 through September 2002, Mr. Blakeley was retired. From January 1999 through June 2001, Mr. Blakeley was the president, chief executive officer and chairman of MindArrow Systems, Inc., now known as Avalon Digital Marketing Systems, Inc., a provider of online direct marketing services.

          Mark Davidson. Mr. Davidson joined us in April 2004 as our chief financial officer. In August 2005, he was also named as our chief operating officer. From February 1997 to April 2004, Mr. Davidson was the president of J2N Consulting, a management consulting firm that provided consulting services, including business analysis, financial planning, executive management and development of customized information tools, to corporate clients.

          Brad Barnes. Mr. Barnes joined us in September 2002 to focus on developing a sales and marketing strategy. When the business was incorporated in January 2003, he was named president although he continued to focus primarily on developing our sales and marketing strategy. He was also appointed to the Board upon our incorporation in January 2003. He resigned as president effective November 30, 2005. From February 1998 to October 2002, Mr. Barnes was vice president of sales and marketing at Directfit, an online hiring solutions provider for information technology personnel.

          John W. Martin. Mr. Martin has served as a director since April 2003 and was appointed Secretary in March 2006. Mr. Martin is the sole proprietor of the Law Office of John W. Martin, a Los Angeles-based law firm specializing in corporate and securities law, which he founded in 1989.

          Michael A. Katz. Mr. Katz will join our Board immediately after this offering is effective. Since February 2000, Mr. Katz has been the president of Western Exterminator Company, a privately-held company with over 1,000 employees that provides commercial pest control services throughout the United States and residential pest control services in California, Arizona and Nevada.

          Thomas C. Donnelly. Mr. Donnelly will join our Board immediately after this offering is effective. Mr. Donnelly is the president and chief operating officer of ValleyCrest Landscape Development, a division of the ValleyCrest Companies, a privately-held landscaping and site development company. He has held that position since July 2001 and has been an employee of ValleyCrest since 1980.

          James Crofton. Mr. Crofton will join our Board immediately after this offering is effective. Since February 1999, Mr. Crofton has been a senior vice president and the chief financial officer of Sarnoff Corporation, a privately-held company focusing on product development and marketing services. Mr. Crofton also serves on the board of directors of Columbia Laboratories, Inc. (NasdaqNM: CBRX) and serves as a member of its Audit Committee and Scientific Committee.

          Frank Brandenberg. Mr. Brandenberg will join our Board immediately after this offering is effective. Since October 2003, Mr. Brandenberg has been a member of the board of directors Kemet Corporation, a New York Stock Exchange (KEM) diversified electronics company, and in March 2005 was named chairman of the board. From April 2001 through December 2003, when he retired, Mr. Brandenberg was a vice president and sector president of Northrop Grumman Corporation. From December 1999 through April 2001, he was a group executive and a corporate senior vice president for Litton Industries.

          There are no family relationships among our officers and directors or director nominees.

          None of our current directors, Messrs. Blakeley, Barnes and Martin, are “independent” as required under the rules and regulations that apply to a company listed on the Nasdaq Capital Market. Messrs. Crofton, Katz, Brandenberg and Donnelly, all of whom have agreed to join our Board on the effective date of this offering, meet the required independence standards.

          Under our bylaws, the Board must consist of at least a minimum of six and a maximum of 11 directors. Following this offering, the Board will consist of seven members. Directors are elected annually at the annual meeting of shareholders to hold office for one year or until their successors are duly elected and qualified. We have not yet set the day for our first annual meeting of shareholders following this offering. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. The executive officers are appointed by the Board and serve at their discretion.

Committees of the Board of Directors

          The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee is made up entirely of independent directors.

          Audit Committee. The Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee’s responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by the independent auditors;

•	reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;

•	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

          Following this offering, Mr. Crofton will be chairman of the Audit Committee and the other members of the Audit Committee will be Messrs. Donnelly and Brandenberg. The Board has determined that Mr. Crofton is an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-B, and “independent” for purposes of Nasdaq listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934.

          Compensation Committee. The Compensation Committee assists the Board in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity and incentive compensation plans.

          Following this offering, the chairman of the Compensation Committee will be Mr. Brandenberg and the other members of the Compensation Committee will be Messrs. Crofton and Katz.

          Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee assists the Board by identifying and recommending individuals qualified to become members of the Board, reviewing correspondence from our shareholders and establishing and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering shareholder nominees to our Board;

•	reviewing our corporate governance principles and making recommendations to the Board regarding possible changes; and

•	reviewing and monitoring compliance without code of ethics and insider trading policy.

          Following this offering, the chairman of the Corporate Governance and Nominating Committee will be Mr. Brandenberg and the other members of the committee will be Messrs. Donnelly and Crofton.

          As of the date of this prospectus, we have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer and other persons performing similar functions, as well as all of our other employees and directors. This Code of Ethics will be posted on our website at www.americanmoldguard.com.

Compensation of Directors

          Once this offering is effective, our “independent” directors will receive an annual fee of $2,500, payable in equal quarterly installments and reimbursement for actual out-of-pocket expenses in connection with each board meeting attended in person. In addition, the chairman of the audit committee will receive an annual fee of $2,500, payable in equal quarterly installments and each other member of the audit committee will receive $750 for each meeting they attend in person. Each member of the compensation and nominating committees, including the chairmen, will receive $500 for each committee meeting they attend in person.

Executive Compensation

          Summary compensation. The following table sets forth information regarding compensation awarded to, earned by, or paid to our chief executive officer and our other most highly compensated executive officers whose compensation exceeded $100,000 in 2005 for all services rendered to us in all capacities during the last three completed fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Other compensation(1)	Long-term compensation Securities underlying options

Tom Blakeley	2005	$209,997	(2)	$—		$—	—
Chief Executive Officer	2004	$200,000	(2)	$50,000	(2)	$137,500	17,006
	2003	$55,000	(2)			$81,600	—

Brad Barnes	2005	$131,664	(3)	$—		$—	—
President	2004	$200,000	(3)	$65,000	(3)	$150,000	17,006
	2003	$55,000	(3)			$88,000	—

Mark Davidson	2005	$150,000	(4)	$164,202		$—	25,334
Chief Financial Officer and Chief Operating Officer	2004	$90,000	(4)	$30,000	(4)	$124,250	42,516

(1)	Reflects the value of common stock issued for services.

(2)

Salary for 2005 does not include $53,753 of previously deferred compensation paid to Mr. Blakeley in 2005. The salary amounts for 2004 and 2003 include deferred compensation of $87,405 and $36,250, respectively. At December 31, 2005, the balance owed to Mr. Blakeley was $69,902, which will be payable over a six month period beginning with the first calendar month after the month in which this offering becomes effective.

(3)

Includes deferred compensation of $47,481 in 2005, $161,250 in 2004 and $18,750 in 2003. Mr. Barnes resigned as president effective November 30, 2005. Under the terms of his settlement agreement, the deferred compensation, together with other amounts owed to Mr. Barnes, will be paid in 12 equal monthly installments beginning with the first month after the month in which this offering takes place.

(4)

Includes deferred compensation of $42,800 in 2005 and $51,000 in 2004, which will be payable over a six month period beginning with the first calendar month after the month in which this offering becomes effective.

Options Held by Named Executives

          The following tables provide information with respect to stock options granted during the fiscal year ended December 31, 2005 to each of the executives named in the Summary Compensation Table above and the number and aggregate value of unexercised options held by those executives as of December 31, 2005. The per share exercise price of all options was equal to, or above, the estimated fair market value of a share of common stock on the date of grant. No options granted to any named executives have been exercised.

Option Grants in Fiscal Year Ended December 31, 2005
(Individual Grants)

Name	Number of shares underlying options	Percent of total options granted to employees in fiscal year	Exercise price	Expiration date

Mark Davidson	25,334	15.8%	$6.53	12/31/2010

2005 Year-End Option Values

	Number of shares underlying unexercised options at fiscal year-end (#)		Value of unexercised in-the-money options at fiscal year-end ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Tom Blakeley	7,086	9,920	$ 19,980	$ 27,977
Brad Barnes	17,006	—	$ 47,957	$ —
Mark Davidson	47,301	20,549	$ 61,947	$ 57,948

(1)	Assumes a $6.50 stock price based on a $13.00 initial public offering price for the units.

No options were exercised by the officers named above.

Employment Agreements

          We have employment agreements with Tom Blakeley and Mark Davidson.

          Our employment agreement with Mr. Blakeley has a five-year term commencing January 1, 2004 and automatically renews for successive three-year terms unless either party to the agreement gives the other party to the agreement 90 days’ prior written notice of his or its intent not to renew. Mr. Blakeley is entitled to a base salary of $170,000 per year. The base salary is increased based on the company achieving various revenue milestones as set forth in the following table.

Quarterly Revenue	Base Salary

$ 500,000	$170,000
$1,000,000	$220,000
$2,500,000	$270,000
$4,000,000	$320,000
$5,500,000	$370,000
$7,000,000	$420,000
$8,500,000	$470,000

          In addition, he is entitled to discretionary bonuses, including participation in our Annual Reward Plan, and to participate in our incentive compensation and fringe benefit programs, including a car allowance.

          In the event we terminate Mr. Blakeley’s employment for any reason other than death, disability or “justifiable cause” (defined to include any willful breach by Mr. Blakeley of his duties under the agreement or his conviction of any crime involving our property or any crime constituting a felony), Mr. Blakeley would be entitled to a severance payment equal to 24 months of his current monthly base salary plus target bonus as in effect on the last day of his employment and reimbursement for the cost of maintaining his medical and dental insurance for 24 months. In the event of a termination in connection with a “change in control” or by Mr. Blakeley for “good reason” (defined to include a relocation more than 30 miles from Irvine, California and a material reduction of Mr. Blakeley’s base salary, duties or authority), he is entitled to a lump sum payment equal to his unpaid, annualized base salary for the remainder of the year in which the termination occurs and a lump sum payment equal to three times the highest annual compensation (salary plus bonus) for any of the three calendar years immediately preceding the date of termination.

          Mr. Blakeley’s employment agreement also contains confidentiality and non-solicitation provisions as well as a provision under which he assigns all of his rights to inventions and discoveries made or conceived during his employment.

          In April 2004, we hired Mr. Davidson as our chief financial officer and in August 2005, he was also given the title and assumed the duties of chief operating officer. The terms, provisions and conditions of Mr. Davidson’s employment agreement are identical in all material respects to those of Mr. Blakeley’s employment agreement except for the following:

•	His term began July 1, 2004;

•	His initial base salary was $120,000; and

•	The schedule for increases in his base salary is as follows:

Quarterly Revenue	Base Salary

$ 500,000	$120,000
$1,000,000	$150,000
$2,500,000	$180,000
$4,000,000	$210,000
$5,500,000	$240,000
$7,000,000	$270,000
$8,500,000	$300,000

          In July 2005, the Board awarded a bonus to Mr. Davidson equal to 3% of our gross revenue for the year.

Severance Agreement

          On November 30, 2005, we entered into an agreement with Brad Barnes, regarding the termination of his employment. The principal terms of that agreement are as follows:

•	Mr. Barnes resigned as our president effective November 30, 2005.

•

We will pay Mr. Barnes $244,481 on account of accrued but unpaid salary in semi-monthly installments of $7,500 beginning in December 2005 until this offering is completed. Once this offering is completed, we will make a lump sum payment equal to the lesser of (x) the balance due and (y) $119,078. If any amount remains unpaid after the lump sum payment, it will be paid to Mr. Barnes in 12 consecutive equal monthly installments.

•	We will pay Mr. Barnes $440,000 as severance pay in 12 consecutive monthly installments of $36,667, commencing 30 days after this offering is completed.

•

If this offering is not completed by April 1, 2006, then on that date we are to begin making monthly payments to Mr. Barnes of $25,000 on account of both accrued salary and severance pay commencing on that date until the total of Mr. Barnes’ accrued salary and severance payment has been paid in full. If this offering is completed before the entire amount of accrued and unpaid salary and severance pay is paid in full, the monthly payments will increase so that the balance will be paid no later than the earlier of 12 months after the IPO date.

•	We will pay Mr. Barnes a commission equal to 20% of the purchase price for our 50% interest in Zero Plus, or $16,000.

•

On April 1, 2006, we will reimburse Mr. Barnes for all accrued and unreimbursed business expenses incurred by him prior to that date and for up to $5,000 for the legal fees and expenses incurred by him in connection with the preparation of the severance agreement

•	Mr. Barnes will continue to participate in all of our benefit plans and programs until November 30, 2007.

•	All of his unvested stock options will immediately vest and become exercisable on November 30, 2005.

•

Any payment under the agreement that is not timely paid will bear interest at a rate equal to the lower of (i) the prime rate in effect from time to time as published in The Wall Street Journal and (ii) the highest rate of interest allowed by law.

Equity and Incentive Compensation Plans

          In July 2004, we adopted the American Mold Guard, Inc. Annual Reward Plan for the purpose of rewarding senior management for improving our financial results. In July 2005, the Board decided to delay the implementation of the plan to 2006. The plan is to be administered by the Compensation Committee of the Board of Directors. Participants in the plan include all officers and other key employees as determined by the chief executive officer in accordance with the plan. Under the terms of the plan, on the last day of each year, we are supposed to contribute a sum equal to 20% of our earnings before interest, taxes, depreciation and amortization to a bonus pool that is then allocated to the participants as determined by the Compensation Committee.

          In April 2003, our shareholders approved and ratified an American Mold Guard, Inc. Equity Incentive Plan, the purpose of which is to attract and retain the personnel necessary for our success. The Equity Incentive Plan gives our board of directors the ability to provide incentives through grants of shares of our common, stock options, restricted stock awards and stock to our full-time key employees, consultants and directors (other than directors that are not compensated for their time by us or receive only a director’s fee).

          A total of 425,155 shares of our common stock are reserved for issuance under the plan. If an award expires or terminates unexercised or is forfeited to us, or shares covered by an award are used to fully or partially pay the exercise price of an option granted under plan and any shares retained by the Company to satisfy tax withholding obligations in connection with an option exercise or the vesting of another award, become available for further awards under the plan.

          Until now this plan has been administered by the board of directors. After this offering is completed, the plan will be administered by the Compensation Committee. Except as may otherwise be provided in the plan, the Compensation Committee will have complete authority and discretion to determine the terms of awards.

          The Equity Incentive Plan authorizes the granting of options, including options that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee will determine the period of time during which a stock option may be exercised, as well as any vesting schedule, except that no stock option may be exercised more than 10 years after its date of grant. The exercise price for shares of our common stock covered by an Incentive Stock Option cannot be less than the fair market value of our common stock on the date of grant; provided that that exercise of an Incentive Stock Option granted to an eligible employee that owns more than 10% of the voting power of all classes of our capital stock must be at least 110% of the fair market value of our common stock on the date of grant. The aggregate fair market value of shares subject to an Incentive Stock Option exercisable for the first time by an optionholder may not exceed $100,000 in any calendar year.

          The plan also authorizes the grant of restricted stock awards on terms and conditions established by the Compensation Committee. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture.

          In connection with the grant of an option under the Equity Incentive Plan, the applicable stock option agreement may grant stock appreciation equal rights (SARs) entitling the participant to receive a distribution equal to some or all of the excess of the fair market value of shares covered by the unexercised portion of the corresponding stock option over the exercise price of such shares. Such distributions are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee. No SAR may be exercised in whole or in part, other than (i) in connection with the contemporaneous surrender without exercise of the corresponding stock option; or (ii) except to the extent the corresponding option is exercisable on the date the SAR is exercised; or (iii) unless the class of stock subject to the option is traded on a national securities exchange or is quoted on the Nasdaq Stock Market.

          Our board may terminate the plan without shareholder approval or ratification at any time. Unless sooner terminated, the plan will terminate on December 31, 2013. Our board may also amend the Plan, provided that no amendment will be effective without approval of our shareholders if shareholder approval is required to satisfy any applicable statutory or regulatory requirements.

Limitation of Directors’ Liability and Indemnification

          As permitted by the General Corporation Law of California (the “GCLC”), our Articles of Incorporation eliminate, to the fullest extent permitted under the GCLC, the personal liability of a director for monetary damages in an action brought by or in the right of the company for breach of a director’s duties to us and our shareholders. Under the GCLC, liability is not eliminated for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believed to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction form which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) contracts or other transactions between corporations and directors having interrelated director in violation of Section 310 of the GCLC; and (vii) distributions, loans or guarantees made in violation of Section 316 of the GCLC. In addition, our Articles of Incorporation and bylaws provide for indemnification, to the fullest extent permitted under the GCLC, of our directors, officers and agents and persons who serve at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

          In addition, we have entered into indemnification agreements with our directors and executive officers, as permitted under the bylaws. The indemnification agreements will provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or executive officer of us or any of our subsidiaries or of any other company or enterprise in which they are serving at our request. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, those provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy. In addition, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, unenforceable. Therefore, these indemnification provisions may not limit the liability of directors and executive officers under that statute.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In 2004, we borrowed an aggregate of $90,000 on an unsecured basis from Brad Barnes, who, at the time, was our former president and a director. He resigned as president in November 2005 but continues to serve as a director. The interest rate on this loan was 3% per month. The entire loan, including interest was repaid in March 2005.

          In November 2003, we borrowed $75,000 on an unsecured basis from Bob Barnes, the father of Brad Barnes. The loan bears interest at the rate of 7% per annum. At December 31, 2005, the balance due on this loan, including accrued interest, was approximately $87,000. In connection with this loan, we also agreed to issue to Mr. Barnes warrants to purchase 85,031 shares of common stock at a price of $3.68 per share. The loan to Mr. Barnes will be repaid out of the proceeds of this offering.

          In April 2004, we borrowed $170,000, secured by accounts receivable, from KPC LLC and $25,000, on an unsecured basis from Peter Wilson, a principal of KPC. The interest rate on the KPC loan is 3% per month and the interest on the Wilson loan is 7% per annum. At the time of this offering KPC owned approximately 10% of our stock. At December 31, 2005, the total amount owed to KPC and Mr. Wilson, including accrued interest, was approximately $175,000 and $28,000, respectively. These loans will be repaid out of the proceeds of this offering.

          In September 2004, we borrowed $100,000 from Seagrove LLC on an unsecured basis. The loan bears interest at 12% per annum. At the time of this offering, Seagrove owned in excess of 7% of our stock. At December 31, 2005, the balance due on this loan, including accrued interest, was $110,000. The loan will be repaid out of the proceeds of this offering.

          In 2003, 2004 and 2005 we paid John Martin, one of our directors, $39,943, $66,775 and $0, respectively, for legal services performed by him on our behalf.

          In December 2005, we borrowed $100,000 on an unsecured basis from High Capital Funding, LLC, an insti-tutional accredited investor. In order to induce the investor to make this loan, Tom Blakeley, our chief executive officer, personally guaranteed repayment of the note and agreed to transfer to the investor out of his personal holdings, a number of shares of common stock equal to the greater of (i) 10,000 or (ii) 150% of the principal amount borrowed by us divided by 50% of the initial public offering price of the units.

          In November 2005, we borrowed $200,000 from Joseph Kowal on an unsecured basis. In order to induce the investor to make this loan, Mr. Blakeley, agreed to transfer 20,000 shares of our common stock out of his personal holdings to this investor.

          In November 2005, we entered into a termination and severance agreement with Brad Barnes, which is more fully described in “Management — Severance Agreement.”

          In January and February 2006, we borrowed an aggregate of $150,000 on a demand basis from High Capital Funding, LLC. In order to induce the investor to make these loans, Mr. Blakeley agreed to transfer to the investor 5,000 shares of our common stock out of his personal holdings to this investor and Brad Barnes, one our founders and a director, agreed to transfer to the investor 25,000 shares of our common stock out of his personal holdings.

          In March 2006, we borrowed $250,000 from SGC Capital, an institutional private investor. As an inducement, Tom Blakeley agreed to transfer 25,000 shares of our common stock that he owns to SGC Capital on the date of this prospectus.

PRINCIPAL SHAREHOLDERS

          The following table sets forth information regarding the beneficial ownership of our common shares as of March 1, 2006:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our directors and director nominees;

•	each executive officer named in the Summary Compensation Table above; and

•	all of our directors and executive officers as a group.

          The following table does not take into account any shares of common stock sold as a result of the exercise of the over-allotment option granted to the representative. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the shares owned by them. The individual shareholders have furnished all information concerning their respective beneficial ownership to us.

			Percent of common shares beneficially owned

Name and address of beneficial owner (1)	Shares of common stock beneficially owned (2)		Before offering (3)	After offering (3)

Thomas Blakeley	226,916	(4)	14.4%	6.0%
Brad Barnes	183,496	(5)	11.6%	4.9%
Mark Davidson	85,099	(6)	5.3%	2.2%
John W. Martin	74,653	(7)	4.7%	2.0%
Michael A. Katz	—		—	—
Thomas C. Donnelly	—		—	—
James Crofton	—		—	—
Frank Brandenberg	—		—	—

Peter Wilson	143,625	(8)	9.2%	3.8%
c/o KPC, LLC
20243 Piedra Chica Road
Malibu, CA 90265

Rick Edwards	103,794	(9)	6.6%	2.8%
c/o Seagrove, LLC
1801 Century Park East
Suite 1080
Los Angeles, CA 90067

Kevin Coleman	77,132	(10)	5.0%	2.1%
c/o Net Development Company
3188 Airway Avenue
Suite F
Costa Mesa, CA 90626

John Long	807,705	(10)	34.1%	17.7%
c/o Crestridge Investments AMG
Moldguard, L.L.C.
400 Continental Boulevard
Suite 160
El Segundo, CA 90245

All directors, director-nominees and executive officers as a group (8 persons)	575,164	(11)	34.6%	14.9%

*Less than 1%

(1)	Unless indicated otherwise, all addresses are c/o American Mold Guard, Inc., 30200 Rancho Viejo Road, Suite G, San Juan Capistrano, California 92675.

(2)

According to the rules and regulations of the Securities and Exchange Commission, shares that a person has a right to acquire within 60 days of the date of this prospectus are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Based on 1,563,895 shares of common stock issued and outstanding immediately as of the date of this prospectus and 3,763,895 shares of common stock issued and outstanding immediately after this offering

(4)

Includes 8,503 shares of common stock issuable upon exercise of stock options that are either currently exercisable or exercisable within 60 days of the date of this table. Mr. Blakeley’s beneficial ownership has been reduced by 73,077 shares that he has agreed to transfer to two investors in order to induce them to lendus money. See “Certain Relationships and Related Transactions.” These shares will be transferred on or about the date of this prospectus.

(5)

Includes 17,006 shares of common stock issuable upon exercise of stock options that are currently exercisable. Mr. Barnes’ beneficial ownership has been reduced by 25,000 shares that he has agreed to transfer to an entity to induce that entity to loan us money. See “Certain Relationships and Related Transactions.”

(6)	Includes 50,843 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of the date of this table.

(7)	Includes 20,407 shares of common stock issuable upon exercise of stock options that are currently exercisable.

(8)

Includes 7,575 shares owned directly and 136,050 shares owned indirectly through KPC, LLC. Mr. Wilson has full voting control and investment power over the shares owned by KPC and may be deemed the beneficial owner of those shares. He disclaims beneficial ownership of all of the shares except to the extent of his pecuniary interest in the entity.

(9)

All shares are owned directly by Seagrove, LLC. Rick Edwards has full voting control and investment power over these shares and may be deemed to be the beneficial owner of such shares. He disclaims beneficial ownership of all the shares except to the extent of his pecuniary interest in the entity.

(10)

Reflects 170,062 shares of common stock underlying warrants that are currently exercisable and 637,643 shares of common stock that would be issued if Crestridge were to exercise its right to convert the principal amount of the convertible note ($1,950,000) and 80% of the accrued interest through March 31, 2006 ($234,000) at a conversion price of $3.35. Mr. Long has full voting control and investment power over those shares and may be deemed to be the beneficial owner of such shares. He disclaims beneficial ownership of all the shares except to the extent of his pecuniary interest in the entity.

(11)	Includes 96,759 shares of common stock underlying options that are either currently exercisable or exercisable within 60 days of the date of this table.

           All of the common shares set forth in the above table other than those attributed to Crestridge are covered by lock-up agreements prohibiting their sale, assignment or transfer for one year following the date of this prospectus without the prior written consent of the underwriters’ representative. Crestridge has agreed to a 180-day lockup on its shares.

DESCRIPTION OF SECURITIES

          As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of undesignated preferred stock, no par value. After this offering, we will have 3,763,895 shares of common stock issued and outstanding and 4,093,895 shares if the over-allotment option is exercised in full. At the time this offering is effective, we will have 1,563,895 shares of common stock outstanding held of record by approximately 40 shareholders after taking into account (i) the conversion of all outstanding shares of our Series A and Series B Preferred Stock into 324,648 shares of our common stock, (ii) the 230,770 shares of common stock included in the units that we will issue to the holders of the Unsecured Notes; and (iii) 66,176 shares of common stock that we have agreed to issue on the date of this prospectus. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Articles of Incorporation, as amended, and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part and to the provisions of California law.

Units

          Each unit consists of two shares of common stock, two Class A warrants and one Class B warrant. Each Class A and Class B warrant entitles the holder thereof to purchase one share of common stock. Initially, only the units will trade. The common stock and the warrants included in the units will not trade separately until the 30th calendar day following the date of this prospectus or the first trading day thereafter if the 30th day is a weekend or holiday. Once separate trading in the common stock and warrants commences, the units will cease trading and they will be delisted.

          At closing, we will deliver only unit certificates. An investor may request physical delivery of the certificate and may immediately request that the unit certificate be exchanged for stock and unit warrant certificates. If the investor does so before the stock and unit warrants trade separately, trades based on the stock and unit warrant certificates will not clear until trading in those securities commences.

Common Stock

          Subject to the preference in dividend rights of any series of preferred stock that we may issue in the future, the holders of outstanding shares of common stock are entitled to receive dividends out of legally available assets when and to the extent determined by our board of directors from time to time. Each shareholder is entitled to one vote for each share held by him on each matter submitted to a vote of shareholders and, upon giving notice as required by law, is entitled to cumulate votes for the election of directors. Our board is elected by a plurality vote of the holders of the shares of voting stock, with the seven persons receiving the highest number of votes being elected (once our director-nominees have taken office). The shares of common stock are not entitled to preemptive rights and are not convertible or redeemable. In the case of a liquidation, dissolution or other termination of our business, the holders of common stock are entitled to share ratably in the distribution of all of our assets remaining available for distribution after all of our liabilities and preferred stock preferences, if any, have been satisfied. Each outstanding share of common stock is, and all shares of common stock outstanding after this offering is completed will be, fully paid and nonassessable.

Class A Warrants

          General. Immediately after this offering, there will be 2,430,770 Class A warrants issued and outstanding of which 2,200,000 are included in the units sold in this offering and 230,770 are included in the units that we will issue to the holders of the Unsecured Notes on the date of this prospectus (assuming an initial public offering price of $13.00 per unit). The Class A warrants issued in this offering may be exercised at any time beginning 30 days after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus. Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of $     per share (75% of the unit offering price). This exercise price will be adjusted if specific events, summarized below, occur. A holder of Class A warrants will not be deemed a holder of the underlying stock for any purpose until the Class A warrant is exercised.

          Redemption. Beginning six months after the effective date of this offering, we will have the right to redeem the Class A warrants at a price of $0.25 per warrant, after providing 30 days’ prior written notice to the warrant holders, at any time after the closing price for our common stock, as reported on the principal market on which our stock trades, was at or above 100% of the unit offering price for any five consecutive trading days. We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the warrant agent. No other form of notice or publi-

cation or otherwise will be required. If we call the Class A warrants for redemption, the holders of the Class A warrants will then have to decide whether to sell the Class A warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption. If the Class A warrants are not covered by a current registration statement or are not qualified for sale under the laws of the state in which holders reside, warrantholders may not be able to exercise them.

          Exercise. The holders of the Class A warrants may exercise them only if an appropriate registration statement is then in effect and if the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the holder resides. To exercise a Class A warrant, the holder must deliver to our warrant agent the Class A warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Class A warrants.

          In order for you to exercise the warrants, the shares of common stock underlying them must be covered by an effective registration statement and, if the issuance of shares is not exempt under state securities laws, must be properly registered with state securities regulators. At present, we plan to have a registration statement current when the warrants are redeemed and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to use our best efforts to register the shares with the relevant authorities. However, we cannot provide absolute assurances that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at the relevant time(s). These factors may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

          Adjustments of exercise price. The exercise price of the Class A warrants will be adjusted if we declare any stock dividend to shareholders or effect any split or share combination with regard to our common stock. If we effect any stock split or stock combination with regard to our common stock, the exercise price in effect immediately before the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares underlying a Class A warrant or, if we elect, an adjustment of the number of Class A warrants outstanding.

Class B Warrants

          Immediately after this offering, there will be 1,215,385 Class B warrants issued and outstanding including 1,100,000 Class B warrants included in the units sold in this offering and 115,385 Class B warrants included in the units that we will issue to the holders of the Unsecured Notes on the date of this prospectus (assuming an initial public offering price of $13.00 per unit). The Class B warrants are identical to the Class A warrants except for the following:

•	the Class B warrants have an exercise price of $ per share (100% of the unit offering price); and

•	the Class B warrants may only be redeemed after our gross revenues for any previous 12 month period, as confirmed by an independent audit, equals or exceeds $20 million.

Preferred Stock

          Our authorized capital includes 10,000,000 shares of undesignated preferred stock. We have created Series A, Series B and Series C Preferred Stock and have issued shares of the Series A and Series B Preferred Stock. On the date of this prospectus, all of the outstanding shares of Series A and Series B Preferred Stock will automatically convert into shares of common stock. No shares of the Series C Preferred Stock have been issued, although the holder of the Convertible Notes has the right to convert those notes into shares of Series C Preferred Stock at any time. While we intend to repay the Convertible Notes out of the proceeds of this offering, we cannot do so until September 30, 2006. As a result, there is the possibility that holder of the Convertible Notes could convert them into shares of Series C Preferred Stock before we can exercise our prepayment right. The material rights and preferences of the Series C Preferred Stock are as follows:

•

Each share of Series C Preferred Stock is convertible into one share of common stock at any time at the option of the holder. The conversion ratio will be adjusted on a “weighted average” basis if we issue any shares of common stock or any debt or equity security convertible into shares of common stock at a price per share that is less than $3.35.

•	The Series C Preferred Stock accrues dividends at the rate of 8% per annum cumulatively from the date of issuance, if and when declared by the board of directors.

•	No dividends may be paid on any other class of stock unless and until all accumulated dividends on the Series C Preferred Stock have been paid in full.

•

In a liquidation, the holders of the Series C Preferred Stock are entitled to an amount equal to its liquidation preference, which includes the principal and accrued interest on the Convertible Notes that was converted into stock plus accumulated but unpaid dividends, before payments are made to other shareholders. In addition, after payment of the liquidation preference, the holders of the Series C Preferred Stock are entitled to participate in the distribution of any remaining assets with all other holders of our capital stock on a pro rata basis.

•

The Series C Preferred Stock votes with the common stock on all matters on as converted basis. Assuming the holder of the Covertible Notes exercised its conversion right on April 1, 2006 in full, it would own approximately 637,643 shares of Series C Preferred Stock representing approximately 14.5% of our voting securities after this offering. That would make it our largest single shareholder and it would have significant influence in any matter that is presented to shareholders for vote.

•

The consent of the holders of the Series C Preferred Stock is required for significant corporate transactions such as a sale of all or substantially all of our assets, a merger where we would not be the surviving entity and stock redemptions.

•

We could not issue any series or class of equity securities with rights and preferences that are equal to or superior to those of the Series C Preferred Stock without the consent of the holders of the Series C Preferred Stock. As a result, the holders of the Series C Preferred Stock could make it more difficult for us to raise additional capital, require us to pay a liquidated amount or give up other rights as a condition for obtaining its consent.

Options and Warrants

          As of March 1, 2006, we had outstanding warrants covering 255,083 shares of common stock, of which warrants covering 170,062 shares are held by the holder of the Convertible Notes. Those warrants expire April 15, 2008 and have an exercise price of $5.88. The remaining warrants, covering 85,031 shares, have an exercise price of $3.68 and expire in January 2007. There are no registration rights covering the shares underlying these warrants. However, the warrants have a “cashless” or net exercise provision, which means we may not receive any proceeds if and when they are exercised but we would not have to issue the entire number of shares covered by the warrants. The exact number of shares that we would issue will depend on the market price of our stock at the time of exercise.

          As of March 1, 2006, we had outstanding options covering 267,499 shares of common stock. These options have a weighted exercise price of $4.53 per share and expire in 2009 and 2010. As of March 1, 2006, 126,971options are exercisable.

Authorized but Unissued Shares

          The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common or preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

          The California General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation, unless the corporation’s articles of incorporation, requires a greater percentage. Our articles of incorporation do not impose any supermajority vote requirements.

Transfer Agent, Warrant Agent and Registrar

          The transfer agent and registrar for our common stock and the warrant agent for the Class A and Class B warrants will be U.S. Stock Transfer Corporation, located in Glendale, California.

SHARES ELIGIBLE FOR FUTURE SALE

This Offering

          After this offering is completed we expect to have 3,763,895 shares of common stock outstanding. This number assumes no exercise of the representative’s over-allotment option, the Class A warrants, the Class B warrants, the representative’s warrants or any other outstanding options and warrants. We expect to have 4,093,895 shares of common stock outstanding if the representative’s over-allotment is exercised in full. Of these shares, the 2,200,000 shares of common stock issued as part of the units sold in this offering (2,530,000 shares if the representative’s over-allotment is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 2,200,000 shares of common stock underlying the Class A warrants and the 1,100,000 shares of common stock underlying the Class B warrants issued as part of the units sold in this offering (2,530,000 shares of common stock in the case of the Class A warrants and 1,265,000 shares of common stock in the case of the Class B warrants if the representative’s over-allotment is exercised in full) will also be freely tradeable after exercise of the warrants, except for shares held by our affiliates.

Outstanding Restricted Stock

          The remaining 1,563,895 outstanding shares of common stock will be restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. The holders of these shares have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of this offering, without the prior written consent of Paulson Investment Company, Inc., the representative of the underwriters, subject to certain limited exceptions. After the expiration of the lock-up period, or earlier with the prior written consent of the representative, all of the outstanding restricted shares may be sold in the public market pursuant to Rule 144.

          Without taking into account the lock-up agreements, 1,165,603 shares of common stock would be eligible for sale under Rule 144 90 days after completion of the offering. The balance of the restricted shares would be eligible for sale under Rule 144 on approximately the following schedule:

•	102,115 shares on January 1, 2007; and

•	296,176 shares in 2008;

          In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Options and Warrants

          Stock Options

          As of March 1, 2006, we had outstanding options to purchase a total of 267,499 shares of common stock under our Equity Incentive Plan. Under that plan, we can grant options covering an additional 157,656 shares of common stock. We intend to file a registration statement under the Securities Act to register all shares of common stock issued, issuable or reserved for issuance under our stock option plans. This registration statement is expected to be filed as soon as practicable after the date of this prospectus and will automatically become effective upon filing. Following this filing, shares exercisable pursuant to vested options that are registered under this registration statement will, subject to the lock-up agreements and market standoff provisions described above and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market.

          Warrants

          Immediately prior to the date of this prospectus, we had outstanding warrants covering 255,093 shares of common stock. None of these warrants, nor the underlying shares of common stock, have registration rights.

Representative’s Warrants

          In connection with this offering, we have agreed to issue to the representative warrants to purchase 110,000 units. The representative’s warrants will be exercisable for units at any time beginning one year after the effective date of this offering until the fifth anniversary of the effective date. However, neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period. After one year, the warrants may be transferred (i) without restriction to any officer, director or shareholder of an underwriter or (ii) to any other person, provided that the transferred warrants must be immediately exercised. We will cause the registration statement of which this prospectus is a part to remain effective until the earlier of the time that all of the representative’s warrants have been exercised and the date which is five years after the effective date of the offering or will file a new registration statement covering the exercise and resale of those securities. The common stock and Class A and Class B public warrants issued to the representative upon exercise of these representative’s warrants will be freely tradeable.

Registration Rights

          We have agreed to register for resale approximately one year from the date of this prospectus the (a) 230,770 shares of common stock, (b) 230,770 Class A warrants and (c) 115,385 Class B warrants that we are issuing to the holders of the Unsecured Notes on the date of this prospectus as well as the 346,155 shares of common stock underlying those warrants (assuming and initial public offering price of $13.00 per unit).

          We have also granted demand and piggyback registration rights to the holder of the Convertible Note in regard to the common stock underlying the Series C Preferred Stock underlying the Convertible Notes. The demand registration rights cannot be exercised until the earlier of September 30, 2007 or six months after a “Qualified Public Offering,” defined as a public offering where the offering price is not less than $4.00 per share and the net proceeds are at least $10 million. Our obligation to register the shares terminates on the earlier of the third anniversary of the Qualified Public Offering and the date on which all of the shares are salable under Rule 144(k). The piggyback registration rights are exercisable immediately but are subject to full underwriter cutbacks on a Qualified Public Offering.

UNDERWRITING

          Paulson Investment Company, Inc. is acting as the representative of the underwriters named below. We have entered into an underwriting agreement with these underwriters regarding the units being offered under this prospectus. In connection with this offering and subject to certain conditions, each of these underwriters has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of the underwriter.

Number of
Underwriter	units

Paulson Investment Company, Inc.
Capital Growth Financial, LLC
Chicago Investment Group, LLC	.

Total	1,100,000

          The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriting agreement also provides that the underwriters’ obligations to pay for and accept delivery of the units is subject to the approval of certain legal matters by counsel and other conditions, including, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been instituted or threatened by the Securities and Exchange Commission (“SEC”).

          The representative has advised us that the underwriters propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $     per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $     per unit. After the public offering of the units is complete, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

          The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

          Over-allotment Option. Pursuant to the underwriting agreement, we have granted the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 165,000 units on the same terms as the other units being purchased by the underwriters from us. The representative may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $       , $       and $       , respectively.

          Stabilization and Other Transactions. The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•

Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•

Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•

A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

          If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq Capital Market, the Boston Stock Exchange, in the over-the-counter market or otherwise.

          Indemnification. The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

          Underwriters’ Compensation. We have agreed to sell the units to the underwriters at the initial offering price of $     per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less an 8% underwriting discount. The underwriting agreement also provides that the representative will be paid a nonaccountable expense allowance equal to 3% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option. In October 2005, we paid $30,000 to the representative as an advance against payment of offering expenses.

          On completion of this offering, we will issue to the representative a warrant to purchase up to 110,000 units, for a price per unit equal to 120% of the initial public offering price of the units. The representative’s warrants will be exercisable for units at any time beginning one year after the effective date of this offering, and will expire on the fifth anniversary of the effective date. However, neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period. After one year, the warrants may be transferred (i) without restriction to any officer, director or shareholder of an underwriter or (ii) to any other person provided that the transferred warrants must be immediately exercised.

          The holder of these warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock, our Class A warrants and our Class B warrants. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

          The following table summarizes the underwriting discount and non-accountable expense allowance we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total

	Per unit	Without over-allotment	With over-allotment

Underwriting discount
Non-accountable expense allowance

          Loans from Representative. The representative loaned us $200,000 in July 2005 and another $200,000 in August 2005. Both loans bear interest at 10% per annum. The proceeds of these loans were used to pay expenses relating to this offering and for working capital. In March 2006, the representative agreed to extend to us a $250,000 line of credit upon which we are allowed to draw down at the rate of up to $50,000 per week. The line of credit bears interest at 10% per annum. As of March 22, 2006, we have borrowed $150,000 against this line of credit, and we expect to continue borrowing at the rate of $50,000 per week until the date of this prospectus or the entire $250,000 has been drawn down, whichever first occurs. These funds will be used for working capital and general corporate purposes. The principal and accrued interest on the loans and the credit facility will be repaid out of the proceeds of this offering.

          Lock-Up Agreements. All our officers and directors and all of our pre-offering shareholders other than the holder of the Convertible Notes have agreed that, for a period of one year from the date this registration statement becomes effective, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative. The holder of the Convertible Notes has agreed to a 180-day lock-up in the event the Notes are converted rather than repaid. The representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of an officer, director or other shareholders’ financial emergency. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

          Determination of Offering Price. The public offering price of the units offered by this prospectus and the exercise price and other terms of the Class A warrants and Class B warrants were determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units and the exercise price of the warrants were:

•	our history and our prospects;

•	the industry in which we operate;

•	the status and development prospects for our proposed services;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

          The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and warrants contained in the units, can be resold at or above the initial public offering price.

LEGAL MATTERS

          The validity of the common shares offered by this prospectus will be passed upon for us by Morse, Zelnick, Rose & Lander LLP, New York, New York. Affiliates of Morse, Zelnick, including its partners, will own an aggregate of 110,000 shares of our common stock once this offering is completed. Wickersham & Murphy, a professional corporation, Palo Alto, California, will pass upon certain matters for the underwriters named in this prospectus in connection with this offering.

EXPERTS

          Haskell & White LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2004 and 2005 as set forth in their report. We have included these financial statements in this prospectus, and in the registration statement, of which this prospectus is a part, in reliance on Haskell & White LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          In connection with the units offered by this prospectus, we have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our units, shares and warrants, and us you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission’s public reference facilities, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and at its regional offices located at 233 Broadway, 16th Floor, New York, New York 10279, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

          We intend to furnish our shareholders with annual reports containing financial statements audited by an independent registered public accounting firm.

AMERICAN MOLD GUARD, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
American Mold Guard, Inc.

We have audited the accompanying consolidated balance sheet of American Mold Guard, Inc. (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, shareholders’ deficiency and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Mold Guard, Inc. as of December 31, 2005, and the consolidated results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses from operations since inception, has a working capital deficit and a shareholders’ deficiency, has violated certain debt covenents, and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments to the financial statements that might result from the outcome of this uncertainty.

/s/ Haskell & White LLP

Irvine, California
March 10, 2006, except for Note 12, as to which the date is March 27, 2006

American Mold Guard, Inc.

Consolidated Balance Sheet

December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$67,782
Accounts receivable, less allowance for doubtful accounts of $15,708	1,257,356
Inventories	38,039
Deferred offering costs (Note 3)	620,882
Deposits	115,935
Other current assets	80,122

Total Current Assets	2,180,116
Property and equipment, net (Note 4)	309,465
Intangible assets, net (Note 1)	2,536

TOTAL ASSETS	$2,492,117

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable and accrued liabilities	$1,908,414
Accrued salary, wages and commissions	470,570
Accrued bonus	306,672
Accrued severance	490,967
Other accrued payroll-related expenses	419,623
Short term notes payable (Note 6)	3,129,986
Accrued interest payable	372,326

Total Current Liabilities	7,098,560

Long-term liabilities:
Long-term notes payable, net of discount (Note 6)	835,089

Total Liabilities	7,933,649

Commitments and contingencies (Notes 1, 2 and 6-12)
Shareholders’ Deficiency (Notes 7, 8 and 9)
Series A Preferred Stock, no par value, 499,999 shares authorized, 499,999 shares issued and outstanding having a liquidation preference of $772,740	625,000
Series B Preferred Stock, no par value, 1,210,000 shares authorized, 454,500 shares issued and outstanding having a liquidation preference of $1,180,791	859,000
Series C Preferred Stock, no par value 5,000,000 authorized, none issued and outstanding	—
Common Stock, no par value, 50,000,000 shares authorized, 942,301 shares issued and outstanding	1,475,262
Additional paid-in capital	2,005,289
Accumulated deficiency	(10,406,083)

Total Shareholders’ Deficiency	(5,441,532)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIENCY	$2,492,117

The accompanying notes are an integral part of these consolidated financial statements.

American Mold Guard, Inc.

Consolidated Statements of Operations

	Years Ended December 31,

	2004	2005

Revenue, net	$1,552,725	$5,829,423
Cost of revenue:
Direct costs	1,169,051	4,649,684
Depreciation expense	50,292	106,577

Total cost of revenue	1,219,343	4,756,261

Gross profit	333,382	1,073,162
Selling, general and administrative expenses	3,303,148	5,576,248

Loss from operations	(2,969,766)	(4,503,086)
Interest expense	(277,833)	(1,490,600)
Other (loss) income	(42,050)	64,000

Loss before provision for taxes	(3,289,649)	(5,929,686)
Provision for taxes	800	1,900

Net loss	(3,290,449)	(5,931,586)
Dividends on cumulative preferred stock	113,500	245,706

Net loss applicable to common shareholders	$(3,403,949)	$(6,177,292)

Basic and diluted net loss per share	$(4.26)	$(6.54)
Dividends accumulated for the year on cumulative preferred stock	$(0.15)	$(0.27)

Net loss attributable to common stock per share	$(4.41)	$(6.81)

Weighted average number of common shares outstanding – basic and diluted	772,189	907,617

The accompanying notes are an integral part of these consolidated financial statements.

American Mold Guard, Inc.

Consolidated Statements of Shareholders’ Deficiency
for the Years Ended December 31, 2004 and 2005

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in Capital	Accum- ulated Deficiency

	Shares	Amount	Shares	Amount	Shares	Amount			Total

Balance as of December 31, 2003	499,999	$625,000	—	—	644,534	$293,718	$25,600	$(1,184,047)	$(156,618)
Stock issued for cash, net of reacquisition of 12,500 shares for $75,000			454,500	859,000	—	—	—	—	859,000
Stock issued in payment of services	—	—	—	—	22,615	83,111	—	—	83,111
Stock issued for employee compensation	—	—	—	—	145,768	490,264	—	—	490,264
Stock issued for Board of Directors compensation	—	—	—	—	23,809	83,000	—	—	83,000
Stock issued in payment of interest	—	—	—	—	59,182	217,500	—	—	217,500
Beneficial conversion feature on convertible debt	—	—	—	—	—	—	754,386	—	754,386
Fair value of stock option issued to consultant	—	—	—	—	—	—	5,100	—	5,100
Net loss for the year	—	—	—	—	—	—	—	(3,290,449)	(3,290,449)

Balance as of December 31, 2004	499,999	$625,000	454,500	$859,000	895,908	$1,167,593	$785,086	$(4,474,496)	$(1,037,817)
Repurchase of stock issued	—	—	—	—	(42,516)	(128,000)	128,000	—	—
Beneficial conversion feature on convertible debt	—	—	—	—	—	—	716,667	—	716,667
Fair value of issued warrants	—	—	—	—	—	—	147,368	—	147,368
Fair value of stock option issued to consultant	—	—	—	—	—	—	12,080	—	12,080
Shares retired	—	—	—	—	(5,043)	(18,534)	18,534	—	—
Fair value of stock option issued for legal services	—	—	—	—	—	—	47,554	—	47,554
Stock issued in payment of interest	—	—	—	—	8,936	67,479	—	—	67,479
Stock issued in acquisition of Trust One	—	—	—	—	3,401	12,500	—	—	12,500
Stock issued for services	—	—	—	—	22,524	99,077	—	—	99,077
Stock issued as legal fees	—	—	—	—	43,824	219,040	—	—	219,040
Stock issued in conversion of debt	—	—	—	—	15,267	56,107	—	—	56,107
Benefit of personal stock given in issue of debt	—	—	—	—	—	—	150,000	—	150,000
Net loss for the year	—	—	—	—	—	—	—	(5,931,586)	(5,931,586)

Balance as of December 31, 2005	499,999	$625,000	454,500	$859,000	942,301	$1,475,262	$2,005,289	$(10,406,083)	$(5,441,532)

The accompanying notes are an integral part of these consolidated financial statements.

American Mold Guard, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,

	2004	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,290,449)	$(5,931,586)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	52,440	146,821
Common stock issued in payment of interest expense	217,500	67,479
Common stock issued in payment of salaries	490,264	—
Common stock issued in payment of services	83,111	318,117
Amortization of deferred interest costs	—	368,405
Common stock issued in payment of director fees	83,000	—
Interest expense associated with personal transfer of stock	—	150,000
Amortization of beneficial conversion debt discount	29,704	473,806
Fair value of stock option issued to consultant	5,100	12,080
Fair value of stock option issued for legal services	-—	47,554
Increase (decrease) in cash from changes in assets and liabilities
Accounts receivable	(333,495)	(877,678)
Inventories	(67,125)	36,005
Other current assets	(55,640)	(136,162)
Accounts payable and accrued expenses	366,357	1,377,523
Accrued salaries, wages and commissions	172,478	230,195
Accrued bonus	150,000	156,672
Other accrued payroll-related expenses	183,512	236,112
Accrued severance	—	490,967
Accrued interest payable	69,843	301,582

NET CASH USED IN OPERATING ACTIVITIES	(1,843,400)	(2,532,108)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(198,827)	(224,132)
Cash acquired in acquisition of Trust One Termite	—	9,083

NET CASH USED IN INVESTING ACTIVITIES	(198,827)	(215,049)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from notes payable	1,549,245	3,151,581
Payments on short term notes payable	(50,000)	(34,118)
Deferred offering costs	(74,570)	(546,312)
Proceeds from issuance of Series B Preferred Stock	859,000	—

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	2,283,675	2,571,151

INCREASE (DECREASE) IN CASH	241,448	(176,006)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,340	243,788

CASH AND CASH EQUIVALENTS, END OF PERIOD	$243,788	$67,782

SUPPLEMENTAL DISCLOSURES FOR CASH FLOW INFORMATION—
Cash paid for interest	$54,785	$155,931
Cash paid for income taxes	—	—
Non-cash investing transactions - Trust One Termite
Vehicles and equipment	—	5,730
Other current assets	—	2,233
Intangible assets	—	4,397
Accounts payable	—	(7,362)
Long term notes payable	—	(1,581)
Common stock issued in conversion of debt	—	56,107

The accompanying notes are an integral part of these consolidated financial statements.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 1. Organization and Nature of Operations

     Organization

          American Mold Guard, Inc. (the “Company”) commenced operations in September 2002 and was incorporated under the laws of the State of California on January 13, 2003.

     Nature of Operations

          The Company’s principal business is providing mold prevention services to the residential home building industry. The Company focuses it efforts on single and multi-family residential new construction. Currently, the Company operates 11 service centers in four states - California, Florida, Texas and Louisiana. Through its wholly-owned subsidiary, Trust One Termite, Inc. (“Trust One”), the Company also provides termite control services.

     Acquisition of Trust One Termite, Inc.

          The Company acquired Trust One on February 1, 2005. Under the terms of the acquisition, the Company issued 3,401 shares of its common stock for all the issued and outstanding shares of Trust One. The acquisition was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” The results of Trust One’s operations have been included in the consolidated financial statements since the date of the acquisition.

          The Company valued the transaction at $12,500 based on the estimated fair value of the Company’s common stock on the date of acquisition of $3.68 per share. The fair value of the Company’s common stock issued in the transaction was deemed to be a more reliable measure of the value of the transaction because it was consistent with recent valuations of the Company’s stock in connection with various financing transactions and because there was no objective reliable valuation of Trust One. Trust One was operating at a deficit and, aside from cash on hand, had nominal tangible assets. Management believed that the value of Trust One was the intangible assets – its customers and its pest control license issued by the State of California, in which Trust One had only a small investment. Using this valuation, $4,397 was allocated to intangible assets. The intangible assets are being amortized over the remaining life of the pest control license, which expires on March 31, 2007. Amortization recorded in the year ended December 31, 2005 was $1,861.

          The following table details the allocation of the purchase price:

Estimated
Fair Value

Cash	$9,083
Vehicles and equipment	5,730
Other current assets	2,233
Intangible assets	4,397
Accounts payable	(7,362)
Short term notes payable	(1,581)

Total	$12,500

          The pro forma financial results set forth below reflect certain operational data of the Company as if the acquisition of Trust One took place on January 1, 2005.

2005

Net revenue	$5,839,290
Net loss	$(5,940,409)
Loss per common share	$(6.54)
Weighted average common shares outstanding	908,574

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 1. Organization and Nature of Operations (continued)

     Zero Plus

          Zero Plus, LLC (“Zero Plus”) was formed on April 5, 2005, by the Company and Electronic Aquagenics Unlimited (“EAU”) for the purpose of marketing and selling the products and services of EAU. Zero Plus was owned 50% by the Company and 50% by EAU. The Company and EAU agreed that the Company would provide sales and marketing expertise and EAU would supply the funding. The Company’s president devoted substantially all of his time to developing a marketing strategy and program for Zero Plus. Zero Plus was initially capitalized with cash of $83,000, all of which was provided by EAU. In May and July 2005, EAU invested an additional $50,000. In December 2005, the Company sold its 50% interest in Zero Plus to EAU for aggregate consideration of $80,000. $20,000 of cash was received on December 14, 2005, and the remainder, which is in the form of a promissory note, is due the earlier of January 1, 2006 or the date upon which EAU raises an aggregate of $10 million of debt and/or equity. In February 2006, EAU paid the Company $30,000 in cash and management expects EAU to pay the remaining note balance of $30,000 during 2006. Under the terms of the agreement, all of the assets of Zero Plus are assigned to EAU and all liabilites of Zero Plus are assumed by EAU. The Company has recorded a net profit from the sale of Zero Plus of $64,000, which includes a commission expense on the sale to EAU of $16,000.

          The Company accounted for its investment in Zero Plus using the equity method of accounting. In exchange for its 50% ownership interest, the Company provided back office support services to Zero Plus. Each month, the Company increased its investment in Zero Plus and recognized income for the estimated fair value of the back office support services provided to Zero Plus. Each month the Company also recognized its proportionate share of Zero Plus’ net loss to the extent that such amount did not exceed its investment in Zero Plus. As of the date of the sale of Zero Plus, the Company’s basis in its investment in Zero Plus was $0.

Note 2. Going Concern and Management’s Plans

          These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the Company’s historical financial performance, its current financial condition, its violation of certain debt covenants and the uncertainty as to whether the Company will be able to obtain additional financing, raise substantial doubt about the Company’s ability to continue as a going concern. The Company has suffered recurring operating losses since inception, and for the year ended December 31, 2004, the Company incurred a net loss of $3.3 million, had a working capital deficiency of $1 million, an accumulated deficit of $4.5 million and negative shareholders’ equity of $1 million. Although the Company realized revenue gains for the year ended December 31, 2005, the Company incurred a net loss of $5.9 million for the year and as of that date, had a working capital deficiency of $4.9 million, an accumulated deficit of $10.4 million and negative shareholders’ equity of $5.4 million. The Company’s ability to continue as a going concern depends on its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. There is no assurance that the Company will be successful in obtaining sufficient capital, whether through the sale of equity or debt securities. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company cease to continue operating as a going concern.

          On July 16, 2005, the Company signed a letter of intent with Paulson Investment Company (the “Representative”) to make a firmly underwritten initial public offering (the “IPO”). On January 6, 2006, the Company filed a registration statement with the United States Securities and Exchange Commission on Form SB-2, which was subsequently amended on February 13, 2006 (the “Registration Statement”). The Registration Statement covers the sale by the Company of 1,100,000 units, each consisting of two shares of the Company’s common stock, no par value (the “Common Stock”), two Class A redeemable common stock purchase warrants (the “Class A Warrants”) and one Class B redeemable common stock purchase warrant (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”).

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 2. Going Concern and Management’s Plans (continued)

          As currently contemplated, the initial public offering price of the units is expected to be between $12.00 and $14.00 per unit or $13.2 million to $15.4 million in the aggregate. The net proceeds to the Company, after paying underwriting commissions, a non-accountable expense allowance and other offering costs, are expected to be approximately $12.0 million. The Company has granted the Representative an “over-allotment” option under which the Representative may purchase up to 165,000 units from the Company resulting in potential additional gross proceeds of up to approximately $2.0 million. The Company intends to use the net proceeds from the IPO to repay debt, to open new service centers and for working capital and general corporate purposes. Under the terms of the letter of intent, the Company agreed that at the time the IPO is effective it will not have more than 1.4 million shares issued and outstanding, exclusive of the shares to be issued as a part of the IPO.

          The accompanying consolidated financial statements give effect to a reverse stock split authorized by the Company and its shareholders on November 14, 2005 pursuant to which each share of Common Stock outstanding before the reverse stock split will be converted and exchanged for 0.340124209 new shares of Common Stock. The reverse stock split was effective as of March 27, 2006. The accompanying financial statements and notes thereto have been adjusted to give effect for the reverse stock split. There can be no assurance that the IPO will be consummated on the terms currently contemplated, if at all.

Note 3. Summary of Critical Accounting Policies

     Principles of Consolidation

          These consolidated financial statements are presented in accordance with generally accepted accounting principles in the United States. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Trust One. All significant inter-company accounts and transactions are eliminated upon consolidation.

     Management Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

          The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

     Inventories

          Inventories are stated at the lower of cost (as determined by the first-in, first-out method) or market and consist primarily of raw materials.

     Deferred Offering Costs

          Direct costs during the year ended December 31, 2005 incurred in connection with the Company’s sale of the Unsecured Notes (Note 6) and the contemplated IPO, principally legal expenses, are capitalized. The costs related to the Unsecured Notes are being amortized over the life of the Unsecured Notes and, for the year ended December 31, 2005, $95,549 has been recognized as interest expense. The unamortized balance is $322,247 as of December 31, 2005.The Company will be offsetting the costs associated with the IPO, $298,635, against the proceeds in the period in which the proceeds are received. In the event the IPO is unsuccessful, the Company will charge these costs to operations.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 3. Summary of Critical Accounting Policies (continued)

     Property and Equipment

          Property and equipment are recorded at cost. The Company provides for depreciation over estimated useful lives ranging from three to five years, using the straight-line method. Leasehold improvements and capitalized leased equipment are amortized over the life of the related non-cancelable lease. Repair and maintenance expenditures that significantly add to the value of the property, or prolong its life, are capitalized. Repair and maintenance expenditures that do not significantly add to the value of the property, or prolong its life, are charged to expense as incurred. Gains and losses on dispositions of property and equipment are included in the related period’s statement of operations.

     Impairment of Long-Lived Assets

          The Company has adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses significant issues relating to the implementation of SFAS No. 121 and develops a single accounting model, based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, whether or not such assets are deemed to be a business. SFAS No. 144 also modifies the accounting and disclosure rules for discontinued operations. Management did not note any indicators of impairment during the years ended December 31, 2004 and 2005.

     Income Taxes

          The Company accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amount at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     Comprehensive Income

          The Company has adopted SFAS No. 130, “Reporting Comprehensive Income” which establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. The Company did not have any items of other comprehensive income as of December 31, 2005, and during the years ended December 31, 2004 and 2005.

     Revenue Recognition

          Revenue is based on contracts for agreed upon fees entered into with customers for the services to be completed and is recognized when the service is completed, the amount of the service and contract value is determinable and collection is reasonably assured. The resulting accounts receivable are reported at their principal amounts and adjusted for an estimated allowance for uncollectible amounts, if appropriate. The Company does not require collateral on its accounts receivable.

     Service Warranties

          The Company provides a general warranty on its services that extends for the entire “statute of repose,” the period during which, under the various state laws, builders have continuing liability for construction defects. In general, the period of continuing liability is between ten and fifteen years depending upon the state in which the service has been provided. The warranty covers both property damage and personal injury arising from mold contamination on any surface treated by the Company. The personal injury portion of the warranty is supported by a $2 million pollution liability mold giveback provision under the Company’s general liability policy. The Company estimates its exposure to warranty claims based upon historical warranty claim costs and expectations of future trends. Management reviews these estimates on a regular basis and adjusts the warranty provisions as actual expe-

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 3. Summary of Critical Accounting Policies (continued)

rience differs from historical estimates or other information becomes available. However, the Company does not have, at this time, sufficient experience to determine if a reserve is required and/or if the coverage under the general liability policy is sufficient should claims be filed against the Company. To date, the Company has not been required to perform under the terms of its warranty provisions, and management is not aware of any pending or threatened claims. As a result, the accompanying consolidated financial statements do not include any accruals or provisions associated with future warranty expenditures.

     Stock-based Compensation

          SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” defines a fair value based method of accounting for stock-based compensation for stock options granted to employees and non-employees. The Company measures employee and board member compensation cost under the intrinsic method provided by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) whereby compensation expense is recognized for the excess, if any, of the fair value of the Company’s common stock over the option price on the date the option is granted. No such compensation expense was recognized during the years ended December 31, 2004 and 2005. The Company recognizes expense related to grants of options/warrants to non-employees in accordance with the fair value provisions of SFAS No. 123.

          If the Company had adopted the fair value provisions of SFAS No. 123 for employee stock options, in connection with options issued during the year ended December 31, 2004, the Company would have recorded deferred compensation of $149,292 (using the Black-Sholes method of valuation with a volatility ranging from 44.6% to 48.9%, a discount rate ranging from 2.184% and 3.109%, a term of five years and no dividends). If the Company had adopted the fair value provisions of SFAS No. 123 for employee stock options, in connection with the options issued during the year ended December 31, 2005, the Company would have recorded deferred compensation of $44,963 (using a Black-Sholes method of valuation with a volatility ranging from 48.2% to 59.9%, discount rate of 3.109%, a term of five years and no dividends). The grants vest over a period of three years with one-third vesting after one year and the remaining two-thirds vesting ratably over the eight remaining quarters.

          The pro forma loss assuming implementation of SFAS No. 123 is as follows:

	Years Ended December 31,

	2004	2005

Net loss, as reported	$(3,290,449)	$(5,931,586)

Add: Stock-based compensation expense recorded in accordance with APB No. 25	—	—

Deduct: Additional stock-based employee compensation expense determined under fair value based method for all awards, net of tax effects	(32,627)	(69,048)

Pro forma net loss	$(3,323,076)	$(6,000,634)

Weighted average number of shares outstanding – Basic and diluted	772,189	907,617

Net loss per share:

Basic – as reported	$(4.26)	$(6.54)

Basic – pro forma	$(4.30)	$(6.61)

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 3. Summary of Critical Accounting Policies (continued)

     Risk Management

          The Company is not exposed to significant credit concentration risk, interest rate or hedging risks. The Company’s functional currency is the US dollar. The Company is not exposed to foreign exchange risk and the Company is not a party to any derivative transactions.

     Fair Value of Financial Instruments

          The carrying values of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued liabilities, accrued salary and wages, accrued interest payable and short term debt approximates their fair value because of the short maturity of these instruments.

     Per Share Information

          The Company presents basic earnings (loss) per share (“EPS”) and diluted EPS on the face of the statements of operations. Basic EPS is computed as net income (loss) divided by the weighted average number of shares of Common Stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur from shares of Common Stock issuable through stock options, warrants, and other convertible securities which are exercisable during or after the reporting period. In the event of a net loss, such incremental shares are not included in EPS since their effects are anti-dilutive. Securities that could potentially dilute basic EPS in the future, that were not included in the calculation of diluted EPS because to do so would have been antidilutive, aggregate 314,400 and 1,204,668 for the years ended December 31, 2004 and 2005, respectively.

          The accompanying consolidated financial statements give effect to a reverse stock split authorized by the Company and its shareholders on November 14, 2005. The reverse stock split was effective as of March 27, 2006. As a result, each share of Common Stock outstanding before the reverse stock split will be converted and exchanged for 0.340124209 new shares of Common Stock.

     Recent Accounting Pronouncements

          In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs” which amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in APB Opinion No. 43, Chapter 4, “Inventory Pricing”. Paragraph 5 of APB 43, Chapter 4, previously stated that “. . .under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS 151 to have a material impact on the Company’s financial statements.

          In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, an amendment to APB Opinion No. 29, “Accounting for Nonmonetary Transactions”. SFAS 153 eliminates certain differences in the guidance in APB 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to APB 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Management does not expect the adoption of SFAS No. 153 to have a material impact on the Company’s financial statements.

          In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” which amends SFAS 123 and APB 25. SFAS 123R requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements based on estimated fair values. SFAS 123R applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 3. Summary of Critical Accounting Policies (continued)

by incurring liabilities (1) in amounts based (even in part) on the price of the entity’s shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity’s shares or other equity instruments.

          Management adopted this standard for the quarter ending March 31, 2006. Management is currently assessing the effect of SFAS 123R on the Company’s financial statements, however, management expects the adoption of this statement to increase the Company’s stock-based compensation charges.

Note 4. Property and Equipment

          At December 31, 2005, property and equipment consisted of the following:

Vehicles	$421,678
Office furniture and fixtures	96,589
Accumulated depreciation	(208,802)

Property and equipment, net	$309,465

Note 5. Income Taxes

          The Company has reported a net operating loss in every period since inception and, as a result, has not recorded a provision for federal income taxes in the accompanying consolidated statements of operations.

          Significant components of the provision for income taxes for the years ended December 31, 2004 and 2005 are:

	2004	2005

Current
Federal	$-0-	$-0-
State	800	1,900
Deferred
Federal	$-0-	$-0-
State	-0-	-0-

Provision for income taxes	$800	$1,900

          A reconciliation of the expected income tax (benefit) computed using the federal statutory tax rate to the Company’s effective income tax rate is as follows for the years ended December 31, 2004 and 2005:

	2004	2005

Income tax computed at the federal statutory rate	34.0%	34.0%
Changes in valuation allowance	(34.0)%	(34.0)%

Effective tax rate	0.0%	0.0%

          Significant components of the Company’s deferred tax assets (liabilities) at December 31, 2004 and 2005 consist of the following:

	2004	2005

Net operating loss carry forward	$1,675,000	$3,464,000

Accrued bonus	60,000	124,000
Accrued severance	29,000	178,000
Amortization of debt discount	12,000	53,000
Amortization of deferred interest costs	—	176,000
Other	3,000	53,000
Valuation allowance	(1,779,000)	(4,048,000)

Net deferred tax asset	$-0-	$-0-

          The accumulated net operating losses for federal income tax purposes was $8.3 million as of December 31, 2005. The Company has fully offset the net operating loss carryforwards by a valuation allowance of an equal

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 5. Income Taxes (continued)

amount. The carryforwards of $1.0 milllion will expire in 2023, $2.8 milllion will expire in 2024 and $4.5 million will expire in 2025. The utilization of net operating loss carryforwards will likely be limited based on past and future issuances of common and preferred stock due to the ownership change provisions of Internal Revenue Code Section 382. The net deferred income tax assets have been fully reserved for as of December 31, 2005, as management determined that it is more likely than not that such assets would not be realized. Accordingly, a deferred income tax benefit has not been recorded for any of the periods presented in the accompanying consolidated statements of operations.

Note 6. Short and Long –Term Notes Payable

          At December 31, 2005, notes payable consist of the following:

Short-Term Notes Payable:
Unsecured loans	$591,581
Secured loan	170,000
Unsecured notes	2,000,000
Additional securities	1,500,000
Less: Deferred interest costs	(1,131,595)

Total short-term loans payable	$3,129,986

Long-Term Notes Payable:
10% Convertible notes	$1,950,000
Less: Debt discount	(1,114,911)

Total long-term loans payable	$835,089

Short-Term Notes Payable:

Unsecured Loans

          On November 1, 2003, the Company borrowed $75,000 from a relative of the president of the Company. Under its original terms, this loan was to be repaid in 90 days. If not, the loan would bear interest at the rate of 3,401 shares of common stock of the Company per month until paid in full. The loan was not repaid and on January 3, 2005, the parties entered into a Settlement Agreement and Mutual General Release under which the Company issued a new $75,000 Promissory Note bearing interest at 7% per annum and a maturity date of December 31, 2006, or 10 business days after the completion of an initial public offering by the Company of its Common Stock, whichever occurs first. The Company also issued a warrant covering 85,031 shares of Common Stock (the “January 2005 Warrants”) in exchange for 37,414 shares of Common Stock previously earned as interest by the lender. The Company has recorded the estimated fair value of the January 2005 Warrants at $128,000 during the year ended December 31, 2005, as interest expense and additional paid-in capital. As of December 31, 2005, the loan, plus accrued interest of $11,991, remains outstanding (Note 8).

          On November 10, 2003, the Company borrowed $25,000 from a shareholder. This loan bears interest at the rate of 7% per annum without an established due date. Interest is accrued monthly and is payable upon the payment of the principal amount. On August 31, 2004, the Company borrowed an additional $15,000 from this shareholder on the same terms as the November 10, 2003 loan. As of December 31, 2005, the entire $40,000 principal amount and $756 of accrued interest remains outstanding. The entire principal amount of the loan and accrued interest will be paid from the net proceeds of the IPO.

          During 2004, the Company borrowed an aggregate of $350,000 from five individual investors. The loans bear interest at rates ranging between 7% and 18% per annum which is payable monthly. The loans are past their contractual due dates. However, by oral agreement, the lenders have agreed to extend the maturity dates until the completion of the IPO. In December 2005, two of the investors converted their loans (including the accrued interest thereon) into 15,267 shares of Common Stock at a conversion price of $3.68 per share. As of December 31, 2005, the aggregate balance on the remaining loans was $275,000 and is payable to two investors. One investor is owed

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 6. Short and Long-Term Notes Payable (continued)

two notes for $75,000 and $100,000, both at 8% interest, and the second investor is owed $100,000 at 18% interest. Accrued interest payable on the outstanding amount as of December 31, 2005 is $98,978.

          In May 2004, the Company’s president loaned the Company $25,000 on an unsecured basis with interest accruing at the rate of 3% per month. During the period from May 2004 through March 2005, additional advances were made and the loan balance ranged from $53,006 to $7,772. The loan was fully repaid in March 2005.

          On November 28, 2005, the Company borrowed $200,000 from an individual investor. The loan bears interest at the rate of 10% per annum and is due on the earlier of January 1, 2007, or upon the completion of the IPO. Upon the completion of the IPO, the Company’s chief executive officer has agreed to transfer 20,000 shares of his common stock to the investor. As of December 31, 2005, the note and accrued interest of $1,063 remained outstanding.

Secured Loan

          In April 2004, the Company borrowed $170,000 secured by accounts receivable of the Company. The loan bears an interest rate of 3% per month. As of December 31, 2005, the outstanding balance was $170,000. Accrued interest as of December 31, 2005 was $5,185. The loan was due upon the Company receiving payment from the customer for the applicable customer receivables. By verbal agreement the due date has been extended to be repaid in full from the proceeds of the IPO.

Unsecured Notes

          On each of July 11, 2005 and August 9, 2005, the Company issued 10% unsecured promissory notes in the principal amount of $200,000 ($400,000 in the aggregate) to the Representative. The July note is due July 11, 2006 and the August note is due October 15, 2006. Both notes are payable out of the proceeds of the IPO. As of December 31, 2005, both notes, and accrued interest of $17,066, remain outstanding.

          In August and September 2005, the Company issued $1.5 million aggregate principal amount of its 10% unsecured promissory notes due August 31, 2006 (the “Unsecured Notes”) and the right to receive $1.5 million worth of the Company’s securities (the “Additional Securities”). The purchase price for the notes was $1.5 million in cash (the “Purchase Price”), all of which has been received by the Company. The Unsecured Notes and the accrued but unpaid interest thereon, amounting to $42,706 as of December 31, 2005, are due and payable on the earlier of August 31, 2006, or three business days following the date which the Company completes an equity financing resulting in gross proceeds of at least $3 million. At maturity, the Company is required to repay in cash the original principal amount - $1.5 million – plus all accrued but unpaid interest. In addition, the Company agreed to issue to the holders of the unsecured notes additional securities of the Company. The Additional Securities, equal to 230,770 shares of common stock, 230,770 Class A warrants and 115,385 of Class B warrants, will be issued to the holders of the Unsecured Notes at such time as the Company completes a financing with gross proceeds of $5 million or more (a “Qualified Sale”) and will be identical to the securities issued in the Qualified Sale. The Additional Securities have been valued at $1.5 million and deferred interest costs (debt discount) has been valued at $1.5 million. The debt discount is amortized over the life of the notes. For the year ended December 31, 2005, $439,130 has been amortized and charged to interest expense in the accompanying consolidated statement of operations. If a Qualified Sale does not occur by December 31, 2006, then the holders of the Unsecured Notes will receive an aggregate of 408,149 shares of the Common Stock. Management estimates the fair value of these shares to be approximately $2,041,000 as of December 31, 2005.

          In September 2005, the Company issued a 10% unsecured promissory notes in the aggregate amount of $100,000 to an individual investor. The note is due on August 31, 2006, or, if earlier, out of the proceeds of a $3 million equity financing. As of December 31, 2005, the note and accrued interest of $3,335 remained outstanding. In order to induce the investor to make the loan, the Company’s chief executive officer agreed to personally guarantee repayment of the note and to transfer $150,000 worth of Common Stock that he personally owns to the investor. The benefit of the personal transfer, $150,000, to the Company has been valued at $150,000 of which $100,000 has been charged to debt discount, $50,000 has been charged as interest expense and $150,000 has been credited to additional paid in capital. The debt discount is being amortized over the life of the note. For the year ended December 31, 2005, $29,275 has been amortized and charged to interest expense in the accompanying consolidated statement of operations.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 6. Short and Long-Term Notes Payable (continued)

Long-Term Notes Payable

Convertible Notes

          On September 30, 2004, the Company entered into a Note Purchase Agreement with an accredited investor under which the investor agreed to purchase up to $4,250,000 aggregate principal amount of the Company’s 10% secured convertible notes (the “Convertible Notes”). Pursuant to this agreement, the Company issued four Convertible Notes having an aggregate principal amount of $1,950,000. Convertible Notes having an original principal amount of $500,000 were issued on each of October 5 and December 9, 2004. A Convertible Note with a principal amount of $350,000 was issued on January 24, 2005 and a Convertible Note having an original principal amount of $600,000 was issued on April 15, 2005. Interest on the Convertible Notes is paid quarterly in arrears at March 31, June 30, September 30 and December 31 of each year beginning June 30, 2005. The Convertible Notes mature on September 30, 2007. After September 30, 2006, the Company may redeem all or a part of the Convertible Notes in minimum increments of $250,000. The holder of the Convertible Notes may convert such notes at any time into shares of the Company’s Series C Preferred Stock, which, in turn is convertible into shares of the Company’s Common Stock. The conversion price is $3.35. As of December 31, 2005, the notes and accrued interest of $191,245 are outstanding.

          Simultaneously with its issuance of the $600,000 Convertible Note on April 15, 2005, the Company also issued to the purchaser a warrant to purchase 170,062 shares of Common Stock exercisable at $5.88 per share (the “April 2005 Warrants”). The Company has recorded the relative estimated fair value of the April 2005 Warrants of $147,368 as debt discount and additional paid-in capital in the year ended December 31, 2005. (Note 8)

          Based on the effective conversion rate, the Company calculated the estimated value of the beneficial conversion feature associated with the Convertible Notes to be $1,471,053. Such amount is accounted for as a debt discount and is being amortized to interest expense over the life of the Convertible Notes. Interest expense charged for the years ended December 31, 2004 and 2005 was $29,704 and $473,806, respectively.

          Prepaid finaincing fees of $81,350 paid in connection with the Convertible Notes are being amortized over the life of the Convertible Notes. Amortization of $6,780 and $27,120 for the year ended December 31, 2004 and 2005, respectively, is included in interest expense in the accompanying consolidated statements of operations. The remaining unamortized balance of $74,570 and $47,450 is included in deferred offering costs in the accompanying consolidated balance sheet.

          In September 2005, in order to facilitate the completion of the sale of the Unsecured Notes and the contemplated IPO, the Company and the holders of the Convertible Notes entered into an agreement (the “September 2005 Agreement”) that, among other things, provided as follows:

•	The holders of Convertible Notes waived the right to convert the Convertible Notes into shares of Series C Preferred Stock before February 17, 2006.

•

The Convertible Notes will become immediately due and payable upon the completion a firm commitment underwritten public offering generating gross proceeds in excess of $4 million before February 17, 2006.

•

Upon the successful completion of the IPO, the Company will issue to the holder of the Convertible Notes 226,750 Class A Warrants and 113,375 Class B Warrants in exchange for the April 2005 Warrants and to register those warrants and the underlying shares of common stock simultaneously with the registration of the securities to be offered in the IPO (Note 12).

          Subsequent to the initial filing of the Registration Statement (Note 2), the Company contacted the holder of the Convertible Notes with a proposal to extend the reference date in the September 2005 Agreement from February 17, 2006 to July 31, 2006. The holder of the Convertible Note rejected the Company’s proposal and no new agreement has been consummated. Accordingly, the holder of the Convertible Notes is free to exercise its conversion rights at any time, the Convertible Notes cannot be prepaid before October 1, 2006 and the April 2005 Warrants will not be exchanged for any Class A or Class B Warrants.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 6. Short and Long-Term Notes Payable (continued)

          As of December 31, 2005, the Company was in violation of several debt covenants and, as a result, the Convertible Noteholder could demand payment.

Maturies on Short and Long-Term Notes Payable:

          Maturities of notes payable, exclusive of the Additional Securities, as of December 31, 2005 are as follows:

2006	$2,761,581
2007	1,950,000

$4,711,581

Note 7. Capitalization

Series A Preferred Stock

          On May 1, 2003, the Company sold 499,999 shares of its Series A Preferred Stock for $1.25 per share realizing gross proceeds of $625,000. The Series A Preferred Stock is convertible into 170,062 shares of Common Stock. The Series A Preferred Stock has a liquidation preference equal to $1.25 per outstanding shares, or $624,999 (the “Series A Liquidation Value”), plus accrued and unpaid cumulative dividends. Dividends on the Series A Preferred Stock accrue cumulatively on a daily basis at 8% per annum of the Series A Liquidation Value and are payable as and when declared by the Board of Directors of the Company or upon the occurrence of an event constituting a liquidation. As of December 31, 2004 and 2005, dividends in arrears are $90,500 and $ 147,740, respectively. No dividends have been declared by the Board of Directors.

Series B Preferred Stock

          During the period February through September 2004, the Company sold 392,000 shares of its Series B Preferred Stock for $2.00 per share and another 62,500 shares of Series B Preferred Stock for $1.20 per share, resulting in gross proceeds of $859,000. The Series B Preferred Stock is convertible into 154,586 shares of Common Stock. The Series B Preferred Stock has a liquidation preference, after payment in full to the holders of Series A Preferred Stock, equal to $2.00 per outstanding share, or $909,000 (the “Series B Liquidation Value”). The Company has the right at any time to redeem all or a portion of the outstanding shares of the Series B Preferred Stock, at any time by paying to the holders the Series B Liquidation Value. Dividends on the Series B Preferred Stock accrue cumulatively on a daily basis at 8% per annum of the Series B Liquidation Value and are payable as and when declared by the Board of Directors of the Company or upon the occurrence of an event constituting a liquidation. As of December 31, 2004 and 2005, dividends in arrears are $83,325 and $271,791, respectively. No dividends have been declared by the Board of Directors.

        In order to facilitate the completion of the sale of the Unsecured Notes and the contemplated IPO, the holders of the Series A and Series B Preferred Stock agreed that if the Company completes a firm commitment underwritten public offering generating gross proceeds in excess of $4 million before July 31, 2006, the Series A and Series B Preferred Stock will automatically convert into shares of Common Stock at the then applicable conversion rate.

Series C Preferred Stock

          The Company has designated 5,000,000 shares of its Preferred Stock as Series C Preferred Stock to accommodate the conversion of the Convertible Notes Payable. (Note 6) As of December 31, 2005, no shares of Series C Preferred Stock have been issued.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2005

Note 7. Capitalization (continued)

     Common Stock

2004

          During the year ended December 31, 2004, the Company issued 251,373 shares of Common Stock as follows:

–	22,615 shares at an average price of $3.68 per share in payment of legal services for a total of $83,111.

–	145,768 shares at an average price of $3.35 per share in payment of salaries for a total of $490,264.

–	23,809 shares at an average price of $3.50 per share in payment of Board of Director fees for a total of $83,000.

–	59,182 shares at a price of $3.68 per share in payment of interest expenses for a total of $217,500.

2005

          During the year ended December 31, 2005, the Company issued 93,952 shares of Common Stock as follows:

–	3,401 shares at a price of $3.68 per share for the acquisition of Trust One (Note 1).

–	8,936 shares at a price of $3.68 per share in payment of interest expenses for a total of $67,479.

–	22,524 shares at a price of $3.68 per share in payment of services for a total of $99,077.

–	15,267 shares at a price of $3.68 for the conversion of debt to common stock for a total of $56,107.

–	43,824 shares at a price of $3.68 in payment of finder’s fees for the $1.5 million of Unsecured Notes for a total of $219,040.

          Per an agreement, the Company retired 5,043 shares at a price of $3.68, of which 2,662 had been issued to its chief executive officer and 2,381 had been issued to its president in connection with the performance of services.

          The Company also repurchased 42,516 shares of Common Stock at an average price of $3.00, for an aggregate of $128,000, which were previously issued in payment of interest and, in exchange, issued the January 2005 Warrants. The Company estimated the fair value of the January 2005 Warrants at $128,000 and recorded such amount as paid-in capital (Note 6).

          The accompanying consolidated financial statements give effect to a reverse stock split authorized by the Company and its shareholders on November 14, 2005. The reverse stock split was effective as of March 27, 2006. As a result, each share of Common Stock outstanding before the reverse stock split will be converted and exchanged for 0.340124209 new shares of Common Stock.

Note 8. Common Stock Purchase Warrants

          Listed below is the warrant activity of the Company for the periods presented;

		Weighted	Weighted
		Average	Average
	Underlying	Exercise	Contractual
	Shares	Price	Life Remaining

Balance, December 31, 2004	—	$—	—
Granted during the period -
January 2005 Warrants	85,031	3.68	1.0
April 2005 Warrants	170,062	5.88	1.375 years

Balance, December 31, 2005	255,093	5.15	1.25 years

American Mold Guard, Inc.

Notes to Consolidated Financial Statements Years Ended December 31, 2004 and 2005

Note 8. Common Stock Purchase Warrants (continued)

          The January 2005 Warrants entitle the holder thereof to purchase up to 85,031 shares of Common Stock at any time up to January 3, 2007 at a purchase price of $3.68 per share. In connection with the issuance of the January 2005 Warrants (Notes 6 and 7), the Company estimated the fair value of such warrants to be $128,000 using the Black-Sholes valuation model (exercise price of $3.68, expected term of 5 years, volatility of 37.5%, discount rate of 5% and no dividends, present value of warrant $1.50 per share).

          The April 2005 Warrants entitle the holder thereof to purchase up to 170,062 shares of Common Stock at any time until April 15, 2008 at a purchase price of $5.88 per share. In connection with the issuance of the April 2005 Warrants, the Company recorded $147,368 of debt discount, which it charged against the face value of the $600,000 Convertible Notes issued in April 2005 and is being amortized over the life of that Convertible Note. For the year ended December 31, 2005, $34,735 has been amortized and charged to interest expense (Note 6).

Note 9. Stock Option Plans

          The shareholders of the Company approved the Equity Incentive Plan (the “Plan”) on April 28, 2003, which provides for the issuance of up to an aggregate of 340,124 shares of Common Stock or options covering shares of Common Stock. The plan was amended in December 2005 approving the issuance of up to a total of 425,155 shares of Common Stock or options covering shares of Common Stock. Options granted under the Plan generally vest as to one-third after 12 months while the remainder vests ratably in quarterly installments over the next two years. All unexercised options expire after five years from the date of grant.

          A summary of the status of the plan and changes during the two years ended December 31, 2005, is as follows:

	Option Grants	Weighted Average Exercise Price

Balance, December 31, 2003	—	—
Granted during the year	136,050	$3.68

Balance, December 31, 2004	136,050	$3.68
Granted during the year	160,020	$3.78
Cancelled during the year	(28,570)	$3.68

Balance, December 31, 2005	267,499	$3.74

          A summary of stock options outstanding is as follows:

	Options Outstanding			Options Exercisable

Fixed Options Range	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

As of December 31, 2004	136,050	4.70 years	$3.68	3,401	$3.68
As of December 31, 2005	267,499	4.23 years	$4.53	113,961	$5.01

          In connection with a stock option grant of 3,401 shares issued in the first quarter of 2004 to a consultant to the Company, compensation expense of $5,100 has been recorded using the Black-Sholes valuation model (expected term of 5 years, volatility of 37.5%, discount rate of 5% and no dividends and an option value of $1.50). In August 2005, the Company granted stock options covering 6,795 shares to a consultant. Compensation expense of $12,080 has been recorded using the Black-Scholes valuation model (expected term of five years, volatility of 47.7%, discount rate of 5% and no dividends and an option value of $1.77). In December 2005, the Company granted stock options covering 20,386 to a Board member and consultant to the Company. Compensation expense of $47,554 has been recorded using the Black-Scholes valuation model (expected term of five years, volatility of 57.45%, discount rate of 4.38% and no dividends and an option value of $3.50).

          In general, the options vest over a three year period with one-third vesting after one year and the remaining two thirds vesting ratably over the eight remaining quarters.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements Years Ended December 31, 2004 and 2005

Note 10. Commitments and Contingencies

Lease Commitments

          The Company’s executive offices had been located in Irvine, California until November 2005 at which time it relocated to San Juan Capistrano, California under a lease that expires in August 2006. The Company operates out of regional service centers under leases with terms ranging from 12 to 36 months and leases vehicles for terms ranging from 36 to 48 months.

          Future minimum lease payments under these noncancelable operating leases as of December 31, 2005 are as follows:

2006	$311,121
2007	188,618
2008	128,890
2009	43,915
2010	2,027

$674,571

          Rent expense was $116,97 and $468,127 during the years ended December 31, 2004 and 2005, respectively.

Employment Agreements

          On January 1, 2004, the Company entered into employment agreements with its chief executive officer and its president, and on July 1, 2004, the Company entered into an employment agreement with its chief financial officer who, in August 2005, was also named chief operating officer. Each of the agreements have a term of five years and automatically renew for successive three-year terms unless either party to the agreement gives written notice, 90 days prior to the end of the agreement, not to renew the agreement. Under each employment agreement, if the Company terminates the employment of the officer for any reason other than death, disability or “justifiable cause” (defined to include any willful breach by the executive of his duties under the agreement or the executive’s conviction of any crime involving the property of the company or any crime constituting a felony), the executive would be entitled to a severance payment of 24 months of the then current monthly base salary plus target bonus as in effect on the last day of his employment and reimbursement for the cost of maintaining his medical and dental insurance for 24 months. In the event of a termination in connection with a “change of control” or by the executive for “good reason’ (defined to include a relocation of the executive’s workplace to a location more than 30 miles from Irvine, California and a material reduction of the executive’s base salary, duties and authority of position), then the executive is entitled to a lump sum payment equal to his unpaid, annualized base salary for the remainder of the year in which the termination occurs and a lump sum payment equal to three times his highest annual compensation (salary plus bonus) for any of the three calendar years immediately preceding the date of termination.

          The initial base salary of the chief executive officer and the president is $170,000. The initial base salary of the chief financial/chief operating officer is $120,000.

          The base salaries of the executives increases based on the Company achieving various revenue milestones as set forth below:

CEO and President		CFO/COO

Quarterly Revenue	Base Salary	Base Salary

$500,000	$170,000	$120,000
$1,000,000	$220,000	$150,000
$2,500,000	$270,000	$180,000
$4,000,000	$320,000	$210,000
$5,500,000	$370,000	$240,000
$7,000,000	$420,000	$270,000
$8,500,000	$470,000	$300,000

American Mold Guard, Inc.

Notes to Consolidated Financial Statements Years Ended December 31, 2004 and 2005

Note 10. Commitments and Contingencies (Continued)

Resignation of the President

          Effective November 30, 2005, the president of the Company, Brad Barnes, resigned his position, but will continue to serve as a member of the Company’s Board of Directors. Under the terms of the Severance Agreement and Mutual General Release, the Company agreed as follows: (i) It will pay Mr. Barnes $244,481 of accrued but unpaid salary in semi-monthly installments of $7,500 beginning in December 2005 until the IPO is completed, at which time it will make a lump sum payment equal to the lesser of (x) the balance due and (y) $119,078. If any amount remains unpaid after the lump sum payment, it will be paid to Mr. Barnes in 12 consecutive equal monthly installments. (ii) It will pay Mr. Barnes $440,000 as severance pay in 12 consecutive monthly installments of $36,666.66, commencing 30 days after the IPO is completed. If the IPO is not completed by April 1, 2006, then the Company will begin making monthly payments of $25,000 on account of both accrued salary and severance pay commencing on that date until the total of Mr. Barnes’ accrued salary and severance payment has been paid in full. If the IPO is completed before the entire amount of accrued and unpaid salary and severance pay is paid in full, the monthly payments will increase so that the balance will be paid no later than the earlier of 12 months after the IPO date. (iii) It will pay Mr. Barnes a commission equal to 20% of the purchase price, amounting to $16,000, for the Company’s interest in Zero Plus. (iv) On April 1, 2006, the Company will make a payment to Mr. Barnes equal to all accrued and unreimbursed business expenses incurred by him prior to that date and for up to $5,000 for the legal fees and other expenses incurred by him in connection with the preparation of the severance agreement. (v) Mr. Barnes will continue to participate in all of the Company’s benefit plans and programs until November 30, 2007. (vi) All of his unvested stock options immediately vested and became exercisable on November 30, 2005. (vii) Any payment under the agreement that is not timely paid will bear interest at a rate equal to the lower of (x) the prime rate in effect from time to time as published in The Wall Street Journal and (y) the highest rate of interest allowed by law. As of December 31, 2005, the Company has accrued $441,763 as severance payments related to the resignation of Mr. Barnes and has included such in the accompanying consolidated balance sheet.

Success Fee

          Upon the successful completion of the IPO, the Company will issue to its counsel 66,176 shares of Common Stock.

Payroll Taxes

          At December 31, 2005, the Company was delinquent in paying approximately $197,500 of payroll-related taxes. Such amount is included in other accrued payroll-related expenses in the accompanying consolidated balance sheet at December 31, 2005.

Litigation

          The Company is, at times, subject to legal proceedings, claims, and litigation arising in the ordinary course of business. Management currently is not aware of any such claims that would have a material adverse affect on the Company’s consolidated financial position, results of operations or cash flows.

          Cash

          Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments. The Company maintains its cash balances at financial institutions that management believes possess high-credit quality, and related cash balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2005, the Company did not have any cash balances in excess of federally insured limits.

American Mold Guard, Inc.

Notes to Consolidated Financial Statements Years Ended December 31, 2004 and 2005

Note 11. Concentrations

Customers

          Management believes that concentrations of credit, with respect to trade receivables, are minimized by the Company’s customer base. The table below reflects the percent of revenues that were derived by the number of customers listed in the period, the period ending receivable from the customer(s) and the customers’ receivable balance as a percentagge of total receivables:

	Years Ended December 31,

	2004	2005

Revenue –
Percentage	30.0%	32.0%
Number of customers	1	1
Receivables of above customers	$61,371	$244,702
Percent of total receivables	5.3%	20.9%

Vendors

          The table below reflects the percent of raw materials consumed in cost of revenues that were derived by the number of vendors listed in the period and the period ending payable to the vendors as a percentage of total accounts payable:

	Years Ended December 31,

	2004	2005

Material portion of cost of sales
Percentage	90%	100%
Number of vendors	2	2
Percent of total accounts payable	25.6%	18.7%
Material as a percent of total cost of sales	14.9%	24.8%

Note 12. Subsequent Events

          In January and February 2006, the Company borrowed an aggregate of $150,000 on a demand basis from an institutional accredited investor. The notes bear interest at the rate of 8% per annum until a written demand is made after which interest will be 18% per annum. No demand has been made to date. In order to induce the investor to make these loans, the Company’s chief executive officer and one of its directors agreed to transfer 1,701and 8,503 shares of Common Stock, respectively, to the investor from their own personal holdings. The benefit of the personal transfer to the Company has been valued at $66,300 which will be charged to debt discount and credited to additional paid in capital during 2006.

          On March 1, 2006, the Company issued a 10% unsecured promissory notes up to a principal amount of $250,000 to the Representative. The Representative will loan up to $50,000 per week to the Company. The note shall be payable in full at the closing of the IPO. In the event that the IPO has not closed on or before June 30, 2006, the note shall be payable 30 days after demand for payment by the Representative. As of March 22, 2006, the Company had drawn down $150,000.

          On March 2, 2006, the Company entered into a Consulting Agreement for Financial Public Relations (the “Agreement”). The Agreement is for an initial period of six months which will be automatically renewed on a month-to-month basis unless terminated in a written notice. Compensation is $10,000 per month plus an option to purchase 5,000 Units at the IPO price for Units offered by the Registration Statement as discussed in Note 2.

          On March 15, 2006, the Company borrowed $250,000 from an accredited investor. The note bears interest at 10% per annum and is payable on May 31, 2007. In order to induce the investor to make the loan, the Company’s chief executive officer has agreed to transfer 25,000 shares to the investor from his own personal holdings.

          As discussed in Note 2, the accompanying consolidated financial statements give effect to a reverse stock split pursuant to which each share of Common Stock outstanding before the reverse stock split will be converted and exchanged for 0.340124209 new shares of Common Stock. The reverse stock split was effective as of March 27, 2006.

1,100,000 Units

PROSPECTUS

PAULSON INVESTMENT
COMPANY, INC.

CAPITAL GROWTH
FINANCIAL, LLC

CHICAGO INVESTMENT
GROUP, LLC

, 2006

          You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

          Until           , 2006 (the 25th day after the date of this prospectus) all dealers effecting transactions in our units, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

          Section 317 of the California General Corporation Law grants us the power to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

          Our Articles of Incorporation provides that we indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the California General Corporation Law, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

          Our Articles of Incorporation also provides that a director will not be personally liable to us or to our shareholders for monetary damages for breach of the fiduciary duty of care as a director. This provision does not eliminate or limit the liability of a director:

•	for breach of his or her duty of loyalty to us or to our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 316 of the California General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions); or

•	for any improper benefit.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws and the California General Corporation Law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

          The Underwriting Agreement provides for reciprocal indemnification between us and our controlling persons, on the one hand, and the underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution.

          The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by the Company. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.

SEC Registration fee	$7,242
NASD fee	$7,671
Nasdaq Capital Market listing fee	$45,000	*
Pacific Exchange listing fee	$25,000
Printing expenses	$120,000	*
Accounting fees and expenses	$80,000	*
Legal fees and expenses	$365,000	*
Blue sky filing fees and related attorney fees and expenses	$70,000	*
Transfer agent and registrar fees and expenses	$3,500	*
Miscellaneous	$3,587	*

Total	$727,000	*

*	Estimated.

Item 26. Recent Sales of Unregistered Securities.

In the last three years, we sold the following unregistered securities:

I. Debt Instruments

A.	10% Unsecured Notes Due August 31, 2006 —

In September 2005, we sold $1.5 million aggregate principal amount of our 10% unsecured promissory notes due August 31, 2006 and the right to receive $1.5 million of units sold in this offering based on the initial public offering price per unit. Paulson Investment Company acted as placement agent. The Unsecured Notes were sold to 39 accredited investors. The gross proceeds were $1.5 million and the placement agent fee was 10% of the principal amount of the Unsecured Notes placed by Paulson, or $120,000.

B.	Other Unsecured Notes —

•

In March 2006, we issued a $250,000 principal amount unsecured promissory note, bearing interest at 10% per annum, to an institutional accredited investor. The original principal amount and all accrued but unpaid interest is due May 31, 2007. In order to induce the investor to purchase this note, our chief executive agreed to transfer 25,000 shares of common stock (post reverse split) that he personally owns to the investor. We paid $20,000 commission to a registered broker dealer in connection with this sale, resulting in net proceeds to us of $230,000.

•

In March 2006, we issued a $250,000 principal amount unsecured promissory note, bearing interest at 10%, to Paulson Investment Company, the representative of the several underwriters of this offering. Under the terms of this note, we are entitled to up to five weekly draws not to exceed $50,000 each. The aggregate amount drawn plus the accrued interest thereon is payable out of the net proceeds of this offering. No commission or placement agent fee was payable in connection with the issuance of this note.

•

In November 2005, we issued a $200,000 principal amount unsecured promissory note, bearing interest at 10% per annum to an accredited investor. The original principal amount and all accrued but unpaid interest is due January 1, 2007 but is prepayable out of the proceeds of a registered public offering by the company. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of this note were $200,000.

•

In September 2005, we issued a $100,000 principal amount unsecured promissory note bearing interest at 10% per annum to an accredited investor. The original principal amount and all accrued but unpaid interest is due August 31, 2006 but is prepayable out of the proceeds of a registered public offering by the company. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of the note were $100,000.

•

On August 9, 2005, we issued a $200,000 principal amount unsecured promissory note, bearing interest at 10% per annum to Paulson Investment Company, the representative of the several underwriters of this offering. The original principal amount and all accrued but unpaid interest thereon is due and payable October 15, 2006 but is prepayable out of the proceeds of this offering. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of this note were $200,000.

•

On July 11, 2005, we issued a $200,000 principal amount unsecured promissory note, bearing interest at 10% per annum to Paulson Investment Company, the representative of the several underwriters of this offering. The original principal amount and all accrued but unpaid interest thereon is due and payable July 11, 2006 but is prepayable out of the proceeds of this offering. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of this note were $200,000.

•

In November 2003, we issued a $75,000 principal amount unsecured promissory note bearing interest at 7% per annum to an accredited investor. The original principal amount and all accrued but unpaid interest is due December 31, 2006. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of the note were $75,000.

C.	Convertible Notes and Warrants —

From September 2004 through April 2005, we issued $1.95 million aggregate principal amount of our 10% secured convertible notes due September 30, 2007. In April 2005, simultaneously with the issuance of a $600,000 Convertible Note, we also issued warrants to purchase 500,000 shares of common stock (171,418 shares post-split). There was no placement agent involved in connection with the sale of the convertible notes. The purchaser of the convertible notes, Crestridge Investments AMG Moldguard, L.L.C., is an accredited investor. The aggregate offering price for the convertible notes and warrants was $1.95 million. No commissions, discounts or placement agent fees were incurred in connection with the sale of the convertible notes.

II. Equity Securities

A.	Series B Preferred Stock —

From February 2004 through September 2004, we issued 467,000 shares of our Series B Preferred Stock to approximately 13 investors. There was no placement agent involved in connection with the sale of the Series B Preferred Stock. All of the purchasers of the Series B Preferred Stock were all accredited investors. The gross proceeds from the sale of the Series B Preferred stock were $934,000.

B.	Series A Preferred Stock —

In July 2003, we issued 499,999 shares of our Series A Preferred Stock to seven investors. There was no placement agent involved in connection with the sale of the Series A Preferred Stock. All of the purchasers of the Series A Preferred Stock were accredited investors. The total gross proceeds from the sale of the Series A Preferred Stock was $625,000.

C.	Common Stock (All share amounts are pre-reverse stock split)

•

On April 1, 2003, we issued 1,520,000 shares of our common stock to three persons in consideration for past services valued at $9,500 that were rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	800,000	Past services valued at $5,000
KPC, LLC	400,000	Past services valued at $2,500
Brad Barnes	320,000	Past services valued at $2,000

•	On June 26, 2003, we issued 33,000 shares of our common stock to John W. Martin in consideration for legal services valued at $10,618 that were rendered to us by Mr. Martin.

•

On October 1, 2003, we issued 290,000 shares of our common to five persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	70,000	Past services valued at $56,000
KPC, LLC	50,000	Past services valued at $40,000
Brad Barnes	110,000	Past services valued at $88,000
Chris Dunk	50,000	Past services valued at $40,000
John W. Martin	10,000	Past services valued at $8,000

•	On December 19, 2003, we issued 52,000 shares of our common stock to Tom Blakeley in consideration for past services valued at $41,000 that were rendered to us by Mr. Blakeley.

•	On January 16, 2004, we issued 66,489 shares of our common stock to John W. Martin in consideration for legal services valued at $83,111 that were rendered to us by Mr. Martin.

•

On January 29, 2004, we issued 17,500 shares of our common stock to two persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Mark Davidson	10,000	Past services valued at $8,000
Kevin Turner	7,500	Past services valued at $6,000

•	In January 2004, we issued an option to Brian Lewis to purchase 10,000 shares of our common stock for $1.25 per share for consulting services.

•

On February 4, 2004, we issued 46,000 shares of our common stock to three persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Mark Hirschman	18,000	Past services valued at $14,400
Juan Escalante	18,000	Past services valued at $14,400
John W. Martin	10,000	Past services valued at $8,000

•

On March 19, 2004, we issued 12,572 shares of our common stock to two persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Mark Davidson	5,715	Past services valued at $10,000
Gary Shrigley	6,875	Past services valued at $12,000

•	On March 24, 2004, we issued 100,000 shares of our common stock to Brian Cowley in consideration for past services valued at $80,000 that were rendered to us by Mr. Cowley.

•	On March 31, 2004, we issued 10,000 shares of our common stock to Adrian Turcott in satisfaction of an interest payment that was due to Mr. Turcott in the amount of $12,500.

•	On April 15, 2004, we issued 30,000 shares of our common stock to Adrian Turcott in satisfaction of an interest payment that was due to Mr. Turcott in the amount of $37,500.

•	On July 9, 2004, we issued 375,000 shares of our common stock to the following nine persons in the amounts and for the consideration indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	100,000	Past services valued at $125,000
Brad Barnes	110,000	Past services valued at $137,500
Chris Dunk	20,000	Past services valued at $25,000
Mark Davidson	85,000	Past services valued at $106,250
John W. Martin	30,000	Past services valued at $37,500
Brett Glava	5,000	Past services valued at $6,250
Robert Hurdle	5,000	Past services valued at $6,250
Brian Cowley	10,000	Interest payment due of $12,500
Adrian Turcott	10,000	Interest payment due of $12,500

•	On December 14, 2004, we issued 54,000 shares of our common stock to the following four persons in the amounts and for the consideration indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	10,000	Past services valued at $12,500
Brad Barnes	10,000	Past services valued at $12,500
John W. Martin	10,000	Past services valued at $12,500
Brian Cowley	4,000	Interest payment due of $5,000

•

On February 1, 2005, we issued 10,000 shares of our common stock to Evaristo Gallardo in exchange for all of the issued and outstanding common stock of Trust One Termite, Inc., a California corporation, which shares of common stock of Trust One Termite, Inc. were valued at $12,500.

•	On March 31, 2005, we issued 6,000 shares of our common stock to Brian Cowley as additional interest on outstanding loans.

•	On June 30, 2005, we issued 6,000 shares of our common stock to Brian Cowley as additional interest on outstanding loans.

•	In August 2005, we issued an option to Jeff Gold to purchase 20,000 shares of our common stock for $1.25 per share for consulting services.

•	On September 30, 2005, we issued 6,000 shares of our common stock to Brian Cowley as additional interest on outstanding loans.

•

In November 2005, we issued warrants covering 250,000 shares of our common stock, having an exercise price of $1.25 per share, in consideration of him releasing us from our obligation to issue him 125,000 shares

•	On December 31, 2005, we issued 6,000 shares of our common stock to Brian Cowley as additional interest on outstanding loans.

•	On December 31, 2005, we issued 128,847 shares of our common stock to Morse, Zelnick, Rose & Lander, LLP for legal services rendered prior to October 1, 2005.

•	On December 31, 2005, we issued 36,222 shares of our common stock to Christopher Dunk in payment of commissions due to him.

•	On December 31, 2005, we issued 24,886 shares of our common stock to Adrian Turcotte in satisfaction of an indebtedness and accrued interest in the aggregate amount of $31,107.

•	On December 31, 2005, we issued 22,272 shares of our common stock to Peter Wilson in satisfaction of an indebtedness and accrued interest in the aggregate amount of $27,840.

          The foregoing securities were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The registrant reasonably believed that each purchaser had such knowledge and experience in financial and business matters to be capable of valuating the merits and risks of the investment, each purchaser represented an intention to acquire the securities for investment only and not with a view to distribution thereof and appropriate legends were affixed to the stock certificates or warrants.

Item 27. Exhibits

Exhibit No.		Description

1		Form of Underwriting Agreement**
3.1		Articles of Incorporation, as amended
3.2		Amended and Restated Bylaws
4.1		Specimen stock certificate
4.2		Form of warrant agreement, including form of Class A and Class B warrants
4.3		Specimen unit certificate
4.4		Revised form of representative’s warrant
5.1		Form of opinion of Morse, Zelnick, Rose & Lander, LLP**
10.1		American Mold Guard, Inc. Amended and Restated Equity Incentive Plan
10.2		Annual Reward Plan**
10.3		Employment Agreement - Tom Blakeley
10.4		Employment Agreement - Mark Davidson
10.5		Severance Agreement and Mutual General Release with Brad Barnes**
10.6		Joint Marketing Cooperative Endeavor Agreement with Gulf Coast Mold Guard, LLC**
10.7	(a)	Director Nominee Consent – Michael A. Katz
	(b)	Director Nominee Consent – Thomas C. Donnelly
	(c)	Director Nominee Consent – James Crofton
	(d)	Director Nominee Consent – Frank Brandenberg
10.8		Form of Indemnification Agreement for Directors and Officers
21		Subsidiary schedule**
23.1		Consent of Haskell & White LLP
23.2		Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)**
24		Power of Attorney (included in signature page)**

**	Previously filed.

Item 28. Undertakings

          A.    The undersigned Registrant hereby undertakes:

               (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                         (a)     include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (b)     reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                          (c)     include any additional or changed material information with respect to the plan of distribution.

               (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          C.     To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of San Juan Capistrano, State of California on March 28, 2006.

AMERICAN MOLD GUARD, INC.

By:	/s/ THOMAS BLAKELEY

Thomas Blakeley, Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities indicated on the date set forth above.

Signature	Title	Date

/s/ THOMAS BLAKELEY	Chief Executive Officer and Chairman of the
Board of Directors (Principal Executive Officer)
Thomas Blakeley		March 28, 2006

/s/ MARK DAVIDSON	Chief Financial Officer
(Principal Financial and Accounting Officer)
Mark Davidson		March 28, 2006

/s/ BRAD BARNES*	Director	March 28, 2006

Brad Barnes

/s/ JOHN W. MARTIN*	Director	March 28, 2006

John W. Martin

* By:	THOMAS BLAKELEY

Thomas Blakeley,
Attorney-in-fact